Form 10KSB, Exhibit 13
period 2002-12-31
OHIO STATE BANCSHARES INC
filed 2003-03-31
CIK 919644

                                                                      Exhibit 13

                           OHIO STATE BANCSHARES, INC.
                                  Marion, Ohio

                                  ANNUAL REPORT
                                December 31, 2002

                           OHIO STATE BANCSHARES, INC.

                                  ANNUAL REPORT
                                December 31, 2002


                                TABLE OF CONTENTS

President's Letter..........................................................................................   1


Comparative Summary of Selected Financial Data..............................................................   2


Financial Statements........................................................................................   3

               Report of Independent Auditors...............................................................   3

               Consolidated Financial Statements............................................................   4

               Notes to Consolidated Financial Statements...................................................   8


Management's Discussion and Analysis of Financial Condition and
     Results of Operations..................................................................................  22


Board of Directors..........................................................................................  35


Officers....................................................................................................  36

                                     [LOGO]

FROM THE PRESIDENT:


This past year has been very productive. The Corporation closed 2002 with over $100 million in assets, which represents a 1-year increase of more than 14%, and net income climbed to $1,040,000, its highest level ever. 2002 was also our first full year with the expanded and renovated main office. This proved to be perfectly timed as the Corporation added several new faces. The past year was also very fruitful for our shareholders. Earnings per share for 2002 increased to $6.53 and return on shareholders' equity has increased to a very respectable 13.5%.

I would like to welcome 67 new shareholders along with giving a special thanks to all 548 shareholders for their generous support of this Corporation. In 2002, you made it possible for the successful and full subscription of a 44,000 share public offering. This new capital will be the building blocks of future growth, success and returns for our community, employees and shareholders.

I am very optimistic and aggressive about this Corporation's future. In 2003, we will set the groundwork for expansion. Plans are already developing to increase our exposure to the community while providing more comprehensive and innovative financial products. We are also going to do our part in beautifying downtown Marion. With an average annual growth rate of 15%, we have found it necessary to expand our main office again. Plans have already been approved for major renovations of the second floor which will add to the functionality of the building as well as the aesthetic value inside and out.

As always, if you have concerns, questions or just want to chat, my door is always open, and I look forward to seeing you soon.

Sincerely,


/s/ Gary E. Pendleton
Gary E. Pendleton
President/CEO


              111 South Main - Marion, Ohio - (740) 387-2265

                 COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
 As of or for the years ending December 31, (Dollars in 000's except per share data)

                                                  2002          2001          2000         1999         1998
                                                  ----          ----          ----         ----         ----
STATEMENT OF OPERATIONS DATA
Total interest income                          $     6,369   $    6,148   $    5,631   $    5,083   $    4,187
Total interest expense                               2,322        2,924        2,661        2,252        1,890
                                               -----------   ----------   ----------   ----------   ----------
Net interest income                                  4,047        3,224        2,970        2,831        2,297
Provision for loan losses                              435          336          365          446          230
                                               -----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  loan losses                                        3,612        2,888        2,605        2,385        2,067
Noninterest income                                     724          598          294          298          294
Noninterest expense                                  2,882        2,582        2,484        2,085        1,766
Income tax expense                                     414          251           86          138          170
Cumulative effect of accounting changes                 --           --           --           24           --
                                               -----------   ----------   ----------   ----------   ----------
Net income                                     $     1,040   $      653   $      329   $      436   $      425
                                               ===========   ==========   ==========   ==========   ==========
PER SHARE DATA:
Basic and diluted earnings per
  common share                                 $      6.53    $    4.47   $     2.26   $     3.10   $     3.51
Book value per share at year-end                     53.78        42.57        37.89        34.37        33.21
Cash dividends per share                              0.60         0.60         0.60         0.50         0.50
Number of shares used in earnings per
  share calculations                               159,273      146,000      146,000      140,799      121,242

BALANCE SHEET DATA:
Total assets                                   $   104,733   $   91,407   $   73,040   $   69,107   $   60,740
Total securities                                    32,464       21,918       14,063       15,372       13,757
Total net loans                                     60,545       57,493       52,167       48,478       37,272
Allowance for loan losses                              793          714          610          507          360
Total deposits                                      84,889       81,787       66,946       62,731       56,069
Borrowings                                           8,928        2,837           --        1,000           --
Shareholders' equity                                10,219        6,215        5,532        5,017        4,191

OPERATING RATIOS:
Total net loans to total deposits                    71.32%       70.30%       77.92%       77.28%       66.47%
Total shareholders' equity to total assets            9.76         6.80         7.57         7.26         6.90
Average shareholders' equity to
  average assets                                      8.01         7.36         7.48         7.18         7.16
Return on average equity                             13.49        10.99         6.28         9.18        11.17
Return on average assets                              1.08         0.81         0.47         0.66         0.80
Dividend payout ratio                                 9.69        13.41        26.60        16.73        14.25
Total interest expense to interest income            36.46        47.55        47.26        44.30        45.14
Allowance for loan losses
  to total loans                                      1.29         1.23         1.16         1.03         0.96

Average assets                                 $    96,248   $   80,744   $   70,108   $   66,125   $   53,185
Average shareholders' equity                         7,707        5,942        5,244        4,748        3,808

Averages used herein, unless indicated otherwise, are based on daily averages.

                              [CROWE CHIZEK LOGO]



                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio

We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ Crowe, Chizek and Company LLP
                                        Crowe, Chizek and Company LLP

Columbus, Ohio
January 30, 2003

                           OHIO STATE BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                                                       2002                2001
                                                                                       ----                ----
ASSETS
Cash and due from financial institutions                                        $     3,636,558    $      3,698,341
Interest-earning demand deposits                                                      2,135,048           2,613,055
Federal funds sold                                                                    1,661,000           1,891,000
                                                                                ---------------    ----------------
     Cash and cash equivalents                                                        7,432,606           8,202,396
Interest-earning deposits                                                               866,270             449,387
Securities available for sale                                                        26,671,576          17,758,732
Securities held to maturity (fair value 2002 - $6,016,890;
  2001 - $4,177,979)                                                                  5,792,660           4,159,220
Loans, net                                                                           60,544,867          57,493,391
Premises and equipment, net                                                           1,358,832           1,469,560
Accrued interest receivable                                                             607,688             526,682
Other assets                                                                          1,458,422           1,347,418
                                                                                ---------------    ----------------
                                                                                $   104,732,921    $     91,406,786
                                                                                ===============    ================
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing                                                        $     6,813,332    $      9,065,846
     Interest-bearing                                                                78,076,143          72,720,780
                                                                                ---------------    ----------------
         Total                                                                       84,889,475          81,786,626
Borrowings                                                                            8,928,208           2,836,963
Accrued interest payable                                                                123,714             233,542
Other liabilities                                                                       572,438             334,646
                                                                                ---------------    ----------------
     Total liabilities                                                               94,513,835          85,191,777

Shareholders' equity
Common stock, $10.00 par value, 500,000 shares authorized;
  190,000 and 146,000 shares issued and outstanding                                   1,900,000           1,460,000
Additional paid-in capital                                                            5,045,227           2,652,709
Retained earnings                                                                     2,997,492           2,058,427
Accumulated other comprehensive income                                                  276,367              43,873
                                                                                ---------------    ----------------
     Total shareholders' equity                                                      10,219,086           6,215,009
                                                                                ---------------    ----------------
                                                                                $   104,732,921    $     91,406,786
                                                                                ===============    ================


See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2002 and 2001


                                                                                        2002               2001
                                                                                        ----               ----
Interest and dividend income
     Loans, including fees                                                        $    4,970,278    $     5,009,636
     Taxable securities                                                                1,071,461            820,413
     Nontaxable securities                                                               255,841            198,909
     Federal funds sold and other                                                         71,799            118,749
                                                                                  --------------    ---------------
        Total interest and dividend income                                             6,369,379          6,147,707

Interest expense
     Deposits                                                                          2,075,345          2,846,959
     Other borrowings                                                                    246,890             76,575
                                                                                  --------------    ---------------
        Total interest expense                                                         2,322,235          2,923,534
                                                                                  --------------    ---------------
Net interest income                                                                    4,047,144          3,224,173

Provision for loan losses                                                                435,000            336,500
                                                                                  --------------    ---------------
Net interest income after provision for loan losses                                    3,612,144          2,887,673

Noninterest income
     Fees for customer services                                                          581,133            457,828
     Gain on sale of loan                                                                     --             68,232
     Net gains on sales or calls of securities                                            75,615             16,277
     Other                                                                                66,907             55,413
                                                                                  --------------    ---------------
        Total noninterest income                                                         723,655            597,750

Noninterest expense
     Salaries and employee benefits                                                    1,389,848          1,210,910
     Occupancy and equipment                                                             516,543            494,918
     Professional fees                                                                   139,914            185,404
     Office supplies                                                                     126,812            123,578
     Loan collection and repossessions                                                   106,872             55,377
     Advertising and public relations                                                     93,919             87,793
     Taxes, other than income                                                             85,893             65,990
     Credit card processing                                                               82,525             65,676
     Director expenses                                                                    51,513             49,796
     Other                                                                               287,767            242,417
                                                                                  --------------    ---------------
        Total noninterest expense                                                      2,881,606          2,581,859
                                                                                  --------------    ---------------
Income before income taxes                                                             1,454,193            903,564
Income tax expense                                                                       414,328            250,278
                                                                                  --------------    ---------------
Net income                                                                        $    1,039,865    $       653,286
                                                                                  ==============    ===============
Basic and diluted earnings per share                                              $         6.53    $          4.47
                                                                                  ==============    ===============
Weighted average shares outstanding                                                      159,273            146,000
                                                                                  ==============    ===============

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 2002 and 2001


                                                                                     Accumulated
                                                     Additional                         Other              Total
                                   Common              Paid-in        Retained      Comprehensive      Shareholders'
                                    Stock              Capital        Earnings      Income (Loss)         Equity
                                    -----              -------        --------      -------------         ------

Balance, January 1, 2001      $    1,460,000     $    2,652,709    $   1,492,711    $    (73,579)   $     5,531,871

Comprehensive income:
    Net income                                                           653,286                            653,286
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                            117,452            117,452
                                                                                                    ---------------
      Total comprehensive
         income                                                                                             770,738

Cash dividends declared
  ($0.60 per share)                                                      (87,600)                           (87,600)
                              --------------     --------------    -------------    ------------    ---------------
Balance, December 31,
  2001                             1,460,000          2,652,709        2,058,427          43,873          6,215,009

Comprehensive income:
    Net income                                                         1,039,865                          1,039,865
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                            232,494            232,494
                                                                                                    ---------------
      Total comprehensive
         income                                                                                           1,272,359

Proceeds from sale of 44,000
   shares of common stock            440,000          2,528,965                                           2,968,965

Offering costs, including
   broker commissions                                  (136,447)                                           (136,447)

Cash dividends declared
  ($0.60 per share)                                                     (100,800)                          (100,800)
                              --------------     --------------    -------------    ------------    ---------------
Balance, December 31,
  2002                        $    1,900,000     $    5,045,227    $   2,997,492    $    276,367    $    10,219,086
                              ==============     ==============    =============    ============    ===============


          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001

                                                                                          2002              2001
                                                                                          ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $    1,039,865    $       653,286
     Adjustment to reconcile net income to net cash from
       operating activities:
         Depreciation and amortization                                                   211,712            201,645
         Net amortization of securities                                                   60,127             32,578
         Provision for loan losses                                                       435,000            336,500
         Deferred taxes                                                                  (90,992)            58,055
         Net realized gains on sales of securities                                       (75,615)           (16,277)
         Gain on sale of loan                                                                 --            (68,232)
         Federal Home Loan Bank stock dividends                                          (14,000)           (16,300)
         Change in deferred loan costs                                                     9,921            (14,032)
         Change in accrued interest receivable                                           (81,006)           (34,584)
         Change in accrued interest payable                                             (109,828)           (67,368)
         Change in other assets and other liabilities                                    251,630             71,745
                                                                                  --------------    ---------------
              Net cash from operating activities                                       1,636,814          1,137,016

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
         Sales                                                                         3,720,728          1,509,770
         Maturities, payments and calls                                                6,498,606          3,776,381
         Purchases                                                                   (18,771,267)       (12,468,298)
     Securities held to maturity
         Maturities and calls                                                            202,000                 --
         Purchases                                                                    (1,835,377)          (500,000)
     Loan sale proceeds                                                                       --          1,722,342
     Loan originations and payments, net                                              (3,620,017)        (7,463,693)
     Purchases of premises and equipment                                                (100,984)          (668,497)
     Purchase of certificate of deposit                                                 (396,105)          (444,717)
     Purchase of bank owned life insurance                                               (30,000)          (698,000)
                                                                                  --------------    ---------------
         Net cash from investing activities                                          (14,332,416)       (15,234,712)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net changes in deposits                                                           3,102,849         14,841,094
     Proceeds from advance of long-term borrowings                                     8,900,000          2,350,000
     Principle repayments of long-term borrowings                                     (2,308,755)           (13,037)
     Net changes in short-term borrowings                                               (500,000)           500,000
     Cash dividends paid                                                                (100,800)           (87,600)
     Proceeds from sale of stock, net of offering costs                                2,832,518                 --
                                                                                  --------------    ---------------
         Net cash from financing activities                                           11,925,812         17,590,457
                                                                                  --------------    ---------------
Net change in cash and cash equivalents                                                 (769,790)         3,492,761
Beginning cash and cash equivalents                                                    8,202,396          4,709,635
                                                                                  --------------    ---------------
Ending cash and cash equivalents                                                  $    7,432,606    $     8,202,396
                                                                                  ==============    ===============
Supplemental cash flow information:
     Interest paid                                                                $    2,432,063    $     2,990,902
     Income taxes paid                                                                   242,343            187,470
Supplemental noncash disclosures:
     Transfers from loans to other real estate owned and repossessions            $      123,620    $       160,494


          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio State Bancshares, Inc. ("OSB") and its wholly-owned subsidiary, The Marion Bank ("Bank"), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation.

Nature of Operations: The Corporation provides financial services through its main and branch office in Marion, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. The Corporation is primarily organized to operate in the banking industry. Substantially all revenues and services are derived from banking products and services in Marion County and contiguous counties. Accordingly, the Corporation's operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and the status of contingencies are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as FHLB stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated generally on the straight-line method over asset useful lives. Maintenance and repairs are expensed and major improvements are capitalized.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amounts for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is not currently applicable since OSB has no potentially dilutive common shares.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the amount of dividends paid by the Bank to OSB or by OSB to shareholders. These restrictions pose no practical limit on the ability of the Bank or OSB to pay dividends at historical levels.


                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


 NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Restrictions on Cash: The Corporation was required to have $269,000 and $218,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2002 and 2001. These balances do not earn interest.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders' equity.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Corporation's financial condition or results of operations.

Reclassifications: Certain reclassifications have been made to the 2001 financial statements to be comparable to the 2002 presentation.


                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

NOTE 2 - SECURITIES

Year-end securities are as follows.

                                                                              2002
                                               ----------------------------------------------------------------
                                                                     Gross           Gross
                                                  Amortized       Unrealized      Unrealized         Fair
                                                    Cost             Gains          Losses           Value
                                               --------------    ------------     -----------    -------------
Available for sale
     U.S. Treasury                             $      100,831    $      7,674     $        --    $     108,505
     U.S. government and federal
       agencies                                     7,976,371         189,449            (725)       8,165,095
     Mortgage-backed                               16,228,816         235,214          (5,041)      16,458,989
     Corporate                                      1,452,881             115          (7,949)       1,445,047
                                               --------------    ------------     -----------    -------------
        Total debt securities                      25,758,899         432,452         (13,715)      26,177,636
     Other securities                                 493,940              --              --          493,940
                                               --------------    ------------     -----------    -------------
        Total                                  $   26,252,839    $    432,452     $   (13,715)   $  26,671,576
                                               ==============    ============     ===========    =============




                                                                      Gross           Gross
                                                  Carrying        Unrecognized    Unrecognized        Fair
                                                   Amount             Gains          Losses           Value
                                               --------------    ------------     -----------    -------------

Held to maturity
     State and municipal                       $    5,792,660    $    232,171     $    (7,941)   $   6,016,890
                                               ==============    ============     ===========    =============


                                                                              2001
                                               ----------------------------------------------------------------
                                                                      Gross           Gross
                                                  Amortized        Unrealized      Unrealized         Fair
                                                    Cost              Gains          Losses           Value
                                               --------------    ------------     -----------    -------------
Available for sale
     U.S. Treasury                             $       99,978    $        542     $        --    $     100,520
     U.S. government and federal
       agencies                                    11,233,019         133,398         (61,948)      11,304,469
     Mortgage-backed                                6,077,920          34,650         (40,167)       6,072,403
                                               --------------    ------------     -----------    -------------
        Total debt securities                      17,410,917         168,590        (102,115)      17,477,392
     Other securities                                 281,340              --              --          281,340
                                               --------------    ------------     -----------    -------------
        Total                                  $   17,692,257    $    168,590     $  (102,115)   $  17,758,732
                                               ==============    ============     ===========    =============

                                                                      Gross           Gross
                                                  Carrying       Unrecognized     Unrecognized        Fair
                                                   Amount            Gains           Losses           Value
                                               --------------    ------------     -----------    -------------
Held to maturity
     State and municipal                       $    4,159,220    $     78,354     $   (59,595)   $   4,177,979
                                               ==============    ============     ===========    =============

Sales of available for sale securities were as follows:

                                                      2002            2001
                                                      ----            ----
        Proceeds                                  $ 3,720,728     $ 1,509,770
        Gross gains                                    65,655          11,211
        Gross losses                                    6,624              --
        Gross gains from calls                         16,584           5,066


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated fair values of securities at year-end 2002, by expected maturity are shown below. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

                                           Available for sale                        Held to Maturity
                                           ------------------                        ----------------
                                        Amortized          Fair                  Carrying          Fair
                                          Cost             Value                   Value           Value
                                          ----             -----                   -----           -----
Due in one year or less             $    8,999,094   $    9,097,040          $     485,250     $     490,493
Due from one to five years              11,369,295       11,595,764                976,396         1,038,221
Due from five to ten years               5,180,065        5,259,475              1,594,050         1,684,081
Due after ten years                        210,445          225,357              2,736,964         2,804,095
Other securities                           493,940          493,940                     --                --
                                     -------------    -------------          -------------     -------------
                                    $   26,252,839   $   26,671,576          $   5,792,660     $   6,016,890
                                    ==============   ==============          =============     =============

Securities with carrying values of $9,707,000 and $9,425,000 at December 31, 2002 and 2001 were pledged to secure public deposits and for other purposes.

NOTE 3 - LOANS

Year-end loans were as follows.

                                                                             2002                2001
                                                                             ----                ----
         Commercial                                                    $     8,261,356    $      8,539,061
         Installment                                                        23,107,796          23,759,858
         Real estate                                                        28,587,569          24,550,130
         Credit card                                                           791,877             758,579
         Other                                                                  50,295              50,538
                                                                       ---------------    ----------------
                                                                            60,798,893          57,658,166
         Net deferred loan costs                                               539,292             549,213
         Allowance for loan losses                                            (793,318)           (713,988)
                                                                       ---------------    ----------------
                                                                       $    60,544,867    $     57,493,391
                                                                       ===============    ================

Activity in the allowance for loan losses was as follows.

                                                                             2002                2001
                                                                             ----                ----
         Beginning balance                                             $       713,988    $        609,753
         Loans charged-off                                                    (437,764)           (327,187)
         Recoveries of previous charge-offs                                     82,094              94,922
         Provision for loan losses                                             435,000             336,500
                                                                       ---------------    ----------------
         Ending balance                                                $       793,318    $        713,988
                                                                       ===============    ================


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 3 - LOANS (Continued)

Impaired loans were as follows.

                                                                                2002
                                                                                ----
Year-end balance of impaired loans with allocated allowance            $       624,886
Amount of allowance allocated at year-end                                       31,244
Average balance of impaired loans                                              332,222
Interest income recognized during impairment                                    23,555
Cash-basis interest income recognized                                               --
Year-end balance of accrued interest on impaired loans                          35,804

Impaired loans at year-end 2002 represent loans to a single borrower. Due to the collateral position of these loans, management has not placed these loans on nonaccrual status. Impaired loans at December 31, 2001 and for the period then ending were not material.

Nonperforming loans were as follows.

                                                                            2002                2001
                                                                            ----                ----
         Loans past due over 90 days still on accrual                  $       706,505    $        167,839
         Loans on nonaccrual                                                   227,801             225,473

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                                                               2002               2001
                                                                               ----               ----
     Land                                                              $       115,875    $        115,875
     Building and improvements                                               1,041,208           1,012,345
     Furniture, fixtures and equipment                                       1,431,528           1,361,143
     Leasehold improvements                                                     59,295              57,559
                                                                       ---------------    ----------------
         Total cost                                                          2,647,906           2,546,922
     Less accumulated depreciation                                          (1,289,074)         (1,077,362)
                                                                       ---------------    ----------------
                                                                       $     1,358,832    $      1,469,560
                                                                       ===============    ================

The Bank's branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth
(2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,073 in 2002 and $38,748 in 2001. Minimum rental commitments under this noncancelable operating lease will remain at $41,073 annually through 2006, will be $43,127 for 2007, and will total $398,920 thereafter.




                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 5 - DEPOSITS

Year-end interest-bearing deposits were as follows.

                                                                               2002               2001
                                                                               ----               ----
         Demand                                                        $    24,904,333    $     22,496,141
         Savings                                                            14,035,033          13,114,630
         Time:
              In denominations under $100,000                               26,446,520          24,330,652
              In denominations of $100,000 or more                          12,690,257          12,779,357
                                                                       ---------------    ----------------
         Total interest-bearing deposits                               $    78,076,143    $     72,720,780
                                                                       ===============    ================

Scheduled maturities of time deposits were as follows.

                           2003                                          $   17,922,476
                           2004                                               6,384,877
                           2005                                               6,952,169
                           2006                                               1,168,665
                           2007                                               6,308,675
                           Thereafter                                           399,915
                                                                         --------------
                                                                         $   39,136,777
                                                                         ==============

Year-end stated maturities of certificates of deposit of $100,000 or more were as follows.

                                                                                2002              2001
                                                                                ----              ----
         Three months or less                                            $      643,618     $    2,830,437
         Three through six months                                             2,311,781          1,931,969
         Six through twelve months                                            4,338,263          6,438,388
         Over twelve months                                                   5,396,595          1,578,563
                                                                         --------------     --------------
                                                                         $   12,690,257     $   12,779,357
                                                                         ==============     ==============


NOTE 6 - BORROWINGS

Federal funds purchased, borrowings from the Federal Home Loan Bank of Cincinnati and a line of credit with a large national bank are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

                                                                                2002              2001
                                                                                ----              ----
     Maximum month-end balance during the year                           $    9,029,000     $    2,846,000
     Average balance during the year                                          6,219,000          1,726,000
     Average interest rate during the year                                         3.97%              4.44%


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 6 - BORROWINGS (Continued)

Borrowings at year-end 2002 and 2001 were as follows.

                                                                                    2002            2001
                                                                                    ----            ----
      Short-term borrowing under line of credit of $1,500,000                $          --    $    500,000
      Fixed-rate FHLB advance, 3.77% due January 23, 2002                               --       1,000,000
      Convertible fixed-rate FHLB advance until January 24, 2002,
         4.60%, due January 24, 2011                                             1,000,000       1,000,000
      Mortgage-matched FHLB advance, 5.91%, maturity June 14, 2011                 309,709         336,963
      5 year constant monthly payment FHLB advance, 4.43%,
         maturity May 1, 2007                                                      879,090              --
      2.25 year fixed rate FHLB advance, 4.09% due July 23, 2004                 1,000,000              --
      5 year constant monthly payment FHLB advance, 4.33%,
         maturity May 1, 2007                                                      439,409              --
      4 year fixed rate FHLB advance, 4.90% due April 28, 2006                     500,000              --
      3 year fixed rate FHLB advance, 3.59% due July 22, 2005                    1,500,000              --
      3.5 year fixed rate FHLB advance, 3.99% due January 30, 2006               1,500,000              --
      2 year fixed rate FHLB advance, 2.64% due August 13, 2004                    500,000              --
      2.25 year fixed rate FHLB advance, 2.89% due November 19, 2004               800,000              --
      3.5 year fixed rate FHLB advance, 3.11% due April 3, 2006                    500,000              --
                                                                             -------------    ------------
                                                                             $   8,928,208    $  2,836,963
                                                                             =============    ============

The interest rate on the convertible advance is fixed for a specific period of time, then convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The mortgage-matched advance requires monthly principal and interest payments.

Maturities of borrowings for the next five years and thereafter were:

           Year ended December 31,
                    2003                              $   311,315
                    2004                                2,625,741
                    2005                                1,840,840
                    2006                                2,856,648
                    2007                                  147,161
                 Thereafter                             1,146,503
                                                   --------------
                                                   $    8,928,208
                                                   ==============
The advances were collateralized by $12,053,000 and $3,830,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank's FHLB stock at year-end 2002 and 2001. As of December 31, 2002, the Bank has approximately $3,055,000 still available for future advances based upon eligible mortgage loans.



                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 7 - EMPLOYEE BENEFITS

The Corporation provides a profit sharing plan that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant's base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $20,300 and $22,500 for the years ended December 31, 2002 and 2001 related to the profit sharing plan.

The Corporation also provides a supplemental retirement plan for current and past officers. Benefits under the plan are based on the performance of life insurance contracts purchased by the Corporation. Upon retirement, participants receive 15 equal annual installments representing the cumulative increase in the cash surrender value of the related life insurance policy in excess of an opportunity cost, as defined in the plan, from the inception of the plan until retirement. Participants also receive the annual increase in cash surrender value in excess of the opportunity cost from retirement until death. The officers vest 10% annually. Expense related to this plan was $48,844 and $43,632 in 2002 and 2001 resulting in a liability of $147,472 and $98,628 at year-end 2002 and 2001. The cash surrender value of the life insurance was $1,376,375 and $1,298,495 at year-end 2002 and 2001 and was included in other assets.

NOTE 8 - INCOME TAXES

Income tax expense was as follows.

                                                       2002            2001
                                                       ----            ----
         Current                                 $    505,320     $    192,223
         Deferred                                     (90,992)          58,055
                                                 ------------     ------------
                                                 $    414,328     $    250,278
                                                 ============     ============

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                      2002            2001
                                                      ----            ----

         Federal statutory rate times
          pretax income at 34%                   $    494,425     $    307,212
         Effect of:
              Tax exempt interest                     (78,501)         (57,772)
              Other, net                               (1,596)             838
                                                 ------------     ------------
              Total                              $    414,328     $    250,278
                                                 ============     ============
         Effective tax rate %                            28.5%            27.7%
                                                 ============     ============

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 8 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities relate to the following items.

                                                                                   2002            2001
                                                                                   ----            ----
         Deferred tax assets
              Allowance for loan losses                                      $    171,409     $    153,102
              Unrealized loss on securities available for sale                         --               --
              Deferred compensation                                                50,140           33,534
              Deferred loan fees                                                    2,993               --
                                                                             ------------     ------------
                  Total deferred tax assets                                       224,542          186,636
         Deferred tax liabilities
              Depreciation                                                        (82,162)         (75,609)
              Accrual to cash conversion                                         (230,958)        (302,758)
              FHLB stock dividend                                                 (37,264)         (32,504)
              Unrealized gain on securities available for sale                   (142,371)         (22,602)
              Other                                                               (10,324)          (2,923)
                                                                             ------------     ------------
                  Total deferred tax liabilities                                 (503,079)        (436,396)
                                                                             ------------     ------------
              Net deferred tax liability                                     $   (278,537)    $   (249,760)
                                                                             ============     ============


NOTE 9 - RELATED PARTIES

Loans to principal officers, directors, and their affiliates in 2002 were as follows.

         Beginning balance                                                                  $      812,138
         New loans                                                                                 812,562
         Repayments                                                                               (642,643)
                                                                                            --------------
         Ending balance                                                                     $      982,057
                                                                                            ==============

Deposits from principal officers, directors, and their affiliates at year-end 2002 and 2001 were $3,889,000 and $5,426,000.

NOTE 10 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 10 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 3.50% to 12.00% at year-end 2002 and 4.00% to 12.00% at year-end 2001. Outstanding commitments for credit cards had interest rates ranging from 10.25% to 17.90% at year-end 2002 and 12.00% to 17.90% at year-end 2001.

Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

                                                                                2002              2001
                                                                                ----              ----
         Commitments to extend credit                                    $    4,553,000     $    3,528,000
         Credit card arrangements                                             2,503,000          2,589,000
         Overdraft protection                                                   832,000            824,000


NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments at year-end were as follows.

                                                        2002                                 2001
                                                        ----                                 ----
                                             Carrying           Fair              Carrying            Fair
                                              Amount            Value              Amount             Value
                                              ------            -----              ------             -----
Financial assets
     Cash and cash equivalents           $    7,432,606    $    7,432,606     $     8,202,396   $    8,202,396
     Interest-earning deposits                  866,270           877,699             449,387          457,090
     Securities available for sale           26,671,576        26,671,576          17,758,732       17,758,732
     Securities held to maturity              5,792,660         6,016,890           4,159,220        4,177,979
     Loans, net                              60,544,867        61,566,878          57,493,391       58,065,202
     Accrued interest receivable                607,688           607,688             526,682          526,682

Financial liabilities
     Demand and savings
       deposits                             (45,752,698)      (45,752,698)        (44,676,617)     (44,676,617)
     Time deposits                          (39,136,777)      (39,898,641)        (37,110,009)     (37,944,744)
     Other borrowings                        (8,928,208)       (9,287,139)         (2,836,963)      (2,912,558)
     Accrued interest payable                  (123,714)         (123,714)           (233,542)        (233,542)

The estimated fair value approximates the carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of other borrowings is based upon current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is considered nominal.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 12 - CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS
  AND  REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At year-end 2002 and 2001, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank's category. Actual capital levels for the Bank and minimum required were as follows.

                                                                                              To Be Well
                                                                                           Capitalized Under
                                                                   For Capital             Prompt Corrective
                                            Actual              Adequacy Purposes         Action Regulations
                                            ------              -----------------         ------------------
                                      Amount      Ratio        Amount       Ratio          Amount       Ratio
                                      ------      -----        ------       -----          ------       -----
2002                                                          (Dollars in thousands)
Total capital (to risk weighted
  assets)                            $  8,359    12.7%        $   5,271     8.0%         $   6,589      10.0%
Tier 1 capital (to risk weighted
  assets)                               7,566    11.5             2,636     4.0              3,954       6.0
Tier 1 capital (to average assets)      7,566     7.3             4,134     4.0              5,167       5.0

2001
Total capital (to risk weighted
  assets)                            $  7,192    11.9%        $   4,846     8.0%         $   6,058      10.0%
Tier 1 capital (to risk weighted
  assets)                               6,478    10.7             2,423     4.0              3,635       6.0
Tier 1 capital (to average assets)      6,478     7.2             3,608     4.0              4,510       5.0

OSB's primary source of funds to pay dividends with is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $1,770,000 is available to pay dividends to OSB.

Even though the Bank was categorized as well capitalized at year-end 2002 and 2001, the Board of Directors has found it necessary to raise additional capital to support future growth and expansion. For this reason, a public offering of 44,000 shares of OSB stock commenced in late July of 2002 and was completed in November of 2002.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001


NOTE 13 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.

                                                                                  2002               2001
                                                                                  ----               ----
Unrealized holding gains on available-for-sale
  securities                                                                 $       427,877    $      194,235
Reclassification adjustments for gains later
  recognized in income                                                               (75,615)          (16,277)
                                                                             ---------------    --------------
Net unrealized gains and losses                                                      352,262           177,958
Tax effect                                                                          (119,768)          (60,506)
                                                                             ---------------    --------------
Other comprehensive income                                                   $       232,494    $      117,452
                                                                             ===============    ==============

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Condensed parent company only financial statements for OSB follows.

                                             CONDENSED BALANCE SHEETS
                                            December 31, 2002 and 2001

                                                                                    2002              2001
                                                                                    ----              ----
ASSETS
Cash and cash equivalents                                                     $     2,321,961    $     162,956
Investment in bank subsidiary                                                       7,842,513        6,522,164
Other assets                                                                           54,612           29,889
                                                                              ---------------    -------------
   Total assets                                                               $    10,219,086    $   6,715,009
                                                                              ===============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Other borrowings                                                              $            --    $     500,000
Shareholders' equity                                                               10,219,086        6,215,009
                                                                              ---------------    -------------
   Total liabilities and shareholders' equity                                 $    10,219,086    $   6,715,009
                                                                              ===============    =============



                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                                          CONDENSED STATEMENTS OF INCOME
                                             AND COMPREHENSIVE INCOME
                                      Years ended December 31, 2002 and 2001

                                                                                    2002                2001
                                                                                    ----                ----
Interest expense                                                              $        13,671    $       3,496
Professional fees                                                                       7,655           17,007
Fees paid to The Marion Bank                                                           46,740               --
Other expenses                                                                          4,647            3,385
                                                                              ---------------    -------------
   Total expenses                                                                      72,713           23,888
                                                                              ---------------    -------------
Income (loss) before income tax and undistributed
  subsidiary income                                                                   (72,713)         (23,888)
Income tax benefit                                                                     24,722            8,122
Equity in undistributed subsidiary income                                           1,087,856          669,052
                                                                              ---------------    -------------
Net income                                                                          1,039,865          653,286
Other comprehensive income                                                            232,494          117,452
                                                                              ---------------    -------------
Total comprehensive income                                                    $     1,272,359    $     770,738
                                                                              ===============    =============


                                         CONDENSED STATEMENTS OF CASH FLOWS
                                       Years ended December 31, 2002 and 2001

                                                                                      2002              2001
                                                                                      ----              ----
Cash flows from operating activities
Net income                                                                    $     1,039,865    $     653,286
      Adjustments:
          Equity in undistributed subsidiary income                                (1,087,856)        (669,052)
          Change in other assets                                                      (24,722)          (9,070)
                                                                              ---------------    -------------
               Net cash from operating activities                                     (72,713)         (24,836)
Cash flows from investing activities
      Capital contribution to subsidiary                                                   --         (800,000)
                                                                              ---------------    -------------
               Net cash from investing activities                                          --         (800,000)
Cash flows from financing activities
      Proceeds from sale of stock, net of offering costs                            2,832,518               --
      Net changes in short-term borrowings                                           (500,000)         500,000
      Dividends paid                                                                 (100,800)         (87,600)
                                                                              ---------------    -------------
               Net cash from financing activities                                   2,231,718          412,400
                                                                              ---------------    -------------
Net change in cash and cash equivalents                                             2,159,005         (412,436)
Beginning cash and cash equivalents                                                   162,956          575,392
                                                                              ---------------    -------------
Ending cash and cash equivalents                                              $     2,321,961    $     162,956
                                                                              ===============    =============


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following pages, management presents an analysis of Ohio State Bancshares, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2002 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, in the Corporation's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on the liquidity, capital resources or operations except as discussed herein.

RESULTS OF OPERATIONS

Net income for the Corporation was $1,040,000 in 2002 or $387,000 more than the $653,000 earned in 2001. The primary reasons for the increase in earnings for 2002 was due to increases in net interest income of $823,000 and noninterest income of $126,000, partially offset by increases in noninterest expense of $300,000, provision for loan losses of $99,000 and income taxes of $164,000. Noninterest income increased as the result of a higher realization of customer service fees and gains from the sale or calls of securities. Noninterest expense grew as a result of operational expansions, higher salaries paid, and costs related to the collection of loans. A detailed discussion of the components of net interest income, provision for loan losses, and noninterest income and expenses is provided in the following sections.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002


NET INTEREST INCOME

Net interest income is the amount of interest earned on loans, securities, and other investments that exceeds the interest cost of deposits and other borrowings. Net interest income is affected by the volume and composition of earning assets and interest-bearing liabilities, as well as indirectly affected by noninterest-bearing liabilities and shareholders' equity totals. Additionally, the market level of interest rates and the resultant competitive rate decisions made by management can impact net interest income. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Corporation's control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Board of Governors of the Federal Reserve System.

Net interest income increased $823,000 from 2001 to 2002. The increase was the result of higher average balances of interest-earning assets and a higher net interest margin. The net interest margin, which is net interest income divided by average earning assets, increased 24 basis points from 4.32% for 2001 to 4.56% for 2002. Leading to a higher net interest margin is an increase in net interest spread, which is the difference between the average yield of interest-earning assets to interest-bearing liabilities. This increase was the result of better pricing and asset/liability management combined with a declining interest rate environment for 2002 where Corporation interest-bearing liabilities repriced faster that its interest-earning assets.

Total interest income increased $221,000, or 3.61%, and was the result of a 19.29% increase in interest-earning assets, partially offset by a 104 basis point decrease in average yield. The decrease in average yield was effected by the lower interest rate environment of 2002 and also the result of a shortening of duration of interest earning assets. Management has intentionally increased liquidity and decreased the length of its securities portfolio to mitigate the impact if interest rates begin to increase. At year-end 2001, the Corporation had approximately $800,000 of its security portfolio maturing or repricing within one year compared to year-end 2002 where $11,300,000 was scheduled to mature or reprice within one year. A further discussion of the impact of changing interest rates and the tools management uses to assess this exposure is continued in this Annual Report under the heading Asset/Liability Management.

Total interest expense decreased $602,000, or 20.57%, in 2002. This was the result of a declining interest rate environment, where the average yield on interest-bearing liabilities dropped 146 basis points from 2001, partially offset by a 19.60% increase in average interest-bearing liabilities.

The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation's assets and liabilities.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



            AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME FOR THE YEARS ENDED DECEMBER 31,
            -------------------------------------------------------------------------------------------
                                         (in thousands except percentages)

                                                           2002                                  2001
                                             --------------------------------      --------------------------------
                                                          Average    Interest                   Average   Interest
                                               Average   Yield or     Earned        Average    Yield or    Earned
                                               Balance   Rate Paid    or Paid       Balance    Rate Paid   or Paid
ASSETS:
INTEREST-EARNING ASSETS:
    Federal funds sold                       $   1,780      1.61%    $     29      $   2,480      3.91%   $      97
    Interest-earning deposits                    1,808      2.39           43            641      3.40           22
    Taxable securities                          21,798      4.97        1,071         13,700      6.02          820
    Nontaxable securities                        5,121      6.53          335          3,976      6.46          257
    Loans                                       60,155      8.26        4,970         55,206      9.07        5,010
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-EARNING ASSETS                   90,662      7.13        6,448         76,003      8.17        6,206
                                             ---------               --------      ---------              ---------
NONINTEREST-EARNING ASSETS:
    Cash and due from
      financial institutions                     2,990                                 2,783
    Premises and equipment, net                  1,429                                 1,298
    Accrued interest and other assets            1,946                                 1,333
    Less:  Allowance for loan losses              (779)                                 (673)
                                             ---------                             ---------
TOTAL NONINTEREST-EARNING ASSETS                 5,586                                 4,741
                                             ---------                             ---------
TOTAL ASSETS                                 $  96,248                             $  80,744
                                             =========                             =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
    Demand deposits                          $  23,568      1.63          384      $  18,702      2.74          512
    Savings deposits                            14,197      1.45          206         10,578      2.47          262
    Time deposits:
       Under $100,000                           28,980      4.25        1,231         27,633      5.80        1,601
       $100,000 and over                         7,420      3.42          254          8,572      5.51          472
    Other borrowings                             6,219      3.97          247          1,726      4.44           77
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-BEARING LIABILITIES              80,384      2.89        2,322         67,211      4.35        2,924
                                             ---------               --------      ---------              ---------
NONINTEREST-BEARING LIABILITIES:
    Demand deposits                              7,541                                 7,033
    Accrued interest payable
      and other liabilities                        616                                   558
                                             ---------                             ---------
    TOTAL NONINTEREST-BEARING LIABILITIES        8,157                                 7,591
                                             ---------                             ---------
TOTAL LIABILITIES                               88,541                                74,802
TOTAL SHAREHOLDERS' EQUITY                       7,707                                 5,942
                                             ---------                             ---------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                       $  96,248                             $  80,744
                                             =========                             =========
    NET INTEREST INCOME                                              $  4,126                             $   3,282
                                                                     ========                             =========
    NET INTEREST SPREAD                                     4.24%                                 3.82%
                                                          ======                               =======
    NET YIELD ON INTEREST
      EARNING ASSETS                                        4.56%                                 4.32%
                                                          ======                               =======


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002

Yields and amounts earned on loans include loan costs, net of loan fees and late charges of $29,000 for the year ended December 31, 2002, and $44,000 for the year ended December 31, 2001. Nonaccruing loans are included in the daily average loan amounts outstanding. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The historical amortized cost average balance of $21,579,000 for 2002 and $13,642,000 for 2001 was used to calculate yields for taxable securities. The average balance for securities represents the carrying value of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.

The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.

INTEREST RATES AND INTEREST DIFFERENTIAL


                                                   2002 Compared to 2001                 2001 Compared to 2000
                                                    Increase/(Decrease)                   Increase/(Decrease)
                                                    -------------------                   -------------------
                                                                         (In thousands)

                                                          Change      Change                     Change     Change
                                               Total      due to      due to          Total      due to     due to
                                              Change      Volume       Rate          Change      Volume      Rate
                                              ------      ------       ----          ------      ------      ----
Interest-earning deposits                  $     21    $     30    $     (9)        $   22     $     22    $     --
Federal funds sold                              (68)        (22)        (46)            63           75         (12)
Taxable securities                              251         414        (163)           127          135          (8)
Nontaxable securities (1)                        78          75           3              1           18         (17)
Loans (2)                                       (40)        429        (469)           304          357         (53)
                                           --------    --------    --------         ------     --------    --------
        Total interest income                   242         926        (684)           517          607         (90)
                                           --------    --------    --------         ------     --------    --------
Demand deposits                                (128)        112        (240)            48          128         (80)
Savings deposits                                (56)         73        (129)           (43)          10         (53)
Time deposits less than $100,000               (370)         75        (445)           278          266          12
Time deposits greater than or equal to
 $100,000                                      (218)        (57)       (161)           (51)         (15)        (36)
Other borrowings                                170         179          (9)            31           52         (21)
                                           --------    --------    --------         ------     --------    --------
        Total interest expense                 (602)        382        (984)           263          441        (178)
                                           --------    --------    --------         ------     --------    --------
Net interest income                        $    844    $    544    $    300         $  254     $    166    $     88
                                           ========    ========    ========         ======     ========    ========

(1) Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2) Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002


ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable incurred credit losses in the loan portfolio. A grading system is utilized for the commercial loan portfolio. The Loan Review Committee of the Board reviews the status of all credit relationships of $200,000 or more and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer automobile, home equity and credit card loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as anticipated credit losses. At year-end 2002, the allowance had a balance of $793,318, or 1.29% of total loans, compared to $713,988, or 1.23% of total loans, at year-end 2001. The provision for loan losses was $435,000 for the year ended December 31, 2002, compared to $336,500 for the year ended December 31, 2001. The increase in provision was the result of a higher volume of collection activities and charge-offs along with specific provisions made for impaired loans outstanding at year-end 2002.

The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

                                                     Nonaccrual, Past Due and Impaired Loans at December 31,
                                                     -------------------------------------------------------
                                                                      2002            2001
                                                                      ----            ----
                                                                          (In thousands)
Nonaccrual loans not included in impaired loans                  $        228     $        225
Loans past due 90 days or more,
  excluding nonaccrual and impaired loans                                  82              168
Impaired loans                                                            625               --
                                                                 ------------     ------------
Total                                                            $        935     $        393
                                                                 ============     ============

The Corporation's policy for placing loans on nonaccrual status is that the Corporation will not accrue interest income on loans that are contractually past due as to principal or interest by 90 days, unless collection is reasonably assured. Management has put installment loans on nonaccrual if informed of any bankruptcy activity by the borrower. This resulted in many loans being placed on nonaccrual status that were still performing as agreed. This policy is conservative in identifying potential problem loans.

Watchlist loans include the majority of loans 90 days or more delinquent, all commercial loans with an internal loan grade of substandard or less, and all nonaccrual loans. Additionally, loan officers may request a loan be added to the watchlist if they suspect repayment problems may arise and feel the need for frequent reviews. Watchlist loans that were not reported above as nonaccrual, delinquent or impaired had balances at December 31, 2002 of $949,000 and $162,000 at December 31, 2001.



                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002

The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

                                                                                      2002             2001
                                                                                      ----             ----
                                                                                         (in thousands)
                  Allowance for loan losses:
                  Balance at beginning of period                                  $        714    $        610
                  Loans charged-off:
                        Commercial                                                        (110)             --
                        Real estate                                                         --              --
                        Installment                                                       (328)           (327)
                                                                                  ------------    ------------
                           Total loans charged-off:                                       (438)           (327)
                                                                                  ------------    ------------
                  Recoveries of loans previously charged-off:
                        Commercial                                                           2              --
                        Real estate                                                         --              --
                        Installment                                                         80              95
                                                                                  ------------    ------------
                           Total loan recoveries                                            82              95
                                                                                  ------------    ------------
                  Net loans charged-off                                                   (356)           (232)
                  Provision for loan losses                                                435             336
                                                                                  ------------    ------------
                  Balance at end of period                                        $        793    $        714
                                                                                  ============    ============

Ratios:                                                                                 2002             2001
                                                                                        ----             ----
Net loans charged-off to average loans                                                   0.59%            0.42%
Net loans charged-off to total loans at end of period                                    0.58             0.40
Allowance for loan losses to average loans                                               1.32             1.29
Allowance for loan losses to total loans at end of period                                1.29             1.23
Net loans charged-off to allowance for loan losses at end of period                     44.81            32.53
Net loans charged-off to provision for loan losses                                      81.76            69.02
Allowance for loan losses to nonperforming loans (1)                                    84.91           181.55

(1) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and still accruing interest, and impaired loans.

The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

                                                            Percentage of                          Percentage of
                                                            Loans in Each                          Loans in Each
                                           Allowance         Category to         Allowance          Category to
                                            Amount           Total Loans          Amount            Total Loans
                                            ------           -----------          ------            -----------
                                                December 31, 2002                      December 31, 2001
                                                -----------------                      -----------------
Commercial                              $      45,455           13.59%        $       38,157           14.81%
Real Estate                                    86,179           47.02                 45,918           42.58
Installment                                   494,160           38.01                534,056           41.21
Credit Cards                                   42,484            1.30                 20,967            1.32
Other                                              --            0.08                     --            0.08
Unallocated                                   125,040              N/A                74,890             N/A
                                        -------------        ---------        --------------       ---------
Total                                   $     793,318          100.00%        $      713,988          100.00%
                                        =============        ========         ==============       =========


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



NONINTEREST INCOME

Noninterest income increased from $598,000 in 2001 to $724,000 in 2002, a $126,000, or 21.06% increase. Absent the one-time gain on the sale of a loan in 2001, noninterest income increased $194,000, or 32.44%. Noninterest income consists of fees on deposits and checking accounts, fees on other services and gains resulting from the sale of loans or securities. $123,000 of this increase relates to fees for customer services and is the result of more transaction type deposit accounts and the continued success of the Bounce Protection program. This program allows all checking customers to overdraw their accounts from $200 to $500, based upon the type of account, without getting checks returned. The Bounce Protection program has resulted in customers overdrafting more checks. Also contributing to the increase in noninterest income is a $60,000 increase from gains on sales or calls of securities. Management redistributed its securities portfolio selling off longer bonds for shorter ones as part of its asset/liability strategy.

NONINTEREST EXPENSE

Noninterest expense increased $300,000, or 11.61%, in 2002 as compared to the previous year. Contributing to higher noninterest expenses were increases in salaries and employee benefits of $179,000, or 14.78%, and an increase in loan collection costs of $52,000, or 92.99%. The increase in salaries and employee benefits is the result of an increase in full-time equivalent employees, from 28 to 31 throughout 2002, including the addition of two middle management positions, along with higher executive bonuses tied to increased profitability of the Corporation. The increase in loan collection costs is the result of a higher number of personal bankruptcy filings and commercial loan collections, both of which resulted in higher attorney fees. In general, all other increases in noninterest expenses are the direct result of the Bank's asset growth and expanded operations with the exception of professional fees. Professional fees decreased $45,000, or 24.54%, due to the addition of middle management positions and further training of executive management that has resulted in less outsourcing of activities and less professional consultation.

FINANCIAL CONDITION

TOTAL ASSETS

Total assets grew from $91,407,000 on December 31, 2001 to $104,733,000 on December 31, 2002, a $13,326,000, or 14.58% increase. Most of the growth came from a $10,546,000, or 48.12% increase in securities and a $3,052,000, or 5.31%
increase in loans. This growth was funded by a net increase in deposits and other borrowings of $9,194,000, or 10.86%, and approximately $2,833,000 of net proceeds from the sale of common stock.

LOANS

Total net loans increased 5.31% from $57,493,000 on December 31, 2001 to $60,545,000 on December 31, 2002. Real estate loans increased $4,037,000, or 16.45%. Installment loans decreased $652,000, or 2.74%. Commercial loans decreased $278,000, or $3.25%. The decrease in installment and commercial loans along with the increases in real estate loans was due to general market conditions in 2002. Incentives from auto manufacturers decreased the loan activity for used cars and practically eliminated new car opportunities for the Corporation while real estate activity in the area remained strong.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002

The Corporation's loan portfolio consists primarily of commercial, installment loans (loans to individual consumers for automobile, family and other personal expenses) and real estate loans. These categories accounted for approximately 14%, 38%, and 47% of the Corporation's total loan portfolio on December 31, 2002. The Corporation's present policy regarding diversity in the loan portfolio is based on local economic conditions, competitive forces, supply of funds and indicators in order to optimize income.

With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank's total capital. As of December 31, 2002, the lending limit for the Bank was approximately $1,254,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.

The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2002.

 (In thousands)
                                                      One              One
                                                     Year            Through       After Five
                                                    or Less        Five Years         Years            Total
                                                    -------        ----------         -----            -----
REAL ESTATE
   Fixed Rate                                    $        465    $      1,018     $      1,854    $      3,337
   Variable Rate                                        2,152           2,188           20,911          25,251
                                                 ------------    ------------     ------------    ------------
   Total Real Estate                                    2,617           3,206           22,765          28,588

COMMERCIAL
   Fixed Rate                                             313           1,949               62           2,324
   Variable Rate                                        2,861             796            2,280           5,937
                                                 ------------    ------------     ------------    ------------
   Total Commercial                                     3,174           2,745            2,342           8,261

INSTALLMENT
   Fixed Rate                                             759          20,233            1,971          22,963
   Variable Rate                                           85              60               --             145
                                                 ------------    ------------     ------------    ------------
   Total Installment                                      844          20,293            1,971          23,108

CREDIT CARDS
   Fixed Rate                                              --              --               --              --
   Variable Rate                                          792              --               --             792
                                                 ------------    ------------     ------------    ------------
   Total Credit Card                                      792              --               --             792

OTHER
   Fixed Rate                                              --              --               --              --
   Variable Rate                                           50              --               --              50
                                                 ------------    ------------     ------------    ------------
   Total Other                                             50              --               --              50
                                                 ------------    ------------     ------------    ------------
TOTAL ALL LOANS                                  $      7,477    $     26,244     $     27,078    $     60,799
                                                 ============    ============     ============    ============
   FIXED RATE                                    $      1,537    $     23,200     $      3,887    $     28,624
   VARIABLE                                             5,940           3,044           23,191          32,175


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



SECURITIES

In order to maintain appropriate assets to meet the Corporation's liquidity needs, asset/liability management requirements, and as a general source of income, the Corporation purchases U.S. Treasury securities, U.S. government and federal agency securities, mortgage-backed securities, state and municipal securities, and corporate debt securities.

Securities available for sale and securities held to maturity increased $10,546,000, or 48.12%. Contributing to this increase was the purchase of $5,500,000 in securities leveraged entirely with Federal Home Loan Bank borrowings. This opportunity was created by market conditions that provided an attractive interest rate spread between borrowing rates and investment securities. Other increases in the securities portfolio are the result of an increase in deposits that were greater than the current demand for loans.

The following tables summarize the amounts and distribution of the Corporation's securities and the weighted average yields as of December 31, 2002 and 2001.

                                                        2002                                     2001
                                       -----------------------------------       ----------------------------------
                                        Amortized        Fair       Average      Amortized       Fair       Average
                                          Cost           Value       Yield         Cost          Value       Yield
                                          ----           -----       -----         ----          -----       -----
AVAILABLE FOR SALE                                                (Dollars in thousands)
U.S. TREASURY:
    Less than one year                 $       --    $       --                  $     100     $      101     6.35%
    Over 5 years through 10 years             101           109       4.88%             --             --
                                       ----------    ----------                  ---------     ----------
       TOTAL U.S. TREASURY                    101           109       4.88             100            101     6.35

U.S. GOVERNMENT AND
  FEDERAL AGENCIES:
    Less than one year                      1,984         2,016       4.28              --             --
    Over 1 year through 5 years             2,515         2,615       5.65           4,862          4,936     4.50
    Over 5 years through 10 years           3,274         3,332       5.60           5,315          5,332     6.20
    Over 10 years                             203           202       6.15           1,056          1,037     5.68
                                       ----------    ----------                  ---------     ----------
    TOTAL U.S. GOVERNMENT AND
      FEDERAL AGENCIES                      7,976         8,165       5.30          11,233         11,305     5.42

CORPORATE DEBT SECURITIES:
    Less than one year                        654           653       2.85              --             --
    Over 1 year through 5 years               799           792       4.36              --             --
                                       ----------    ----------                  ---------     ----------
    TOTAL CORPORATE SECURITIES              1,453         1,445       3.68              --             --

MORTGAGE-BACKED SECURITIES                 16,229        16,459       4.43           6,078          6,072     5.68
OTHER SECURITIES                              494           494       3.88             281            281     6.68
                                       ----------    ----------                  ---------     ----------
TOTAL SECURITIES
  AVAILABLE FOR SALE                   $   26,253    $   26,672       4.64 %     $  17,692     $   17,759     5.53%
                                       ==========    ==========                  =========     ==========
HELD TO MATURITY
STATES AND MUNICIPALS
    Less than one year                 $      250    $      251       2.40%      $      --     $       --
    Over 1 year through 5 years               134           145       5.23              --             --
    Over 5 years through 10 years           1,717         1,817       4.91           1,509          1,578     5.32%
    Over 10 years                           3,692         3,804       4.95           2,650          2,600     5.08
                                       ----------    ----------                  ---------     ----------
       TOTAL HELD TO MATURITY          $    5,793    $    6,017       4.83%      $   4,159     $    4,178     5.16%
                                       ==========    ==========                  =========     ==========


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has not been determined on a tax equivalent basis. Other securities consist of Federal Home Loan Bank and Great Lakes Bankers' Bank stock that bear no stated maturities. Available for sale yields are based on amortized cost balances.

FUNDING

Deposits are the Corporation's primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds, obtaining advances from the Federal Home Loan Bank, or through a $1,500,000 open-end line of credit with a large national bank. At times, when the Corporation has more funds than it needs for adequate liquidity, it increases investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation's deposits and borrowings in terms of maturity and applicable interest rates is a primary determinant of the Corporation's cost of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2002, the aggregate amount of interest-bearing deposits and interest bearing borrowings was 92.74% of the total source of funds. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.

Total deposits increased $3,102,000, a 3.79% increase. The primary reason for the deposit growth was the opening of new accounts due to continuing exposure in the local community and current market conditions. Noninterest-bearing demand accounts decreased from $9,066,000 on December 31, 2001 to $6,813,000 on December 31, 2002. Interest-bearing demand deposits increased $2,408,000, or 10.70%, from $22,496,000 at year-end 2001 to $24,904,000 at year-end 2002.
Savings account balances increased 7.02% from $13,115,000 on December 31, 2001 to $14,035,000 on December 31, 2002. Certificates of deposit increased from $37,110,000 at the end of 2001 to $39,137,000 at the end of 2002, a 5.46%
increase.

Other borrowings increased $6,091,000 from year-end 2001 to 2002. $5,500,000 of this increase was due to the leveraged purchase of securities as discussed in the previous section. For more information to these borrowings see Note 6 of the 2002 consolidated financial statements.

ASSET/LIABILITY MANAGEMENT

Asset/liability management includes gap measurement that determines, over various time periods, interest-earning assets and interest-bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity gap for a given period of time if the amount of its interest-bearing liabilities maturing or repricing within that period is greater than the total of the interest-earning assets maturing or repricing within the same period. When interest rates increase, financial institutions with a negative interest rate sensitivity gap will be more likely to experience increases in the cost of their liabilities faster than the corresponding yields generated by their earning assets. Following the same concept, as interest rates decrease, the cost of funds of financial institutions with a negative interest-rate sensitivity gap usually will decrease more rapidly than the yields on the earning assets. As a general rule, the same changes in interest rates will usually have the opposite effect on financial institutions structured with a positive interest-rate sensitivity gap.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002



The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.

Interest Rate Sensitivity Gap as of December 31, 2002 (in thousands)

                                                                            One             Over
                                               0-3          3-12          Through           Five
                                             Months        Months       Five Years          Years          Total
                                             ------        ------       ----------          -----          -----
Assets
     Loans (1)                           $     9,979    $     6,000     $    39,396    $     5,424      $    60,799
     Securities (2)                            5,346          5,990          11,213          9,915           32,464
     Interest-earning deposits                 2,235            298             468             --            3,001
     Federal funds sold                        1,661             --              --             --            1,661
                                         -----------    -----------     -----------    -----------      -----------
Rate sensitive assets (RSA)                   19,221         12,288          51,077         15,339           97,925
Liabilities
     Interest-bearing demand (3)              19,923          4,981              --             --           24,904
     Savings (3)                              11,228          2,807              --             --           14,035
     Time deposits                             3,809         14,113          20,815            400           39,137
     Other borrowings                             77            234           7,471          1,146            8,928
                                         -----------    -----------     -----------    -----------      -----------
Rate sensitive liabilities (RSL)              35,037         22,135          28,286          1,546           87,004
                                         -----------    -----------     -----------    -----------      -----------
Period gap (4)                           $   (15,816)   $    (9,847)    $    22,791    $    13,793      $    10,921
                                         ===========    ===========     ===========    ===========      ===========
Cumulative gap                           $   (15,816)   $   (25,663)    $    (2,872)   $    10,921
                                         ===========    ===========     ===========    ===========
Percentage of RSA                             (16.15)%       (26.21)%         (2.93)%        11.15%
                                         ===========    ===========     ===========    ===========

(1) Loans are assumed to adjust based on their contractual terms, with no assumptions as to prepayments. Loans are presented gross and do not include net deferred loan costs and the allowance for loan losses.

(2) Securities are assumed to adjust based on their expected life. Maturities may be shortened due to early calls or faster prepayment speeds based on interest rates that existed at year-end. Securities also include Federal Home Loan Bank stock and Great Lakes Bankers' Bank stock that have no stated maturities and have been included in the over five years category.

(3) Management has included 80% of these accounts in the 0-3 month time category and 20% in the 3-12 month category based on past experience with rate adjustments on these accounts.

(4) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.

Another tool used for asset/liability management is interest rate shock simulation. These simulations attempt to measure the effect on the Corporation's net interest income that a parallel change in interest rates could have. The simulation is dependent on a significant amount of data related to the Corporation's interest-earning assets and interest-bearing liabilities portfolios and numerous assumptions. Since the assumptions used in this simulation are based on market projections and are continuously revised and updated, the results should not be relied upon as being indicative of actual results. Instead, the results are compared over a period of time and represent a general level of exposure of the Corporation to interest rate fluctuations. Below are the summary results of the potential change in net interest income as the result of a parallel change in interest rates up and down 100 and 200 basis points. Board approved asset/liability guidelines set a maximum percentage change of 5% and 10% for a 100 basis point and a 200 basis point shift in rates.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002

                                         Year-end 2002      Year-end 2001
1-year Net Interest Income Change
+200 Basis points                           (7.0)%             (9.7)%
+100 Basis points                           (2.1)%             (4.8)%
-100 Basis points                            1.0%               3.3%
-200 Basis points                            3.9%               6.9%


CAPITAL RESOURCES

Shareholders' equity totaled $6,215,000 on December 31, 2001 compared to $10,219,000 on December 31, 2002. At December 31, 2001 and December 31, 2002,
the ratio of shareholders' equity to assets was 6.80% and 9.76%.

Under "Prompt Corrective Action" regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company's ability to pay dividends, see Note 12 of the 2002 consolidated financial statements.

Even though the Bank was categorized as well capitalized at year-end 2002 and 2001, the Board of Directors has found it necessary to raise additional capital to support future growth and expansion. For this reason, a public offering of 44,000 shares of OSB stock commenced in late July of 2002 and was completed in November of 2002. Important information relating to this offering can be found throughout this Annual Report and as part of the offering materials. The offering materials, which included a prospectus, can be found as part of a filing with the Securities and Exchange Commission on July 19, 2002 at www.sec.gov.

LIQUIDITY

Liquidity management focuses on the Corporation's ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation's other financial commitments. Cash and cash equivalent assets totaled $8,202,000 at year-end 2001 and $7,433,000 at year-end 2002. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances and agreements with correspondent banks for buying and selling Federal Funds. The fair value of securities classified as available for sale was $17,759,000 and $26,672,000 as of December 31, 2001 and December 31, 2002. The Corporation has approximately $3,055,000 and $1,500,000 available as a line of credit with the Federal Home Loan Bank and Huntington National Bank at year-end 2002.

An additional measure of liquidity is the amount of loans carried in relation to total deposits. Lower ratios can indicate greater liquidity. Management's goal is to maintain a loan to deposit ratio of approximately 80%, or great enough to maximize the earnings potential of the Corporation while maintaining adequate liquidity levels. The loan to deposit ratio on December 31, 2002 was 71.32%, up from 70.30% on December 31, 2001. For a detailed analysis of Corporation's sources and uses of cash, refer to the 2002 Consolidated Statements of Cash Flows.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2002


IMPACT OF INFLATION

The Corporation's balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.

During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity's net positive monetary position and its future earnings. Moreover, the Corporation's ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation's stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI).

For 2002 and 2001, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation's stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

       2002                  Low Bid           High Bid              Low Ask             High Ask
       ----                  -------           --------              -------             --------
     1st Qtr.              $     62.00      $      62.00        $       64.00         $      64.00
     2nd Qtr.                    62.00             64.00                64.00                64.00
     3rd Qtr.                    64.00             66.00                67.00                69.00
     4th Qtr.                    66.00             69.00                69.00                72.00

       2001

     1st Qtr.              $     55.00      $      55.00        $       57.00         $      57.00
     2nd Qtr.                    55.00             57.50                57.00                59.50
     3rd Qtr.                    57.50             57.50                59.50                59.50
     4th Qtr.                    57.50             62.00                59.50                64.00

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation's stock, these prices may not reflect the prices at which the stock would trade in an active market.

The Corporation has 500,000 authorized and 190,000 outstanding shares of common stock held by approximately 548 shareholders as of December 31, 2002. The Corporation paid cash dividends of $0.30 per share in June and December of 2002 and 2001, resulting in a total amount of $0.60 per share in 2002 and 2001.


                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                               BOARD OF DIRECTORS
                               Annual Report 2002



                               BOARD OF DIRECTORS (1)
Fred K. White - Chairman..............................................    Retired, Division Manager,
                                                                          Ohio Edison
                                                                          Real Estate Sales,
                                                                          HER Kinney Properties
                                                                          Marion, Ohio

Gary E. Pendleton.....................................................    President and CEO,
                                                                          The Marion Bank
                                                                          Marion, Ohio

Samuel J. Birnbaum....................................................    Retired director of Real Estate,
                                                                          Lodgekeeper, Inc.
                                                                          Prospect, Ohio

Lois J. Fisher .......................................................    Real Estate Developer
                                                                          Marion, Ohio

Theodore L. Graham....................................................    Managing Partner, Graham
                                                                          Investment Co.
                                                                          Marion, Ohio

Lloyd L. Johnston.....................................................    Chairman of the Board, Johnston Supply
                                                                          Company
                                                                          Marion, Ohio

F. Winton Lackey......................................................    Single Source Packaging, Vice Chairman
                                                                          Marion, Ohio

Thurman R. Mathews....................................................    Owner, Mathews-Kennedy Ford/
                                                                          Lincoln Mercury
                                                                          Marion, Ohio

Peter B. Miller.......................................................    Owner, Pete Miller, Inc.
                                                                          Marion, Ohio

John D. Owens  .......................................................    Retired Owner, Owens Electric
                                                                          Marion, Ohio

(1)    All are Directors of Ohio State Bancshares, Inc. and The Marion Bank

                           OHIO STATE BANCSHARES, INC.
                               EXECUTIVE OFFICERS
                               Annual Report 2002



OHIO STATE BANCSHARES, INC.

EXECUTIVE OFFICERS

Fred K. White, Chairman of the Board
Gary E. Pendleton, President and Treasurer
Cynthia L. Sparling, Secretary
Todd M. Wanner, Chief Financial Officer

THE MARION BANK

EXECUTIVE OFFICERS

Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Cynthia L. Sparling, Senior Vice President and Chief Operations Officer Todd M. Wanner, Vice President and Chief Financial Officer

TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT

The Marion Bank
111 South Main Street
Marion, Ohio  43302

(740) 387-2265


ANNUAL MEETING

The annual shareholders' meeting will be held April 17, 2003, at 5 p.m. in the main office of The Marion Bank, 111 South Main Street, Marion, Ohio.

FORM 10-KSB

A copy of Ohio State Bancshares, Inc.'s 2002 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.