Form 10KSB, Exhibit 13
period 2003-12-31
OHIO STATE BANCSHARES INC
filed 2004-03-30
CIK 919644

                                                                      EXHIBIT 13

                           OHIO STATE BANCSHARES, INC.
                                  Marion, Ohio

                                  ANNUAL REPORT
                                December 31, 2003

                           OHIO STATE BANCSHARES, INC.

                                  ANNUAL REPORT
                                December 31, 2003

                                TABLE OF CONTENTS

President's Letter.......................................................   1

Comparative Summary of Selected Financial Data...........................   2

Financial Statements.....................................................   3

               Report of Independent Auditors............................   3

               Consolidated Financial Statements.........................   4

               Notes to Consolidated Financial Statements................   8

Management's Discussion and Analysis of Financial Condition and
     Results of Operations...............................................  22

Board of Directors.......................................................  35

Officers.................................................................  36

FROM THE PRESIDENT:

We have come to the end of another busy year. Total Corporation assets have went from $73 million at the end of 2000 to $111 million at the end of 2003, which represents an average annual growth rate just shy of 15%. As shareholders, we have also benefited. According to quotes provided by Community Banc Investments, our bid price was $55 per share at the end of 2000 and has grown to $77 at year-end 2003. This represents a 3-year annual appreciation of 11.9%.

It was only 2 years ago when we expanded and renovated our main office. As many of you have noticed, we finished 2003 again with the sounds of power tools. In the second quarter of 2004, we will complete a renovation of the second floor of our main office. This will add approximately 6,000 square feet of new space. Not only will this expansion give us more elbow room, it will add to the aesthetic value of the building inside and out. We are very proud of this old building and believe that it is a center piece for the type of business that should and does inhabit our downtown.

I am very optimistic and aggressive about this Corporation's future. In 2004, we will continue our commitment to growth and exposure. In the next few months, look for a useful link for shareholders at our website, www.themarionbank.com. Here you will find useful information including quarterly earnings reports, current and past annual reports and dividend announcements.

As always, if you have concerns, questions or just want to chat, my door is always open, and I look forward to seeing you soon.

Sincerely,

/s/ Gary E. Pendleton

Gary E. Pendleton
President/CEO

                 COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
 As of or for the years ending December 31, (Dollars in 000's except per share data)

                                                     2003            2002            2001            2000            1999
                                                     ----            ----            ----            ----            ----
STATEMENT OF OPERATIONS DATA
Total interest income                             $    6,202      $    6,369      $    6,148      $    5,631      $    5,083
Total interest expense                                 2,133           2,322           2,924           2,661           2,252
                                                  ----------      ----------      ----------      ----------      ----------
Net interest income                                    4,069           4,047           3,224           2,970           2,831
Provision for loan losses                                412             435             336             365             446
                                                  ----------      ----------      ----------      ----------      ----------
Net interest income after provision for
  loan losses                                          3,657           3,612           2,888           2,605           2,385
Noninterest income                                       783             724             598             294             298
Noninterest expense                                    3,317           2,882           2,582           2,484           2,085
Income tax expense                                       266             414             251              86             138
Cumulative effect of accounting changes                   --              --              --              --              24
                                                  ----------      ----------      ----------      ----------      ----------
Net income                                        $      857      $    1,040      $      653      $      329      $      436
                                                  ==========      ==========      ==========      ==========      ==========

PER SHARE DATA:
Basic and diluted earnings per
  common share                                    $     4.51      $     6.53      $     4.47      $     2.26      $     3.10
Book value per share at year-end                       57.16           53.78           42.57           37.89           34.37
Cash dividends per share                                0.80            0.60            0.60            0.60            0.50
Number of shares used in earnings per
  share calculations                                 190,000         159,273         146,000         146,000         140,799

BALANCE SHEET DATA:
Total assets                                      $  110,862      $  104,733      $   91,407      $   73,040      $   69,107
Total securities                                      27,020          32,464          21,918          14,063          15,372
Total net loans                                       75,358          60,545          57,493          52,167          48,478
Allowance for loan losses                                844             793             714             610             507
Total deposits                                        87,007          84,889          81,787          66,946          62,731
Borrowings                                            12,268           8,928           2,837              --           1,000
Shareholders' equity                                  10,860          10,219           6,215           5,532           5,017

OPERATING RATIOS:
Total net loans to total deposits                      86.61%          71.32%          70.30%          77.92%          77.28%
Total shareholders' equity to total assets              9.80            9.76            6.80            7.57            7.26
Average shareholders' equity to
  average assets                                        9.74            8.01            7.36            7.48            7.18
Return on average equity                                8.14           13.49           10.99            6.28            9.18
Return on average assets                                0.79            1.08            0.81            0.47            0.66
Dividend payout ratio                                  17.75            9.69           13.41           26.60           16.73
Total interest expense to interest income              34.40           36.46           47.55           47.26           44.30
Allowance for loan losses
  to total loans                                        1.11            1.29            1.23            1.16            1.03

Average assets                                    $  108,027      $   96,248      $   80,744      $   70,108      $   66,125
Average shareholders' equity                          10,517           7,707           5,942           5,244           4,748

Averages used herein, unless indicated otherwise, are based on daily averages.

[CROWE LOGO]

        Crowe Chizek and Company LLC
        Member Horwath International

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio

We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                             /s/ Crowe Chizek and Company LLC

                                                 Crowe Chizek and Company LLC

Columbus, Ohio
February 26, 2004

                           OHIO STATE BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2003 and 2002

                                                                      2003               2002
                                                                      ----               ----
ASSETS
Cash and due from financial institutions                         $    3,090,640     $    3,636,558
Interest-earning demand deposits                                        704,650          2,135,048
Federal funds sold                                                           --          1,661,000
                                                                 --------------     --------------
     Cash and cash equivalents                                        3,795,290          7,432,606
Interest-earning deposits                                               486,447            866,270
Securities available for sale                                        27,019,911         26,671,576
Securities held to maturity (fair value 2002 - $6,016,890)                   --          5,792,660
Loans, net                                                           75,357,763         60,544,867
Premises and equipment, net                                           1,720,562          1,358,832
Accrued interest receivable                                             523,737            607,688
Other real estate owned                                                 188,649                 --
Other assets                                                          1,769,813          1,458,422
                                                                 --------------     --------------

                                                                 $  110,862,172     $  104,732,921
                                                                 ==============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing                                         $    8,420,635     $    6,813,332
     Interest-bearing                                                78,586,417         78,076,143
                                                                 --------------     --------------
         Total                                                       87,007,052         84,889,475
Federal funds purchased                                               1,248,000                 --
Borrowings                                                           11,019,597          8,928,208
Accrued interest payable                                                121,517            123,714
Other liabilities                                                       605,856            572,438
                                                                 --------------     --------------
     Total liabilities                                              100,002,022         94,513,835

Shareholders' equity
Common stock, $10.00 par value, 500,000 shares authorized;
  190,000 shares issued and outstanding                               1,900,000          1,900,000
Additional paid-in capital                                            5,045,227          5,045,227
Retained earnings                                                     3,702,038          2,997,492
Accumulated other comprehensive income                                  212,885            276,367
                                                                 --------------     --------------
     Total shareholders' equity                                      10,860,150         10,219,086
                                                                 --------------     --------------

                                                                 $  110,862,172     $  104,732,921
                                                                 ==============     ==============

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2003 and 2002

                                                                      2003               2002
                                                                      ----               ----
Interest and dividend income
     Loans, including fees                                       $    4,992,005     $    4,970,278
     Taxable securities                                                 817,432          1,071,461
     Nontaxable securities                                              322,514            255,841
     Federal funds sold and other                                        69,840             71,799
                                                                 --------------     --------------
        Total interest and dividend income                            6,201,791          6,369,379

Interest expense
     Deposits                                                         1,780,404          2,075,345
     Other borrowings                                                   352,863            246,890
                                                                 --------------     --------------
        Total interest expense                                        2,133,267          2,322,235
                                                                 --------------     --------------

Net interest income                                                   4,068,524          4,047,144

Provision for loan losses                                               412,000            435,000
                                                                 --------------     --------------

Net interest income after provision for loan losses                   3,656,524          3,612,144

Noninterest income
     Fees for customer services                                         596,336            581,133
     Net gains on sales or calls of securities                          116,012             75,615
     Other                                                               70,529             66,907
                                                                 --------------     --------------
        Total noninterest income                                        782,877            723,655

Noninterest expense
     Salaries and employee benefits                                   1,713,026          1,389,848
     Occupancy and equipment                                            578,655            516,543
     Professional fees                                                  118,874            139,914
     Office supplies                                                    148,302            126,812
     Loan collection and repossessions                                  139,608            106,872
     Advertising and public relations                                    85,522             93,919
     Taxes, other than income                                           100,002             85,893
     Credit card processing                                              87,825             82,525
     Director expenses                                                   52,554             51,513
     Other                                                              292,151            287,767
                                                                 --------------     --------------
        Total noninterest expense                                     3,316,519          2,881,606
                                                                 --------------     --------------

Income before income taxes                                            1,122,882          1,454,193
Income tax expense                                                      266,336            414,328
                                                                 --------------     --------------

Net income                                                       $      856,546     $    1,039,865
                                                                 ==============     ==============

Basic and diluted earnings per share                             $         4.51     $         6.53
                                                                 ==============     ==============

Weighted average shares outstanding                                     190,000            159,273
                                                                 ==============     ==============

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 2003 and 2002

                                                                                      Accumulated
                                                      Additional                         Other             Total
                                       Common          Paid-in        Retained       Comprehensive     Shareholders'
                                        Stock          Capital        Earnings       Income (Loss)        Equity
                                     -----------    -------------    ------------    -------------     ------------
Balance, January 1, 2002             $ 1,460,000    $   2,652,709    $  2,058,427    $      43,873     $  6,215,009

Comprehensive income:
    Net income                                                          1,039,865                         1,039,865
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                              232,494          232,494
                                                                                                       ------------
        Total comprehensive
         income                                                                                           1,272,359

Proceeds from sale of 44,000
   shares of common stock                440,000        2,528,965                                         2,968,965

Offering costs, including
   broker commissions                                    (136,447)                                         (136,447)

Cash dividends declared
  ($0.60 per share)                                                      (100,800)                         (100,800)
                                     -----------    -------------    ------------    -------------     ------------

Balance, December 31, 2002             1,900,000        5,045,227       2,997,492          276,367       10,219,086

Comprehensive income:
    Net income                                                            856,546                           856,546
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                             (115,936)        (115,936)
    Cumulative effect of
      securities transferred from
      held to maturity to available
      for sale, net of tax                                                                  52,454           52,454
                                                                                                       ------------
        Total comprehensive
         income                                                                                             793,064

Cash dividends declared
  ($0.80 per share)                                                      (152,000)                         (152,000)
                                     -----------    -------------    ------------    -------------     ------------

Balance, December 31, 2003           $ 1,900,000    $   5,045,227    $  3,702,038    $     212,885     $ 10,860,150
                                     ===========    =============    ============    =============     ============

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2003 and 2002

                                                                                     2003               2002
                                                                                     ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                 $      856,546     $    1,039,865
     Adjustment to reconcile net income to net cash from
       operating activities:
         Depreciation and amortization                                                 233,419            211,712
         Net amortization of securities                                                161,281             60,127
         Provision for loan losses                                                     412,000            435,000
         Deferred taxes                                                                (99,136)           (90,992)
         Net realized gains on sales of securities                                    (116,012)           (75,615)
         Federal Home Loan Bank stock dividends                                        (20,100)           (14,000)
         Increase in cash surrender value of bank owned life insurance                 (54,619)           (47,880)
         Change in deferred loan costs                                                  50,723              9,921
         Change in accrued interest receivable                                          83,951            (81,006)
         Change in accrued interest payable                                             (2,197)          (109,828)
         Change in other assets and other liabilities                                   28,877            299,510
                                                                                --------------     --------------
              Net cash from operating activities                                     1,534,733          1,636,814

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
         Sales                                                                       4,857,348          3,720,728
         Maturities, payments and calls                                             23,025,923          6,498,606
         Purchases                                                                 (20,178,569)       (18,771,267)
     Securities held to maturity
         Maturities and calls                                                          485,000            202,000
         Purchases                                                                  (2,887,925)        (1,835,377)
     Loan originations and payments, net                                           (15,554,659)        (3,620,017)
     Purchases of premises and equipment                                              (595,149)          (100,984)
     Maturities of certificates of deposit                                             401,016                 --
     Purchase of certificate of deposit                                                     --           (396,105)
     Purchase of bank owned life insurance                                             (30,000)           (30,000)
                                                                                --------------     --------------
         Net cash from investing activities                                        (10,477,015)       (14,332,416)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net changes in deposits                                                         2,117,577          3,102,849
     Proceeds from advance of long-term borrowings                                   2,500,000          8,900,000
     Principle repayments of long-term borrowings                                     (408,611)        (2,308,755)
     Net change in federal funds purchased                                           1,248,000                 --
     Net changes in short-term borrowings                                                   --           (500,000)
     Cash dividends paid                                                              (152,000)          (100,800)
     Proceeds from sale of stock, net of offering costs                                     --          2,832,518
                                                                                --------------     --------------
         Net cash from financing activities                                          5,304,966         11,925,812
                                                                                --------------     --------------

Net change in cash and cash equivalents                                             (3,637,316)          (769,790)
Beginning cash and cash equivalents                                                  7,432,606          8,202,396
                                                                                --------------     --------------

Ending cash and cash equivalents                                                $    3,795,290     $    7,432,606
                                                                                ==============     ==============

Supplemental cash flow information:
     Interest paid                                                              $    2,135,464     $    2,432,063
     Income taxes paid                                                                 728,000            242,343
Supplemental noncash disclosures:
     Transfers from loans to other real estate owned and repossessions          $      279,040     $      123,620
     Transfer of securities from held to maturity to available for sale              8,201,627                 --

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, fair values of financial instruments and the status of contingencies are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest-bearing time deposits with other financial institutions and short-term borrowings with maturities of 90 days or less.

Securities: Debt securities are classified as available for sale and carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as FHLB stock are carried at cost. To aid in liquidity and risk management, the Corporation reclassified all securities from held to maturity to available for sale on August 31, 2003. Securities with a carrying value of $8,201,627 and unrealized gains of $79,475 were reclassified. The Corporation's equity increased $52,454, net of tax effects, as a result of the transfer. Management expects that all securities purchased in the future will be classified as available for sale.

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

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are generally expensed. Some costs will be capitalized to foreclosed assets if these costs have future benefits and increase the fair value of the asset.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 1 to 10 years.

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

Off-Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amounts for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is not currently applicable since the Corporation has no potentially dilutive common shares.

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

Restrictions on Cash: The Corporation was required to have $316,000 and $269,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2003 and 2002. These balances do not earn interest.

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

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Adoption of New Accounting Standards: During 2003, the Corporation adopted the Financial Accounting Standards Board ("FASB") Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Corporation's operating results or financial condition.

Reclassifications: Certain reclassifications have been made to the 2002 financial statements to be comparable to the 2003 presentation.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 2 - SECURITIES

Year-end securities are as follows.

                                                           2003
                                   ------------------------------------------------------
                                                    Gross          Gross
                                    Amortized    Unrealized     Unrealized       Fair
                                      Cost          Gains         Losses         Value
                                   -----------   -----------   -----------    -----------
Available for sale
     U.S. Treasury                 $   100,751   $     6,890   $        --    $   107,641
     U.S. government and federal
       agencies                      8,685,708        85,679       (78,782)     8,692,605
     Mortgage-backed                 7,195,484        57,066        (9,443)     7,243,107
     State and municipal             8,835,518       287,454       (32,639)     9,090,333
     Corporate                       1,365,857         6,328            --      1,372,185
                                   -----------   -----------   -----------    -----------
        Total debt securities       26,183,318       443,417      (120,864)    26,505,871
     Other securities                  514,040            --            --        514,040
                                   -----------   -----------   -----------    -----------
        Total                      $26,697,358   $   443,417   $  (120,864)   $27,019,911
                                   ===========   ===========   ===========    ===========

                                                           2002
                                   ------------------------------------------------------
                                                     Gross         Gross
                                    Amortized     Unrealized    Unrealized       Fair
                                      Cost           Gains        Losses         Value
                                   -----------   -----------   -----------    -----------
Available for sale
     U.S. Treasury                 $   100,831   $     7,674   $        --    $   108,505
     U.S. government and federal
       agencies                      7,976,371       189,449          (725)     8,165,095
     Mortgage-backed                16,228,816       235,214        (5,041)    16,458,989
     Corporate                       1,452,881           115        (7,949)     1,445,047
                                   -----------   -----------   -----------    -----------
        Total debt securities       25,758,899       432,452       (13,715)    26,177,636
     Other securities                  493,940            --            --        493,940
                                   -----------   -----------   -----------    -----------
        Total                      $26,252,839   $   432,452   $   (13,715)   $26,671,576
                                   ===========   ===========   ===========    ===========

                                           Gross         Gross
                            Carrying   Unrecognized  Unrecognized    Fair
                             Amount        Gains        Losses       Value
                           ----------  ------------  ------------  ----------
Held to maturity
     State and municipal   $5,792,660   $  232,171    $   (7,941)  $6,016,890
                           ==========   ==========    ==========   ==========

Sales of available for sale securities were as follows:

                            2003           2002
                         -----------    -----------
Proceeds                 $ 4,857,348    $ 3,720,728
Gross gains                  123,708         65,655
Gross losses                  (8,766)        (6,624)
Gross gains from calls         1,070         16,584

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 2 - SECURITIES (Continued)

The fair values of securities at year-end 2003, by expected maturity are shown below. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

                                 Fair
                                Value
                             -----------
Due in one year or less      $ 3,849,897
Due from one to five years    11,572,894
Due from five to ten years     7,904,919
Due after ten years            3,178,161
Other securities                 514,040

                             -----------

                             $27,019,911
                             ===========

Securities with carrying values of $11,761,000 and $9,707,000 at December 31, 2003 and 2002 were pledged to secure public deposits and for other purposes.

Securities with unrealized losses at year end 2003 not recognized in income are as follows:

                               Less than 12 Months           12 Months or More                 Total
                             -----------------------    ---------------------------   -----------------------
                               Fair       Unrealized         Fair       Unrealized       Fair      Unrealized
Description of Securities      Value         Loss            Value         Loss          Value        Loss
--------------------------   ----------   ----------    -------------   -----------   ----------   ----------
U.S. government and
  federal agency             $4,955,895   $  (78,782)   $          --   $        --   $4,955,895   $  (78,782)
Mortgage-backed               2,272,121       (9,443)              --            --    2,272,121       (9,443)
State and municipal           2,485,237      (32,639)              --            --    2,485,237      (32,639)
                             ----------   ----------    -------------   -----------   ----------   ----------

Total temporarily impaired   $9,713,253   $ (120,864)   $          --   $        --   $9,713,253   $ (120,864)
                             ==========   ==========    =============   ===========   ==========   ==========

Unrealized losses on bonds have not been recognized into income because the issuers bonds are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

NOTE 3 - LOANS

Year-end loans were as follows.

                                2003            2002
                            ------------    ------------
Commercial                  $ 10,000,448    $  8,261,356
Installment                   23,147,507      23,107,796
Real estate                   41,754,926      28,587,569
Credit card                      777,901         791,877
Other                             32,586          50,295
                            ------------    ------------
                              75,713,368      60,798,893
Net deferred loan costs          488,569         539,292
Allowance for loan losses       (844,174)       (793,318)
                            ------------    ------------

                            $ 75,357,763    $ 60,544,867
                            ============    ============

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

                                       2003         2002
                                     ---------    ---------
Beginning balance                    $ 793,318    $ 713,988
Loans charged-off                     (470,679)    (437,764)
Recoveries of previous charge-offs     109,535       82,094
Provision for loan losses              412,000      435,000
                                     ---------    ---------

Ending balance                       $ 844,174    $ 793,318
                                     =========    =========

Impaired loans were as follows.

                                                                2003       2002
                                                              --------   --------
Year-end balance of impaired loans with allocated allowance   $     --    624,886
Amount of allowance allocated at year-end                           --     31,244
Average balance of impaired loans                              312,650    332,222
Interest income recognized during impairment                    38,455     23,555
Cash-basis interest income recognized                           38,455         --

Nonperforming loans were as follows.

                                                 2003       2002
                                               --------   --------
Loans past due over 90 days still on accrual   $248,580   $706,505
Loans on nonaccrual                             483,314    227,801

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                       2003            2002
                                    -----------    -----------
Land                                $   115,875    $   115,875
Building and improvements             1,318,304      1,041,208
Furniture, fixtures and equipment     1,184,832      1,431,528
Leasehold improvements                   59,295         59,295
                                    -----------    -----------
    Total cost                        2,678,306      2,647,906
Less accumulated depreciation          (957,744)    (1,289,074)
                                    -----------    -----------

                                    $ 1,720,562    $ 1,358,832
                                    ===========    ===========

The Bank's branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth
(2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,073 in 2003 and in 2002. Minimum rental commitments under this noncancelable operating lease will remain at $41,073 annually through 2006, will be $43,127 for 2007 and 2008, and will total $355,793 thereafter.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 5 - DEPOSITS

Year-end interest-bearing deposits were as follows.

                                               2003          2002
                                            -----------   -----------
Demand and money market                     $23,468,514   $24,904,333
Savings                                      15,223,147    14,035,033
Time:
     In denominations under $100,000         27,820,914    26,446,520
     In denominations of $100,000 or more    12,073,842    12,690,257
                                            -----------   -----------

Total interest-bearing deposits             $78,586,417   $78,076,143
                                            ===========   ===========

Scheduled maturities of time deposits were as follows.

1 year or less         $15,700,622   $17,922,476
1 through 2 years        9,830,483     6,384,877
2 through 3 years        2,252,224     6,952,169
3 through 4 years        6,503,940     1,168,665
4 through 5 years        5,563,894     6,308,675
Greater than 5 years        43,593       399,915
                       -----------   -----------

                       $39,894,756   $39,136,777
                       ===========   ===========

Occasionally, in order to meet liquidity or asset/liability needs, the Bank will accept time deposits from out-of-market investors. These time deposits totaled $3,053,000 and $1,981,000 at year-end 2003 and 2002.

NOTE 6 - BORROWINGS

Federal funds purchased, borrowings from the Federal Home Loan Bank of Cincinnati and a line of credit with a large national bank are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

                                                 2003              2002
                                            --------------    --------------
Maximum month-end balance during the year   $   12,268,000    $    9,029,000
Average balance during the year                  9,231,000         6,219,000
Average interest rate during the year                 3.82%             3.97%
Average interest rate at year-end                     3.49%             3.96%

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 6 - BORROWINGS (Continued)

Federal Home Loan Bank ("FHLB") borrowings at year-end 2003 and 2002 were as follows.

                                                                     2003         2002
                                                                 -----------   -----------
Convertible FHLB advance, 4.60%, due January 24, 2011            $ 1,000,000   $ 1,000,000
Mortgage-matched FHLB advance, 5.91%, maturity July 1, 2011          183,503       309,709
5 year constant monthly payment FHLB advance, 4.43%,
   maturity May 1, 2007                                              690,909       879,090
2.25 year fixed rate FHLB advance, 4.09% due July 23, 2004         1,000,000     1,000,000
5 year constant monthly payment FHLB advance, 4.33%,
   maturity May 1, 2007                                              345,185       439,409
4 year fixed rate FHLB advance, 4.90% due April 28, 2006             500,000       500,000
3 year fixed rate FHLB advance, 3.59% due July 22, 2005            1,500,000     1,500,000
3.5 year fixed rate FHLB advance, 3.99% due January 30, 2006       1,500,000     1,500,000
2 year fixed rate FHLB advance, 2.64% due August 13, 2004            500,000       500,000
2.25 year fixed rate FHLB advance, 2.89% due November 19, 2004       800,000       800,000
3.5 year fixed rate FHLB advance, 3.11% due April 3, 2006            500,000       500,000
1.5 year fixed rate FHLB advance, 1.90% due April 7, 2005          1,000,000            --
2 year fixed rate FHLB advance, 2.22% due October 7, 2005          1,000,000            --
1.5 year fixed rate FHLB advance, 2.05% due June 23, 2005            500,000            --
                                                                 -----------   -----------

                                                                 $11,019,597   $ 8,928,208
                                                                 ===========   ===========

The interest rate on the convertible advance is convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The mortgage-matched advance requires monthly principal and interest payments.

Maturities of FHLB borrowings for the next five years and thereafter were:

Year ended December 31,
          2004                $ 2,615,114
          2005                  4,329,570
          2006                  2,844,693
          2007                    134,479
          2008                     25,370
      Thereafter                1,070,371
                              -----------

                              $11,019,597
                              ===========

The advances were collateralized by $14,876,000 and $12,053,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank's FHLB stock at year-end 2003 and 2002. As of December 31, 2003, the Bank has approximately $2,386,000 still available for future advances based upon eligible mortgage loans.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 7 - EMPLOYEE BENEFITS

The Corporation provides a profit sharing plan that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant's base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $35,897 and $20,300 for the years ended December 31, 2003 and 2002 related to the profit sharing plan.

The Corporation also provides a supplemental retirement plan for current and past officers. Benefits under the plan are based on the performance of life insurance contracts purchased by the Corporation. Upon retirement, participants receive 15 equal annual installments representing the cumulative increase in the cash surrender value of the related life insurance policy in excess of an opportunity cost, as defined in the plan, from the inception of the plan until retirement. Participants also receive the annual increase in cash surrender value in excess of the opportunity cost from retirement until death. The officers vest 10% annually and are fully vested. Expense related to this plan was $217,750 and $48,844 in 2003 and 2002 resulting in a liability of $365,222 and $147,472 at year-end 2003 and 2002. The cash surrender value of the life insurance was $1,460,994 and $1,376,375 at year-end 2003 and 2002 and was included in other assets.

NOTE 8 - INCOME TAXES

Income tax expense was as follows.

             2003          2002
           ---------    ---------
Current    $ 365,472    $ 505,320
Deferred     (99,136)     (90,992)
           ---------    ---------

           $ 266,336    $ 414,328
           =========    =========

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                      2003           2002
                                                    ---------     ---------
Federal statutory rate times pretax income at 34%   $ 381,780     $ 494,425
Effect of:
     Tax exempt interest                              (98,644)      (78,501)
     Other, net                                       (16,800)       (1,596)
                                                    ---------     ---------

     Total                                          $ 266,336     $ 414,328
                                                    =========     =========

Effective tax rate %                                     23.7%         28.5%
                                                    =========     =========

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 8 - INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities relate to the following items.

                                                           2003        2002
                                                        ---------    ---------
Deferred tax assets
     Allowance for loan losses                          $ 162,348    $ 171,409
     Deferred compensation                                124,175       50,140
     Deferred loan fees                                    16,350        2,993
                                                        ---------    ---------
         Total deferred tax assets                        302,873      224,542
Deferred tax liabilities
     Depreciation                                        (125,065)     (82,162)
     Accrual to cash conversion                          (153,972)    (230,958)
     FHLB stock dividend                                  (43,588)     (37,264)
     Unrealized gain on securities available for sale    (109,668)    (142,371)
     Other                                                (17,278)     (10,324)
                                                        ---------    ---------
         Total deferred tax liabilities                  (449,571)    (503,079)
                                                        ---------    ---------

     Net deferred tax liability                         $(146,698)   $(278,537)
                                                        =========    =========

NOTE 9 - RELATED PARTIES

Loans to principal officers, directors, and their affiliates in 2003 were as follows.

Beginning balance   $   982,057
New loans               852,366
Repayments             (614,570)
                    -----------

Ending balance      $ 1,219,853
                    ===========

Deposits from principal officers, directors, and their affiliates at year-end 2003 and 2002 were $7,066,000 and $3,889,000.

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

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 10 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 3.00% to 12.00% at year-end 2003 and 3.50% to 12.00% at year-end 2002. Outstanding commitments for credit cards had interest rates ranging from 10.00% to 15.90% at year-end 2003 and 10.25% to 17.90% at year-end 2002.

Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

                                                         2003             2002
                                                         ----             ----
Commitments to extend credit                          $5,385,000      $4,553,000
Credit card arrangements                               1,708,000       2,503,000
Overdraft protection                                     842,000         832,000

NOTE 11 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments at year-end were as follows.

                                                      2003                               2002
                                                      ----                               ----
                                          Carrying             Fair           Carrying            Fair
                                           Amount              Value           Amount             Value
                                           ------              -----           ------             -----
Financial assets
      Cash and cash equivalents         $  3,795,290      $  3,795,290      $  7,432,606      $  7,432,606
      Interest-earning deposits              486,447           500,802           866,270           877,699
      Securities available for sale       27,019,911        27,019,911        26,671,576        26,671,576
      Securities held to maturity                 --                --         5,792,660         6,016,890
      Loans, net                          75,357,763        77,149,137        60,544,867        61,566,878
      Accrued interest receivable            523,737           523,737           607,688           607,688

Financial liabilities
      Demand and savings deposits        (47,112,296)      (47,112,296)      (45,752,698)      (45,752,698)
      Time deposits                      (39,894,756)      (41,043,773)      (39,136,777)      (39,898,641)
      Federal funds purchased             (1,248,000)       (1,248,000)               --                --
      Other borrowings                   (11,019,597)      (11,205,378)       (8,928,208)       (9,287,139)
      Accrued interest payable              (121,517)         (121,517)         (123,714)         (123,714)

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

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

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

At year-end 2003 and 2002, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank's category. Actual capital levels for the Bank and minimum required were as follows.

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                                  For Capital         Prompt Corrective
                                              Actual           Adequacy Purposes     Action Regulations
                                              ------           -----------------     ------------------
                                       Amount        Ratio    Amount         Ratio   Amount         Ratio
                                       ------        -----    ------         -----   ------         -----
                                                              (Dollars in thousands)
2003
Total capital (to risk weighted
  assets)                              $9,308         11.8%   $6,288          8.0%   $7,859         10.0%
Tier 1 capital (to risk weighted
  assets)                               8,464         10.8     3,144          4.0     4,716          6.0
Tier 1 capital (to average assets)      8,464          7.6     4,451          4.0     5,563          5.0

2002
Total capital (to risk weighted
  assets)                              $8,359         12.7%   $5,271          8.0%   $6,589         10.0%
Tier 1 capital (to risk weighted
  assets)                               7,566         11.5     2,636          4.0     3,954          6.0
Tier 1 capital (to average assets)      7,566          7.3     4,134          4.0     5,167          5.0

OSB's primary source of funds to pay dividends with is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $1,449,000 is available to pay dividends to OSB.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 13 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                               2003           2002
                                                               ----           ----
Unrealized holding gains (losses) on available-for-sale
  securities                                                $ (59,647)     $ 427,877
Cumulative effect adjustment for securities transferred
  from held-to-maturity to available-for-sale                  79,475             --
Reclassification adjustments for gains later
  recognized in income                                       (116,012)       (75,615)
                                                            ---------      ---------
Net unrealized gains and losses                               (96,184)       352,262
Tax effect                                                     32,702       (119,768)
                                                            ---------      ---------

Other comprehensive income (loss)                           $ (63,482)     $ 232,494
                                                            =========      =========

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Condensed parent company only financial statements for OSB follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2003 and 2002

                                            2003            2002
                                            ----            ----
ASSETS
Cash and cash equivalents                $ 2,106,538     $ 2,321,961
Investment in bank subsidiary              8,677,436       7,842,513
Other assets                                  76,176          54,612
                                         -----------     -----------

   Total assets                          $10,860,150     $10,219,086
                                         ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Shareholders' equity                     $10,860,150     $10,219,086
                                         ===========     ===========

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2003 and 2002

NOTE 14 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                     Years ended December 31, 2003 and 2002

                                                         2003             2002
                                                         ----             ----
Interest expense                                      $        --      $    13,671
Professional fees                                          11,913            7,655
Fees paid to The Marion Bank                               44,400           46,740
Other expenses                                              7,110            4,647
                                                      -----------      -----------
   Total expenses                                          63,423           72,713
                                                      -----------      -----------
Income (loss) before income tax and undistributed
  subsidiary income                                       (63,423)         (72,713)
Income tax benefit                                         21,564           24,722
Equity in undistributed subsidiary income                 898,405        1,087,856
                                                      -----------      -----------

Net income                                                856,546        1,039,865
Other comprehensive income                                (63,482)         232,494
                                                      -----------      -----------

Total comprehensive income                            $   793,064      $ 1,272,359
                                                      ===========      ===========

                       CONDENSED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2003 and 2002

                                                                 2003             2002
                                                                 ----             ----
Cash flows from operating activities
Net income                                                    $   856,546      $ 1,039,865
       Adjustments:
            Equity in undistributed subsidiary income            (898,405)      (1,087,856)
            Change in other assets                                (21,564)         (24,722)
                                                              -----------      -----------
                 Net cash from operating activities               (63,423)         (72,713)

Cash flows from financing activities
       Proceeds from sale of stock, net of offering costs              --        2,832,518
       Net changes in short-term borrowings                            --         (500,000)
       Dividends paid                                            (152,000)        (100,800)
                                                              -----------      -----------
                 Net cash from financing activities              (152,000)       2,231,718
                                                              -----------      -----------

Net change in cash and cash equivalents                          (215,423)       2,159,005
Beginning cash and cash equivalents                             2,321,961          162,956
                                                              -----------      -----------

Ending cash and cash equivalents                              $ 2,106,538      $ 2,321,961
                                                              ===========      ===========

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following pages, management presents an analysis of Ohio State Bancshares, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2003 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

CRITICAL ACCOUNTING ESTIMATES

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, determined by management, which represents probable incurred credit losses in the loan portfolio. A detailed description on how the Corporation accounts for this valuation allowance and related data is provided in Note 1 and
Note 3 of the consolidated financial statements and further in this discussion under the heading Allowance and Provision for Loan Losses. Unexpected fluctuations in local unemployment rates and the amount of past due loans can have a significant impact on this accounting estimate.

DEFERRED COMPENSATION: The Corporation provides a supplemental retirement plan for the current CEO and two former officers. The officers post retirement benefits will come from actual current and future earnings from bank owned life insurance policies. The Corporation expenses the present value of the estimated future benefits and establishes a deferred compensation liability. At year-end 2003, this accrual had a balance of $365,000 and is combined with other liabilities on the consolidated balance sheet. In order to evaluate this accrual, management must estimate future revenues from the insurance policy, future opportunity costs and a discount rate for the present value calculation. As these estimates change and the CEO approaches retirement, the expenses related to funding the deferred compensation could change significantly. See
Note 7, of the consolidated financial statements, for more information on these retirement benefits.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

RESULTS OF OPERATIONS

Net income for the Corporation was $857,000 in 2003, or $183,000 less than the $1,040,000 earned in 2002. The primary reasons for the decrease in earnings for 2003 was due to increases in noninterest expense of $435,000, partially offset by increases in net interest income of $22,000, noninterest income of $59,000, and decreases in provision for loan losses of $23,000 and income taxes of $148,000. Noninterest income increased as the result of a higher realization of customer service fees and gains from the sale or calls of securities. Noninterest expense grew as a result of operational expansion, higher personnel costs, and costs related to the collection of loans. A detailed discussion of the components of net interest income, provision for loan losses, and noninterest income and expenses is provided in the following sections.

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

Net interest income increased $22,000 from 2002 to 2003. The increase was the result of higher average balances of interest-earning assets mostly offset by a lower net interest margin. The net interest margin, which is net interest income divided by average earning assets, decreased 47 basis points from 4.56% for 2002 to 4.09% for 2003. A dramatic decline in the interest rate environment in 2002 caused interest bearing liabilities to reprice faster than the corresponding interest-earning assets and a larger than normal net interest margin was experienced in 2002. A more stable interest rate environment in 2003 caused this margin to contract slightly. Also contributing to a lower net interest margin was a change in the duration of interest bearing liabilities. At year-end 2002, 54.2% of the Bank's time deposits had maturities over 1 year compared to 60.6% at year-end 2003. The longer term funding carries higher interest expenses and contributed to a lower net interest margin in 2003 but was done for asset/liability management purposes to lessen the negative effect if interest rates would rapidly rise.

Total interest income decreased $167,000, or 2.63%, and was the result of a 95 basis point decrease in average yield, partially offset by a 12.74% increase in interest-earning assets. The decrease in average yield was effected by a low interest rate environment and a change in the makeup of the loan portfolio. Residential and commercial real estate loans made up 47.0% of the loan portfolio at year-end 2002 compared to 55.1% at year-end 2003 and grew $13,167,000, or 46.1% in 2003. Real estate loans historically have lower levels of default and realized charge-offs so correspondingly carry lower interest rates. These loans carry lower interest rates but often have shorter interest rate adjustment periods compared to consumer loans and will aid in asset/liability management.

Total interest expense decreased $189,000, or 8.14%, in 2003. This was the result of a continuing low interest rate environment, where the average yield on interest-bearing liabilities dropped 48 basis points from 2002, partially offset by a 10.25% increase in average interest-bearing liabilities.

The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation's assets and liabilities.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

 AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME FOR THE YEARS ENDED
                                  DECEMBER 31,
                        (in thousands except percentages)

                                                            2003                                         2002
                                            -------------------------------------       -------------------------------------
                                                           Average      Interest                        Average     Interest
                                              Average     Yield or       Earned           Average      Yield or      Earned
                                              Balance     Rate Paid     or Paid           Balance      Rate Paid     or Paid
                                            ----------    ---------     ---------       ----------     ---------    ---------
ASSETS:
INTEREST-EARNING ASSETS:
    Federal funds sold                      $    2,279       1.07%     $       25       $    1,780        1.61%    $       29
    Interest-earning deposits                    2,831       1.60              45            1,808        2.39             43
    Taxable securities                          22,608       3.62             817           21,579        4.97          1,071
    Nontaxable securities                        7,092       5.96             423            5,121        6.53            335
    Loans                                       67,157       7.43           4,992           60,155        8.26          4,970
                                            ----------                 ----------       ----------                 ----------
TOTAL INTEREST-EARNING ASSETS                  101,967       6.18           6,302           90,443        7.13          6,448
                                            ----------                 ----------       ----------                 ----------
NONINTEREST-EARNING ASSETS:
    Cash and due from
      financial institutions                     3,004                                       2,990
    Premises and equipment, net                  1,481                                       1,429
    Accrued interest and other assets            2,159                                       1,946
    Unrealized gains on securities                 252                                         219
    Less: Allowance for loan losses               (836)                                       (779)
                                            ----------                                  ----------
TOTAL NONINTEREST-EARNING ASSETS                 6,060                                       5,805
                                            ----------                                  ----------

TOTAL ASSETS                                $  108,027                                  $   96,248
                                            ==========                                  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
    Demand deposits                         $   24,886       0.97             243       $   23,568        1.63            384
    Savings deposits                            14,638       0.99             144           14,197        1.45            206
    Time deposits                               39,867       3.50           1,393           36,400        4.08          1,485
    Other borrowings                             9,231       3.82             353            6,219        3.97            247
                                            ----------                 ----------       ----------                 ----------
TOTAL INTEREST-BEARING LIABILITIES              88,622       2.41           2,133           80,384        2.89          2,322
                                            ----------                 ----------       ----------                 ----------
NONINTEREST-BEARING LIABILITIES:
    Demand deposits                              8,351                                       7,541
    Accrued interest payable
      and other liabilities                        537                                         616
                                            ----------                                  ----------
    TOTAL NONINTEREST-BEARING LIABILITIES        8,888                                       8,157
                                            ----------                                  ----------

TOTAL LIABILITIES                               97,510                                      88,541

TOTAL SHAREHOLDERS' EQUITY                      10,517                                       7,707
                                            ----------                                  ----------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                      $  108,027                                  $   96,248
                                            ==========                                  ==========

    NET INTEREST INCOME                                                $    4,169                                  $    4,126
                                                                       ==========                                  ==========
    NET INTEREST SPREAD                                      3.77%                                        4.24%
                                                             ====                                         ====
    NET YIELD ON INTEREST
      EARNING ASSETS                                         4.09%                                        4.56%
                                                             ====                                         ====

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

Yields and amounts earned on loans include loan costs, net of loan fees and late charges of $2,000 for the year ended December 31, 2003, and $29,000 for the year ended December 31, 2002. Nonaccruing loans are included in the daily average loan amounts outstanding. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The average balance for securities represents the amortized cost value of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.

The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.

INTEREST RATES AND INTEREST DIFFERENTIAL

                                                 2003 Compared to 2002                        2002 Compared to 2001
                                                  Increase/(Decrease)                          Increase/(Decrease)
                                                  -------------------                          -------------------
                                                                            (In thousands)
                                                       Change        Change                          Change        Change
                                          Total        due to        due to             Total        due to        due to
                                         Change        Volume         Rate             Change        Volume         Rate
                                         ------        ------         ----             ------        ------         ----
Federal funds sold                     $      (4)    $       7     $     (11)         $    (68)    $     (22)    $     (46)
Interest-earning deposits                      2            19           (17)               21            30            (9)
Taxable securities                          (254)           49          (303)              251           414          (163)
Nontaxable securities (1)                     88           120           (32)               78            75             3
Loans (2)                                     22           547          (525)              (40)          429          (469)
                                       ---------     ---------     ---------          --------     ---------     ---------
         Total interest income              (146)          742          (888)              242           926          (684)
                                       ---------     ---------     ---------          --------     ---------     ---------

Demand deposits                             (141)           20          (161)             (128)          112          (240)
Savings deposits                             (62)            6           (68)              (56)           73          (129)
Time deposits                                (92)          133          (225)             (588)           11          (599)
Other borrowings                             106           115            (9)              170           179            (9)
                                       ---------     ---------     ---------          --------     ---------     ---------
         Total interest expense             (189)          274          (463)             (602)          375          (977)
                                       ---------     ---------     ---------          --------     ---------     ---------

Net interest income                    $      43     $     468     $    (425)         $    844     $     551     $     293
                                       =========     =========     =========          ========     =========     =========

(1) Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2) Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable incurred credit losses in the loan portfolio. A grading system is utilized for the commercial loan portfolio. The Loan Review Committee of the Board reviews the status of all credit relationships of $200,000 or more and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer automobile, home equity and credit card loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as probable credit losses. At year-end 2003, the allowance had a balance of $844,174, or 1.11% of total loans, compared to $793,318, or 1.29% of total loans, at year-end 2002. The provision for loan losses was $412,000 for the year ended December 31, 2003, compared to $435,000 for the year ended December 31, 2002. Even though the allowance balance increased in 2003, provisions and the allowance as a percentage of total loans decreased due to growth in real estate loans and the resolution of impaired loans that were outstanding at year-end 2002. Real estate loans have lower historical charge-off rates and correspondingly get lower loss reserves.

The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

                                                          Nonaccrual, Past Due and Impaired Loans at December 31,
                                                          -------------------------------------------------------
                                                                           2003               2002
                                                                           ----               ----
                                                                               (In thousands)
Nonaccrual loans not included in impaired loans                      $          483      $          228
Loans past due 90 days or more,
  excluding nonaccrual and impaired loans                                       249                  82
Impaired loans                                                                   --                 625
                                                                     --------------      --------------

Total                                                                $          732      $          935
                                                                     ==============      ==============

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

Watchlist loans include the majority of loans 90 days or more delinquent, all commercial loans with an internal loan grade of substandard or less, and all nonaccrual loans. Additionally, loan officers may request a loan be added to the watchlist if they suspect repayment problems may arise and feel the need for frequent reviews. Watchlist loans that were not reported above as nonaccrual, delinquent or impaired had balances at December 31, 2003 of $836,000 and $949,000 at December 31, 2002.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

                                                2003       2002
                                                ----       ----
                                                 (in thousands)
Allowance for loan losses:
Balance at beginning of period                  $ 793      $ 714
Loans charged-off:
      Commercial                                  (54)      (110)
      Real estate                                 (17)        --
      Credit card                                 (29)        (8)
      Installment                                (371)      (320)
                                                -----      -----
          Total loans charged-off:               (471)      (438)
                                                -----      -----
Recoveries of loans previously charged-off:
      Commercial                                   --          2
      Real estate                                  --         --
      Credit card                                   3          3
      Installment                                 107         77
                                                -----      -----
          Total loan recoveries                   110         82
                                                -----      -----

Net loans charged-off                            (361)      (356)
Provision for loan losses                         412        435
                                                -----      -----

Balance at end of period                        $ 844      $ 793
                                                =====      =====

Ratios:                                                                        2003           2002
                                                                               ----           ----
Net loans charged-off to average loans                                          0.54%         0.59%
Net loans charged-off to total loans at end of period                           0.47          0.58
Allowance for loan losses to average loans                                      1.26          1.32
Allowance for loan losses to total loans at end of period                       1.11          1.29
Net loans charged-off to allowance for loan losses at end of period            42.78         44.81
Net loans charged-off to provision for loan losses                             87.66         81.76
Allowance for loan losses to nonperforming loans (1)                          115.34         84.91

(1) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and still accruing interest, and impaired loans.

The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

                                   Percentage of                  Percentage of
                                   Loans in Each                  Loans in Each
                    Allowance       Category to    Allowance        Category to
                     Amount         Total Loans      Amount        Total Loans
                     ------         -----------      ------        -----------
                        December 31, 2003              December 31, 2002
                        -----------------              -----------------
Commercial          $ 63,600            13.21%     $ 45,455            13.59%
Real Estate           44,583            55.15        86,179            47.02
Installment          515,910            30.57       494,160            38.01
Credit Cards          40,216             1.03        42,484             1.30
Other                     --             0.04            --             0.08
Unallocated          179,865              N/A       125,040              N/A
                    --------           ------      --------           ------

Total               $844,174           100.00%     $793,318           100.00%
                    ========           ======      ========           ======

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

NONINTEREST INCOME

Noninterest income increased from $724,000 in 2002 to $783,000 in 2003, a $59,000, or 8.18% increase. Most of this increase came from gains on sales of securities which increased $40,000 in 2003. Since loan growth outpaced funding growth in 2003, it was necessary to take excess liquidity from the investment portfolio. The need to free up this liquidity along with historically low interest rates facilitated these gains from the sales of securities. The increase in the other components of noninterest income was the result of normal growth since no new products or service fees were introduced in 2003.

NONINTEREST EXPENSE

Noninterest expense increased $435,000, or 15.09%, in 2003 as compared to the previous year. Contributing to higher noninterest expenses were increases in salaries and employee benefits of $323,000, or 23.25%, an increase in occupancy and equipment expense of $62,000, or 12.02%, and increase in loan collection costs of $33,000, or 30.63%. The increase in salaries and employee benefits is the result of higher supplemental retirement expense accruals, the addition of two loan officers and two other middle management positions, and increased health care costs. The increase in occupancy and equipment expenses is due to the replacement of the main frame computer system that handles all core processing functions and software and hardware additions relating to a new data imaging system. The increase in loan collection costs is the result of a higher number of personal bankruptcy filings and commercial loan collections, both of which resulted in higher attorney fees. In general, all other increases in noninterest expenses are the direct result of the Bank's asset growth and expanded operations with the exception of professional fees. Professional fees decreased $21,000, or 15.04%, due to the addition of middle management positions that has resulted in less outsourcing of activities and less professional consultation.

FINANCIAL CONDITION

TOTAL ASSETS

Total assets grew from $104,733,000 on December 31, 2002 to $110,862,000 on December 31, 2003, a $6,129,000, or 5.85% increase. Most of the growth came from a $14,813,000, or 24.47% increase in loans. This growth was funded by a net increase in deposits, federal funds purchased and borrowings of $5,457,000, or 5.82%, a decrease in the securities portfolio of $5,444,000, or 16.77%, and a decrease in cash and cash equivalents of $3,638,000, or 48.94%.

LOANS

Total net loans increased 24.47% from $60,545,000 on December 31, 2002 to $75,358,000 on December 31, 2003. Real estate loans increased $13,167,000, or 46.06%, commercial loans increased $1,739,000, or 21.05%, and installment loans increased $40,000, or 0.17%. The increase in real estate loans was the result of a new loan officer who primarily originates commercial real estate loans and the continued success of traditional residential loan products. The increase in commercial loans was the result of an additional new loan officer who works with commercial loans and assists in loan department management. All other fluctuations in loan makeup were normal in nature and are reflective of general market conditions in 2003.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

The Corporation's loan portfolio consists primarily of commercial, installment loans (loans to individual consumers for automobile, family and other personal expenses) and real estate loans. These categories accounted for approximately 13%, 31%, and 55% of the Corporation's total loan portfolio on December 31, 2003. The Corporation's present policy regarding diversity in the loan portfolio is based on local economic conditions, competitive forces, supply of funds and indicators in order to optimize income.

With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank's total capital. As of December 31, 2003, the lending limit for the Bank was approximately $1,406,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.

The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2003.

(In thousands)

                                  One          One
                                  Year       Through     After Five
                                 or Less    Five Years     Years        Total
                                 -------    ----------     -----        -----
REAL ESTATE
   Fixed Rate                  $      739   $    1,777   $    2,526   $    5,042
   Variable Rate                    2,935        3,277       30,501       36,713
                               ----------   ----------   ----------   ----------
   Total Real Estate                3,674        5,054       33,027       41,755

COMMERCIAL
   Fixed Rate                         341        2,745           23        3,109
   Variable Rate                    2,668          745        3,478        6,891
                               ----------   ----------   ----------   ----------
   Total Commercial                 3,009        3,490        3,501       10,000

INSTALLMENT
   Fixed Rate                         731       19,610        2,609       22,950
   Variable Rate                      118           80           --          198
                               ----------   ----------   ----------   ----------
   Total Installment                  849       19,690        2,609       23,148

CREDIT CARDS
   Fixed Rate                          --           --           --           --
   Variable Rate                      778           --           --           --
                               ----------   ----------   ----------   ----------
   Total Credit Card                  778           --           --          778

OTHER
   Fixed Rate                          --           --           --           --
   Variable Rate                       32           --           --           32
                               ----------   ----------   ----------   ----------
   Total Other                         32           --           --           32
                               ----------   ----------   ----------   ----------

TOTAL ALL LOANS                $    8,342   $   28,234   $   39,137   $   75,713
                               ==========   ==========   ==========   ==========

   FIXED RATE                  $    1,811   $   24,132   $    5,158   $   31,101
   VARIABLE                         6,531        4,102       33,979       44,612

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

SECURITIES

In order to maintain appropriate assets to meet the Corporation's liquidity needs, asset/liability management requirements, and as a general source of income, the Corporation purchases debt or fixed income securities. To aid in liquidity and risk management, the Corporation reclassified all securities from held to maturity to available for sale on August 31, 2003. Securities with a carrying value of $8,202,000 and unrealized gains of $79,000 were reclassified to available for sale. Management expects that all securities purchased in the future will be classified as available for sale.

Total securities decreased $5,444,000, or 16.77%. The major categories of securities at year-end 2003 were U.S. Treasury securities, U.S. government and federal agency securities, mortgage-backed securities, state and municipal securities, and corporate debt securities which represented 0.40%, 32.17%, 26.81%, 33.64%, and 5.08% of the total portfolio. The decrease in securities was due to sales and repayments of securities where excess cash was used to fund loan demand.

The following tables summarize the amounts and distribution of the Corporation's securities and the weighted average yields as of December 31, 2003 and 2002.

                                                   2003                                2002
                                    ---------------------------------    ---------------------------------
                                    Amortized     Fair       Average     Amortized     Fair      Average
                                      Cost        Value       Yield        Cost        Value      Yield
                                      ----        -----       -----        ----        -----      -----
                                                            (Dollars in thousands)
AVAILABLE FOR SALE
U.S. TREASURY:
    Over 5 years through 10 years   $     101   $     108     4.88%      $     101   $     109    4.88%
                                    ---------   ---------                ---------   ---------
        TOTAL U.S. TREASURY               101         108     4.88             101         109    4.88

U.S. GOVERNMENT AND
  FEDERAL AGENCIES:
    Less than one year                    254         263     5.60           1,984       2,016    4.28
    Over 1 year through 5 years         5,194       5,243     3.85           2,515       2,615    5.65
    Over 5 years through 10 years       3,238       3,187     4.94           3,274       3,332    5.60
    Over 10 years                          --          --                      203         202    6.15
                                    ---------   ---------                ---------   ---------
    TOTAL U.S. GOVERNMENT AND
      FEDERAL AGENCIES                  8,686       8,693     4.31           7,976       8,165    5.30

CORPORATE DEBT SECURITIES:
    Less than one year                    809         814     3.29             654         653    2.85
    Over 1 year through 5 years           557         558     3.37             799         792    4.36
                                    ---------   ---------                ---------   ---------
    TOTAL CORPORATE SECURITIES          1,366       1,372     3.32           1,453       1,445    3.68

STATE AND MUNICIPAL
    Less than one year                    200         200     1.25              --          --
    Over 1 year through 5 years           899         946     4.27              --          --
    Over 5 years through 10 years       3,137       3,210     3.75              --          --
    Over 10 years                       4,600       4,734     4.73              --          --
                                    ---------   ---------                ---------   ---------
    TOTAL STATE AND MUNICIPAL           8,836       9,090     4.26              --          --

MORTGAGE-BACKED SECURITIES              7,194       7,243     3.82          16,229      16,459    4.43
OTHER SECURITIES                          514         514     4.36             494         494    3.88
                                    ---------   ---------                ---------   ---------

TOTAL SECURITIES
  AVAILABLE FOR SALE                $  26,697   $  27,020     4.11%      $  26,253   $  26,672    4.64%
                                    =========    ========                =========   =========

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

                                                    2003                                   2002
                                    ------------------------------------   ----------------------------------
                                    Amortized      Fair        Average      Amortized      Fair       Average
                                      Cost         Value        Yield         Cost         Value       Yield
                                      ----         -----        -----         ----         -----       -----
HELD TO MATURITY
STATES AND MUNICIPALS
    Less than one year              $       --   $       --                $      250   $      251      2.40%
    Over 1 year through 5 years             --           --                       134          145      5.23
    Over 5 years through 10 years           --           --                     1,717        1,817      4.91
    Over 10 years                           --           --                     3,692        3,804      4.95
                                    ----------   ----------                ----------   ----------

        TOTAL HELD TO MATURITY      $       --   $       --                $    5,793   $    6,017      4.83%
                                    ==========   ==========                ==========   ==========

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

FUNDING

Deposits are the Corporation's primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds, obtaining advances from the Federal Home Loan Bank, or through a $1,500,000 open-end line of credit with a large national bank. At times, when the Corporation has more funds than it needs for adequate liquidity, it increases investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation's deposits and borrowings in terms of maturity and applicable interest rates is a primary determinant of the Corporation's cost of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2003, the aggregate amount of interest-bearing deposits and interest bearing borrowings was 91.52% of the total source of funds. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.

Total deposits increased $2,118,000, a 2.49% increase. Deposit growth is less than experienced in previous years and is the result of general market conditions. According to the Summary of Deposits data, as published by the FDIC, the Marion county deposit base is only growing at 1.51% annual rate as of June 30, 2003. All fluctuations in the makeup of total deposits from 2002 to 2003 were relatively small in nature and due to customer needs. For further information on deposit types and maturities of time deposits see Note 5 of the 2003 consolidated financial statements.

Other borrowings increased $3,340,000 from year-end 2002 to 2003. At year-end 2003, federal funds purchased made up 10% and Federal Home Loan Bank borrowings made up 90% of total other borrowings. The additions to other borrowed money in 2003 were used to lengthen duration of total funding and to help fund the higher than normal loan growth. For more information to these borrowings see Note 6 of the 2003 consolidated financial statements.

ASSET/LIABILITY MANAGEMENT

Asset/liability management includes gap measurement that determines, over various time periods, interest-earning assets and interest-bearing liabilities which are due to reprice at current market rates. A financial institution will have a negative interest rate sensitivity gap for a given period of time if the amount of its interest-bearing liabilities

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

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

The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.

Interest Rate Sensitivity Gap as of December 31, 2003 (in thousands)

                                                                     One          Over
                                       0-3           3-12          Through        Five
                                     Months         Months       Five Years       Years         Total
                                     ------         ------       ----------       -----         -----
Assets
      Loans (1)                    $   10,105     $    8,939     $   44,607     $   12,062    $   75,713
      Securities (2)                    1,353          3,002         11,272         11,393        27,020
      Interest-earning deposits           705            486             --             --         1,191
      Federal funds sold                   --             --             --             --            --
                                   ----------     ----------     ----------     ----------    ----------

Rate sensitive assets (RSA)            12,163         12,427         55,879         23,455       103,924

Liabilities
      Interest-bearing demand          23,469             --             --             --        23,469
      Savings                          15,223             --             --             --        15,223
      Time deposits                     4,748         10,953         24,150             44        39,895
      Federal funds purchased           1,248             --             --             --         1,248
      Other borrowings                     77          2,538          7,335          1,070        11,020
                                   ----------     ----------     ----------     ----------    ----------

Rate sensitive liabilities (RSL)       44,765         13,491         31,485          1,114        90,855
                                   ----------     ----------     ----------     ----------    ----------

Period gap (3)                     $  (32,602)    $   (1,064)    $   24,394     $   22,341    $   13,069
                                   ==========     ==========     ==========     ==========    ==========

Cumulative gap                     $  (32,602)    $  (33,666)    $   (9,272)    $   13,069
                                   ==========     ==========     ==========     ==========

Percentage of RSA                      (31.37)%       (32.39)%        (8.92)%        12.58%
                                   ==========     ==========     ==========     ==========

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

(3) Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

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

                             Year-end 2003   Year-end 2003     Year-end 2002     Year-end 2002
                              Projections      % Change         Projections        % Change
                              -----------      --------         -----------        --------
1-year Net Interest Income
+200 Basis points            $   4,231,000       (6.0)%        $   3,890,000         (7.0)%
+100 Basis points                4,366,000       (3.0)%            4,095,000         (2.1)%
Base case                        4,501,000        0.0%             4,181,000          0.0%
-100 Basis points                4,604,000        2.3%             4,225,000          1.0%
-200 Basis points                4,603,000        2.3%             4,344,000          3.9%

CAPITAL RESOURCES

Shareholders' equity totaled $10,219,000 on December 31, 2002 compared to $10,860,000 on December 31, 2003. At December 31, 2002 and December 31, 2003,
the ratio of shareholders' equity to assets was 9.76% and 9.80%.

Under "Prompt Corrective Action" regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company's ability to pay dividends, see Note 12 of the 2003 consolidated financial statements.

LIQUIDITY

Liquidity management focuses on the Corporation's ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation's other financial commitments. Cash and cash equivalent assets totaled $7,433,000 at year-end 2002 and $3,795,000 at year-end 2003. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances, agreements with correspondent banks for buying and selling Federal Funds, and accepting time deposits from out-of-market investors. The fair value of securities classified as available for sale was $26,672,000 and $27,020,000 as of December 31, 2002 and December 31, 2003. The Corporation has approximately $2,386,000 and $1,500,000 available as a line of credit with the Federal Home Loan Bank and Huntington National Bank at year-end 2003.

An additional measure of liquidity is the amount of loans carried in relation to total deposits. Lower ratios can indicate greater liquidity. Management's goal is to maintain a loan to deposit ratio below 90%, but great enough to maximize the earnings potential of the Corporation while maintaining adequate liquidity levels. The net loan to deposit ratio on December 31, 2003 was 86.61%, up from 71.32% on December 31, 2002. For a detailed analysis of Corporation's sources and uses of cash, refer to the 2003 Consolidated Statements of Cash Flows.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2003

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

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation's stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI) 1-800-224-1013.

For 2003 and 2002, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation's stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

           Low Bid    High Bid   Low Ask    High Ask
           -------    --------   -------    --------
2003

1st Qtr.   $  69.00   $  69.00   $  72.00   $  72.00
2nd Qtr.      69.00      72.00      72.00      75.00
3rd Qtr.      72.00      72.00      75.00      75.00
4th Qtr.      72.00      77.00      75.00      80.00

2002

1st Qtr.   $  62.00   $  62.00   $  64.00   $  64.00
2nd Qtr.      62.00      64.00      64.00      64.00
3rd Qtr.      64.00      66.00      67.00      69.00
4th Qtr.      66.00      69.00      69.00      72.00

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation's stock, these prices may not reflect the prices at which the stock would trade in an active market.

The Corporation has 500,000 authorized and 190,000 outstanding shares of common stock held by approximately 532 shareholders as of December 31, 2003. The Corporation paid cash dividends of $0.40 and $0.30 per share in June and December of 2003 and 2002, resulting in a total amount of $0.80 and $0.60 per share in 2003 and 2002.

                           OHIO STATE BANCSHARES, INC.
                               BOARD OF DIRECTORS
                               Annual Report 2003

                             BOARD OF DIRECTORS (1)

Fred K. White - Chairman.............    Retired, Division Manager,
                                         Ohio Edison
                                         Real Estate Sales,
                                         HER Kinney Properties
                                         Marion, Ohio

Gary E. Pendleton....................    President and CEO,
                                         The Marion Bank
                                         Marion, Ohio

Samuel J. Birnbaum...................    Retired director of Real Estate,
                                         Lodgekeeper, Inc.
                                         Prospect, Ohio

Lois J. Fisher.......................    Real Estate Developer
                                         Marion, Ohio

Theodore L. Graham...................    Managing Partner, Graham
                                         Investment Co.
                                         Marion, Ohio

Lloyd L. Johnston....................    Chairman of the Board, Johnston Supply
                                         Company
                                         Marion, Ohio

F. Winton Lackey.....................    Single Source Packaging, Vice Chairman
                                         Marion, Ohio

Thurman R. Mathews...................    Owner, Mathews-Kennedy Ford/
                                         Lincoln Mercury
                                         Marion, Ohio

Peter B. Miller......................    Owner, Pete Miller, Inc.
                                         Marion, Ohio

John D. Owens........................    Retired Owner, Owens Electric
                                         Marion, Ohio

(1)   All are Directors of Ohio State Bancshares, Inc. and The Marion Bank

                           OHIO STATE BANCSHARES, INC.
                               EXECUTIVE OFFICERS
                               Annual Report 2003

OHIO STATE BANCSHARES, INC.

EXECUTIVE OFFICERS

Fred K. White, Chairman of the Board
Gary E. Pendleton, President and Treasurer
Cynthia L. Sparling, Secretary
Todd M. Wanner, Chief Financial Officer

THE MARION BANK

EXECUTIVE OFFICERS

Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Cynthia L. Sparling, Senior Vice President and Chief Operations Officer Todd M. Wanner, Senior Vice President and Chief Financial Officer

TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT

The Marion Bank
111 South Main Street
Marion, Ohio  43302
(740) 387-2265

ANNUAL MEETING

The annual shareholders' meeting will be held April 15, 2004, at 5 p.m. in the main office of The Marion Bank, 111 South Main Street, Marion, Ohio.

FORM 10-KSB

A copy of Ohio State Bancshares, Inc.'s 2003 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.