Form 10KSB, Exhibit 13
period 2004-12-31
OHIO STATE BANCSHARES INC
filed 2005-03-31
CIK 919644

                                                                      EXHIBIT 13

                           OHIO STATE BANCSHARES, INC.
                                  Marion, Ohio

                                  ANNUAL REPORT
                                December 31, 2004

                           OHIO STATE BANCSHARES, INC.

                                  ANNUAL REPORT
                                December 31, 2004

                                TABLE OF CONTENTS

President's Letter..........................................................................................   1

Comparative Summary of Selected Financial Data..............................................................   2

Financial Statements........................................................................................   3

               Report of Independent Auditors...............................................................   3

               Consolidated Financial Statements............................................................   4

               Notes to Consolidated Financial Statements...................................................   8

Management's Discussion and Analysis of Financial Condition and Results of Operations.......................  24

Board of Directors..........................................................................................  39

Officers....................................................................................................  40

[OSB LOGO]                         [PICTURE]              [OHIO STATE BANK LOGO]

FROM THE PRESIDENT:

We have come to the end of another exciting year and already 2005 is full of activity. In 2004 we finished a major renovation of our main office and I appreciate all of you who made it to our open house. Also, in 2004, we laid the ground work for what took place in the first few weeks of 2005. On the first business day of 2005, we changed the name of the Bank to The Ohio State Bank and within a couple of weeks finished our acquisition of two new banking locations. As I write this letter, total assets of the Bank have climbed above $145 million.

Changing the name of the Bank was not an easy decision. However, to maintain growth and maximize future returns to our shareholders, we found it necessary to expand beyond Marion. One of the branches we acquired is in the Union County town of Richwood. We are also in contract on development land in Delaware County where we plan to begin building our 5th location sometime in late 2005. This expansion made it necessary for the Bank to create a more uniform regional identity. With the corporate name being Ohio State Bancshares for some time, we felt that The Ohio State Bank was a perfect fit. Superior service and growth within Marion is still a top priority. We understand that you, as the majority of our shareholders, still call Marion home.

Something that is important to all of us, as shareholders, is our stock performance. I'm happy to report that our latest bid price, as reported by Community Banc Investments, is $84 per share. This means that our 1-year, 3-year, and 5-year return (excluding dividends) is 9.09%, 12.50%, and 10.49%. The 1-year return on our stock with the dividend is approximately 10.13%.

As always, if you have concerns, questions or just want to chat, my door is always open, and I look forward to seeing you soon.

Sincerely,

/s/ GARY E. PENDLETON

Gary E. Pendleton
President/CEO

                 COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
                   As of or for the years ending December 31,
                    (Dollars in 000's except per share data)

                                                  2004          2003         2002         2001         2000
                                               -----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS DATA
Total interest income                          $     6,661   $    6,202   $    6,369   $    6,148   $    5,631
Total interest expense                               2,198        2,133        2,322        2,924        2,661
                                               -----------   ----------   ----------   ----------   ----------
Net interest income                                  4,463        4,069        4,047        3,224        2,970
Provision for loan losses                              403          412          435          336          365
                                               -----------   ----------   ----------   ----------   ----------
Net interest income after provision for
  loan losses                                        4,060        3,657        3,612        2,888        2,605
Noninterest income                                     742          783          724          598          294
Noninterest expense                                  4,002        3,317        2,882        2,582        2,484
Income tax expense                                     165          266          414          251           86
                                               -----------   ----------   ----------   ----------   ----------
Net income                                     $       635   $      857   $    1,040   $      653   $      329
                                               ===========   ==========   ==========   ==========   ==========

PER SHARE DATA:
Basic and diluted earnings per common share    $      3.34   $     4.51   $     6.53   $     4.47   $     2.26
Book value per share at year-end                     59.07        57.16        53.78        42.57        37.89
Cash dividends per share                              0.80         0.80         0.60         0.60         0.60
Number of shares used in earnings per
  share calculations                               190,000      190,000      159,273      146,000      146,000

BALANCE SHEET DATA:
Total assets                                   $   125,012   $  110,862   $  104,733   $   91,407   $   73,040
Total securities                                    25,982       27,020       32,464       21,918       14,063
Total net loans                                     88,915       75,358       60,545       57,493       52,167
Allowance for loan losses                              961          844          793          714          610
Total deposits                                      96,124       87,007       84,889       81,787       66,946
Borrowings                                          16,487       12,268        8,928        2,837            -
Shareholders' equity                                11,223       10,860       10,219        6,215        5,532

OPERATING RATIOS:
Total net loans to total deposits                    92.50%       86.61%       71.32%       70.30%       77.92%
Total shareholders' equity to total assets            8.98         9.80         9.76         6.80         7.57
Average shareholders' equity to
  average assets                                      9.26         9.74         8.01         7.36         7.48
Return on average equity                              5.77         8.14        13.49        10.99         6.28
Return on average assets                              0.53         0.79         1.08         0.81         0.47
Dividend payout ratio                                23.95        17.75         9.69        13.41        26.60
Total interest expense to interest income            33.00        34.40        36.46        47.55        47.26
Allowance for loan losses to total loans              1.07         1.11         1.29         1.23         1.16

Average assets                                 $   118,783   $  108,027   $   96,248   $   80,744   $   70,108
Average shareholders' equity                        11,002       10,517        7,707        5,942        5,244

Averages used herein, unless indicated otherwise, are based on daily averages.

[CROWE LOGO]

    CROWE CHIZEK AND COMPANY LLC
    MEMBER HORWATH INTERNATIONAL

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio

We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

                                                /s/ CROWE CHIZEK AND COMPANY LLC

                                                    Crowe Chizek and Company LLC

Columbus, Ohio
February 25, 2005

                           OHIO STATE BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                                     2004                2003
                                                                                ---------------    ----------------
ASSETS
Cash and due from financial institutions                                        $     2,872,837    $      3,090,640
Interest-earning demand deposits                                                      1,192,147             704,650
Federal funds sold                                                                      435,000                   -
                                                                                ---------------    ----------------
     Cash and cash equivalents                                                        4,499,984           3,795,290
Interest-earning deposits                                                                     -             486,447
Securities available for sale                                                        25,982,066          27,019,911
Loans, net of allowance of $961,404 and $844,174                                     88,915,318          75,357,763
Premises and equipment, net                                                           2,576,597           1,720,562
Accrued interest receivable                                                             565,921             523,737
Other real estate owned                                                                 486,165             188,649
Other assets                                                                          1,986,360           1,769,813
                                                                                ---------------    ----------------

                                                                                $   125,012,411    $    110,862,172
                                                                                ===============    ================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest-bearing                                                        $     9,260,575    $      8,420,635
     Interest-bearing                                                                86,863,208          78,586,417
                                                                                ---------------    ----------------
         Total                                                                       96,123,783          87,007,052
Federal funds purchased                                                                       -           1,248,000
Borrowings                                                                           13,487,320          11,019,597
Subordinated debentures                                                               3,000,000                   -
Accrued interest payable                                                                168,029             121,517
Other liabilities                                                                     1,010,343             605,856
                                                                                ---------------    ----------------
     Total liabilities                                                              113,789,475         100,002,022

Shareholders' equity
Common stock, $10.00 par value, 500,000 shares authorized;
  190,000 shares issued and outstanding                                               1,900,000           1,900,000
Additional paid-in capital                                                            5,045,227           5,045,227
Retained earnings                                                                     4,184,651           3,702,038
Accumulated other comprehensive income                                                   93,058             212,885
                                                                                ---------------    ----------------
     Total shareholders' equity                                                      11,222,936          10,860,150
                                                                                ---------------    ----------------

                                                                                $   125,012,411    $    110,862,172
                                                                                ===============    ================

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 2004 and 2003

                                                                                       2004               2003
                                                                                  --------------    ---------------
Interest and dividend income
     Loans, including fees                                                        $    5,629,186    $     4,992,005
     Taxable securities                                                                  687,135            817,432
     Nontaxable securities                                                               291,524            322,514
     Federal funds sold and other                                                         52,757             69,840
                                                                                  --------------    ---------------
        Total interest and dividend income                                             6,660,602          6,201,791

Interest expense
     Deposits                                                                          1,694,857          1,780,404
     Subordinated debentures                                                             117,340                  -
     Federal Home Loan Bank advances and other borrowings                                385,585            352,863
                                                                                  --------------    ---------------
        Total interest expense                                                         2,197,782          2,133,267
                                                                                  --------------    ---------------

Net interest income                                                                    4,462,820          4,068,524

Provision for loan losses                                                                403,100            412,000
                                                                                  --------------    ---------------

Net interest income after provision for loan losses                                    4,059,720          3,656,524

Noninterest income
     Fees for customer services                                                          641,319            596,336
     Net gains on sales or calls of securities                                            32,117            116,012
     Other                                                                                68,676             70,529
                                                                                  --------------    ---------------
        Total noninterest income                                                         742,112            782,877

Noninterest expense
     Salaries and employee benefits                                                    2,260,333          1,713,026
     Occupancy and equipment                                                             656,860            578,655
     Professional fees                                                                   215,603            118,874
     Office supplies                                                                     138,321            148,302
     Loan collection and repossessions                                                    73,235            139,608
     Advertising and public relations                                                     94,653             85,522
     Taxes, other than income                                                            109,222            100,002
     Credit card processing                                                               43,938             87,825
     Director expenses                                                                    43,211             52,554
     Other                                                                               366,927            292,151
                                                                                  --------------    ---------------
        Total noninterest expense                                                      4,002,303          3,316,519
                                                                                  --------------    ---------------

Income before income taxes                                                               799,529          1,122,882
Income tax expense                                                                       164,916            266,336
                                                                                  --------------    ---------------

Net income                                                                        $      634,613    $       856,546
                                                                                  ==============    ===============

Basic and diluted earnings per share                                              $         3.34    $          4.51
                                                                                  ==============    ===============

Weighted average shares outstanding                                                      190,000            190,000
                                                                                  ==============    ===============

          See accompanying notes to consolidated financial statements.

                          OHIO STATE BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                     Years ended December 31, 2004 and 2003

                                                                                       Accumulated
                                                      Additional                          Other          Total
                                       Common          Paid-in         Retained       Comprehensive   Shareholders'
                                        Stock          Capital         Earnings       Income (Loss)     Equity
                                     -----------    -------------    ------------     ------------   --------------
Balance, January 1, 2003             $ 1,900,000    $   5,045,227    $  2,997,492     $     276,367  $   10,219,086

Comprehensive income:
    Net income                                                            856,546                           856,546
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                              (115,936)       (115,936)

    Cumulative effect of
      securities transferred from
      held to maturity to available
      for sale, net of tax                                                                   52,454          52,454
                                                                                                     --------------

       Total comprehensive income                                                                           793,064

Cash dividends declared
  ($0.80 per share)                                                      (152,000)                         (152,000)
                                     -----------    -------------    ------------     -------------  --------------

Balance, December 31, 2003             1,900,000        5,045,227       3,702,038           212,885      10,860,150

Comprehensive income:
    Net income                                                            634,613                           634,613
    Change in net unrealized
      gain (loss) on securities
      available for sale, net of
      reclassification and tax
      effects                                                                              (119,827)       (119,827)
                                                                                                     --------------

       Total comprehensive income                                                                           514,786

Cash dividends declared
  ($0.80 per share)                                                      (152,000)                         (152,000)
                                     -----------    -------------    ------------     -------------  --------------

Balance, December 31, 2004           $ 1,900,000    $   5,045,227    $  4,184,651     $      93,058  $   11,222,936
                                     ===========    =============    ============     =============  ==============

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2004 and 2003

                                                                                       2004              2003
                                                                                  --------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                   $      634,613    $       856,546
     Adjustment to reconcile net income to net cash from operating activities:
         Depreciation and amortization                                                   237,781            233,419
         Net amortization of securities                                                   68,156            161,281
         Provision for loan losses                                                       403,100            412,000
         Deferred taxes                                                                 (226,539)           (99,136)
         Net realized gains on sales of securities                                       (32,117)          (116,012)
         Federal Home Loan Bank stock dividends                                          (19,400)           (20,100)
         Increase in cash surrender value of bank owned life insurance                   (54,314)           (54,619)
         Loss on sale of other real estate owned                                          11,988                  -
         Change in deferred loan costs                                                   131,112             50,723
         Change in accrued interest receivable                                           (42,184)            83,951
         Change in accrued interest payable                                               46,512             (2,197)
         Change in other assets and other liabilities                                    605,880             28,877
                                                                                  --------------    ---------------
              Net cash from operating activities                                       1,764,588          1,534,733

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale
         Sales                                                                         6,063,134          4,857,348
         Maturities, payments and calls                                                5,308,770         23,025,923
         Purchases                                                                   (10,545,806)       (20,178,569)
     Securities held to maturity
         Maturities and calls                                                                  -            485,000
         Purchases                                                                             -         (2,887,925)
     Loan originations and payments, net                                             (14,234,701)       (15,554,659)
     Purchases of premises and equipment                                              (1,093,816)          (595,149)
     Maturities of certificates of deposit                                               500,000            401,016
     Improvements to other real estate owned                                            (247,755)                 -
     Proceeds from sale of other real estate owned                                        35,826                  -
     Purchase of bank owned life insurance                                               (30,000)           (30,000)
                                                                                  --------------    ---------------
         Net cash from investing activities                                          (14,244,348)       (10,477,015)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net changes in deposits                                                           9,116,731          2,117,577
     Proceeds from issuance of subordinated debentures                                 3,000,000                  -
     Proceeds from advance of long-term borrowings                                     5,200,000          2,500,000
     Principle repayments of long-term borrowings                                     (2,732,277)          (408,611)
     Net change in federal funds purchased                                            (1,248,000)         1,248,000
     Cash dividends paid                                                                (152,000)          (152,000)
                                                                                  --------------    ---------------
         Net cash from financing activities                                           13,184,454          5,304,966
                                                                                  --------------    ---------------

Net change in cash and cash equivalents                                                  704,694         (3,637,316)
Beginning cash and cash equivalents                                                    3,795,290          7,432,606
                                                                                  --------------    ---------------

Ending cash and cash equivalents                                                  $    4,499,984    $     3,795,290
                                                                                  ==============    ===============

Supplemental cash flow information:
     Interest paid                                                                $    2,151,270    $     2,135,464
     Income taxes paid                                                                   230,000            728,000
Supplemental noncash disclosures:
     Transfers from loans to other real estate owned and repossessions            $      142,934    $       279,040
     Transfer of securities from held to maturity to available for sale                        -          8,201,627

          See accompanying notes to consolidated financial statements.

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Ohio State Bancshares, Inc. ("OSB") and its wholly-owned subsidiary, The Marion Bank ("Bank"), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation. On January 3, 2005, the Corporation changed the name of the Bank to The Ohio State Bank. Since this annual report covers the periods ending December 31, 2004, the subsidiary will still be referred to as The Marion Bank.

Nature of Operations: The Corporation provides financial services through its main and branch office in Marion, Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. There are no significant concentrations of loans to any one industry or customer. However, general economic conditions affect the customers' ability to repay.

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

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are recorded on the trade date and are based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income is reported on the interest method and includes amortization of net deferred loan costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amounts for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

Restrictions on Cash: The Corporation was required to have $403,000 and $316,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2004 and 2003. These balances do not earn interest.

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

Adoption of New Accounting Standards: Statement of Position 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. This applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The effect of this new standard on the Corporation's financial position and results of operations is not expected to be material upon and after adoption.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications: Certain reclassifications have been made to the 2003 financial statements to be comparable to the 2004 presentation.

NOTE 2 - SECURITIES AVAILABLE FOR SALE

Year-end securities are as follows.

                                                                         2004
                                          ---------------------------------------------------------------
                                                                Gross          Gross
                                             Amortized       Unrealized      Unrealized         Fair
                                               Cost             Gains          Losses           Value
                                          --------------    ------------     -----------    -------------
U.S. Treasury                             $      100,667    $      6,161     $         -    $     106,828
U.S. government and federal agencies          10,456,402          35,583         (72,983)      10,419,002
Mortgage-backed                                7,052,053          17,243         (23,960)       7,045,336
State and municipal                            7,150,743         201,886         (19,610)       7,333,019
Corporate                                        543,464               -          (3,323)         540,141
                                          --------------    ------------     -----------    -------------
   Total debt securities                      25,303,329         260,873        (119,876)      25,444,326
Other securities                                 537,740               -               -          537,740
                                          --------------    ------------     -----------    -------------
   Total                                  $   25,841,069    $    260,873     $  (119,876)   $  25,982,066
                                          ==============    ============     ===========    =============

                                                                         2003
                                          ---------------------------------------------------------------
                                                               Gross           Gross
                                             Amortized       Unrealized      Unrealized         Fair
                                               Cost            Gains           Losses           Value
                                          --------------    ------------     -----------    -------------
U.S. Treasury                             $      100,751    $      6,890     $         -    $     107,641
U.S. government and federal agencies           8,685,708          85,679         (78,782)       8,692,605
Mortgage-backed                                7,195,484          57,066          (9,443)       7,243,107
State and municipal                            8,835,518         287,454         (32,639)       9,090,333
Corporate                                      1,365,857           6,328               -        1,372,185
                                          --------------    ------------     -----------    -------------
   Total debt securities                      26,183,318         443,417        (120,864)      26,505,871
Other securities                                 514,040               -               -          514,040
                                          --------------    ------------     -----------    -------------
   Total                                  $   26,697,358    $    443,417     $  (120,864)   $  27,019,911
                                          ==============    ============     ===========    =============

Sales of available for sale securities were as follows:

                                            2004             2003
                                       --------------    -------------
Proceeds                               $    6,063,134    $   4,857,348
Gross gains                                    65,516          123,708
Gross losses                                  (33,399)          (8,766)
Gross gains from calls                              -            1,070

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 2 - SECURITIES (Continued)

The fair values of securities at year-end 2004, by expected maturity are shown below. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

                                        Fair
                                        Value
                                    --------------
Due in one year or less             $    3,067,362
Due from one to five years              15,622,185
Due from five to ten years               5,148,480
Due after ten years                      1,606,299
Other securities                           537,740
                                    --------------

                                    $   25,982,066
                                    ==============

Securities with carrying values of $12,908,000 and $11,761,000 at December 31, 2004 and 2003 were pledged to secure public deposits and for other purposes.

Securities with unrealized losses at year end 2004 and 2003, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

                                                                       2004
                              ------------------------------------------------------------------------------------
                                 Less than 12 Months           12 Months or More                  Total
                              -------------------------     ------------------------   ---------------------------
                                   Fair      Unrealized         Fair      Unrealized       Fair        Unrealized
Description of Securities          Value        Loss           Value         Loss          Value          Loss
--------------------------    -------------  ----------     ------------  ----------   -------------   -----------
U.S. government and
  federal agency              $   7,558,167  $  (56,818)    $    983,835  $  (16,165)  $   8,542,002   $   (72,983)
Mortgage-backed                   4,209,571     (23,960)              --          --       4,209,571       (23,960)
State and municipal               1,458,806      (9,697)         372,166      (9,913)      1,830,972       (19,610)
Corporate                           540,141      (3,323)              --          --         540,141        (3,323)
                              -------------  ----------     ------------  ----------   -------------   -----------

Total temporarily impaired    $  13,766,685  $  (93,798)    $  1,356,001  $  (26,078)  $  15,122,686   $  (119,876)
                              =============  ==========     ============  ==========   =============   ===========

                                                                       2003
                              ------------------------------------------------------------------------------------

U.S. government and
  federal agency              $   4,955,895  $  (78,782)    $         --  $       --   $   4,955,895   $   (78,782)
Mortgage-backed                   2,272,121      (9,443)              --          --       2,272,121        (9,443)
State and municipal               2,485,237     (32,639)              --          --       2,485,237       (32,639)
                              -------------  ----------     ------------  ----------   -------------   -----------

Total temporarily impaired    $   9,713,253  $ (120,864)    $         --  $       --   $   9,713,253   $  (120,864)
                              =============  ==========     ============  ==========   =============   ===========

Unrealized losses on bonds have not been recognized into income because the issuers bonds are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to changes in market interest rates. The fair value is expected to recover as the bonds approach their maturity date.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 3 - LOANS

Year-end loans were as follows.

                                                                   2004                2003
                                                              ---------------    ----------------
Commercial                                                    $    10,888,028    $     10,000,448
Installment                                                        20,844,232          23,147,507
Residential and non-commercial real estate                         38,797,724          27,782,280
Commercial real estate                                             18,227,011          13,972,646
Credit card                                                           738,878             777,901
Other                                                                  23,392              32,586
                                                              ---------------    ----------------
                                                                   89,519,265          75,713,368
Net deferred loan costs                                               357,457             488,569
Allowance for loan losses                                            (961,404)           (844,174)
                                                              ---------------    ----------------

                                                              $    88,915,318    $     75,357,763
                                                              ===============    ================

Activity in the allowance for loan losses was as follows.

                                                                   2004                2003
                                                              ---------------    ----------------
Beginning balance                                             $       844,174    $        793,318
Loans charged-off                                                    (366,270)           (470,679)
Recoveries of previous charge-offs                                     80,400             109,535
Provision for loan losses                                             403,100             412,000
                                                              ---------------    ----------------

Ending balance                                                $       961,404    $        844,174
                                                              ===============    ================

Impaired loans were as follows.

                                                                            2004                2003
                                                                       ---------------    ----------------
Year-end balance of impaired loans with allocated allowance            $             -                   -
Amount of allowance allocated at year-end                                            -                   -
Average balance of impaired loans                                                    -             312,650
Interest income recognized during impairment                                         -              38,455
Cash-basis interest income recognized                                                -              38,455

Nonperforming loans were as follows.

                                                                   2004                2003
                                                              ---------------    ----------------
Loans past due over 90 days still on accrual                  $       344,874    $        248,580
Loans on nonaccrual                                                   340,045             483,314

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                                                        2004               2003
                                                                  ---------------    ----------------
Land                                                              $       115,875    $        115,875
Building and improvements                                               1,950,328           1,318,304
Furniture, fixtures and equipment                                       1,646,624           1,184,832
Leasehold improvements                                                     59,295              59,295
                                                                  ---------------    ----------------
    Total cost                                                          3,772,122           2,678,306
Less accumulated depreciation                                          (1,195,525)           (957,744)
                                                                  ---------------    ----------------

                                                                  $     2,576,597    $      1,720,562
                                                                  ===============    ================

The Bank's branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth
(2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,073 in 2004 and in 2003. Minimum rental commitments under this noncancelable operating lease will remain at $41,073 annually through 2006, will be $43,127 for 2007, 2008 and 2009, and will total $312,666 thereafter. This will result in future minimum lease payments of $524,193.

NOTE 5 - DEPOSITS

Year-end interest-bearing deposits were as follows.

                                                                    2004               2003
                                                              ---------------    ----------------
Demand and money market                                       $    24,956,871    $     23,468,514
Savings                                                            15,101,460          15,223,147
Time:
     In denominations under $100,000                               27,004,224          27,820,914
     In denominations of $100,000 or more                          19,800,653          12,073,842
                                                              ---------------    ----------------

Total interest-bearing deposits                               $    86,863,208    $     78,586,417
                                                              ===============    ================

Scheduled maturities of time deposits were as follows.

1 year or less                                $   26,264,128   $     15,700,622
1 through 2 years                                  6,864,705          9,830,483
2 through 3 years                                  7,074,417          2,252,224
3 through 4 years                                  5,559,986          6,503,940
4 through 5 years                                    959,579          5,563,894
Greater than 5 years                                  82,062             43,593
                                              --------------   ----------------

                                              $   46,804,877   $     39,894,756
                                              ==============   ================

Occasionally, in order to meet liquidity or asset/liability needs, the Bank will accept time deposits from out-of-market investors. These time deposits totaled $6,828,000 and $3,053,000 at year-end 2004 and 2003.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 6 - BORROWINGS

Federal funds purchased and borrowings from the Federal Home Loan Bank of Cincinnati are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

                                                         2004               2003
                                                    --------------    ---------------
Maximum month-end balance during the year           $   13,487,000    $    12,268,000
Average balance during the year                         11,654,000          9,231,000
Average interest rate during the year                         3.31%              3.82%
Average interest rate at year-end                             3.31%              3.49%

Federal Home Loan Bank ("FHLB") borrowings at year-end 2004 and 2003 were as follows.

                                                                           2004             2003
                                                                     ---------------   --------------
Convertible advance, 4.60%, due January 24, 2011                     $     1,000,000   $    1,000,000
Mortgage-matched advance, 5.91%, maturity July 1, 2011                        46,300          183,503
Constant monthly payment advances with fixed rates
  between 3.78% and 4.43%, final maturities ranging from
  May, 2007 through January, 2009                                          2,241,020        1,036,094
Regular fixed rate advances with rates between 1.85% and 4.90%
  and maturities through September, 2006                                  10,200,000        8,800,000
                                                                     ---------------   --------------

                                                                     $    13,487,320   $   11,019,597
                                                                     ===============   ==============

The interest rate on the convertible advance is convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The mortgage-matched advance requires monthly principal and interest payments.

Maturities of FHLB borrowings for the next five years and thereafter were:

Year ended December 31,
         2005                                                   $     6,268,379
         2006                                                         5,296,194
         2007                                                           499,140
         2008                                                           403,675
         2009                                                             7,622
      Thereafter                                                      1,012,310
                                                                ---------------

                                                                $    13,487,320
                                                                ================

The advances were collateralized by $18,208,000 and $14,876,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank's FHLB stock at year-end 2004 and 2003. As of December 31, 2004, the Bank has approximately $2,600,000 still available for future advances based upon eligible mortgage loans.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 7 - SUBORDINATED DEBENTURES

In February 2004, Ohio State Bancshares, Inc. ("Corporation") formed a special purpose entity, Ohio State Bancshares Capital Trust I ("Trust"). The sole purpose of the Trust was to issue $3,000,000 of variable-rate trust preferred securities as part of a pooled offering of such securities. The Trust then delivered the proceeds to the Corporation in exchange for subordinated debentures with the same provisions and payment terms as the issued trust preferred securities. In accordance with accounting principles generally accepted in the U.S., the Trust is not consolidated in the financial statements of the Corporation. However, the trust will have no operating activities or cash flows outside of the trust preferred securities.

The subordinated debentures have the following terms:

Maturity:            April 23, 2034

Coupon Payment:      Quarterly at 285 basis points over the 3-month LIBOR rate

Call Options:        Callable quarterly by the Corporation starting April 2009
                     at par. May be called prior to 2009, at par, if a material change in tax treatment or the Federal Reserve capital requirements occurs.

Put Options:         None

NOTE 8 - EMPLOYEE BENEFITS

The Corporation provides a defined contribution plan that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant's base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $38,959 and $35,897 for the years ended December 31, 2004 and 2003 related to the profit sharing plan.

The Corporation also provides a supplemental defined benefit plan for the current CEO and two former officers. Due to the complexity and volatility of expenses related to the original plans, all three of the supplemental plans were changed in 2004. The new plan calls for fixed payments of between $75,000 and $80,000 to be made to the current CEO upon reaching the age of 65 through his life or his spouse's, whichever is longer. The two former officers will receive fixed death benefits of $80,000 and $113,000. The original plans were based upon performance of life insurance contracts in excess of the Bank's cost of funds. The Corporation maintains the present day value of these expected future cash flows as an accrued payable in other liabilities. The balance of these accrued liabilities and year end 2004 and 2003 was $828,000 and $365,000. Expenses for these plans were $503,055 and $217,750 for the years ended December 31, 2004 and 2003.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 9 - INCOME TAXES

Income tax expense was as follows.

                                       2004             2003
                                   ------------     ------------
Current                            $    391,455     $    365,472
Deferred                               (226,539)         (99,136)
                                   ------------     ------------

                                   $    164,916     $    266,336
                                   ============     ============

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                                        2004             2003
                                                                    ------------     ------------
Federal statutory rate times pretax income at 34%                   $    271,840     $    381,780
Effect of:
     Tax exempt interest                                                 (90,332)         (98,644)
     Cash surrender value increase of bank owned life insurance          (18,474)         (18,570)
     Other, net                                                            1,882            1,770
                                                                    ------------     ------------

     Total                                                          $    164,916     $    266,336
                                                                    ============     ============

Effective tax rate %                                                        20.6%            23.7%
                                                                    ============     ============

Year-end deferred tax assets and liabilities relate to the following items.

                                                                        2004             2003
                                                                    ------------     ------------
Deferred tax assets
     Allowance for loan losses                                      $    186,913     $    162,348
     Deferred compensation                                               281,434          124,175
     Deferred loan fees                                                   30,304           16,350
                                                                    ------------     ------------
         Total deferred tax assets                                       498,651          302,873

Deferred tax liabilities
     Depreciation                                                       (142,152)        (125,065)
     Accrual to cash conversion                                          (76,986)        (153,972)
     FHLB stock dividend                                                 (50,184)         (43,588)
     Unrealized gain on securities available for sale                    (47,939)        (109,668)
     Prepaid expenses                                                    (37,328)               -
     Security accretion                                                   (2,492)         (17,278)
                                                                    ------------     ------------
         Total deferred tax liabilities                                 (357,081)        (449,571)
                                                                    ------------     ------------

     Net deferred tax asset (liability)                             $    141,570     $   (146,698)
                                                                    ============     ============

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 10 - RELATED PARTIES

Loans to principal officers, directors, and their affiliates in 2004 were as follows.

Beginning balance                                          $       1,219,853
New loans                                                             42,185
Repayments                                                        (1,091,907)
                                                           -----------------

Ending balance                                             $         170,131
                                                           =================

Deposits from principal officers, directors, and their affiliates at year-end 2004 and 2003 were $8,168,000 and $7,066,000.

NOTE 11 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 4.00% to 12.00% at year-end 2004 and 3.00% to 12.00% at year-end 2003. Outstanding commitments for credit cards had interest rates ranging from 11.25% to 15.90% at year-end 2004 and 10.00% to 15.90% at year-end 2003.

Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

                                         2004               2003
                                    --------------      -------------
Commitments to extend credit        $    5,878,000      $   5,385,000
Credit card arrangements                 1,748,000          1,708,000
Overdraft protection                       846,000            842,000
Letters of credit                          122,000                  -

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments at year-end were as follows.

                                                       2004                                 2003
                                         --------------------------------     --------------------------------
                                             Carrying           Fair              Carrying            Fair
                                              Amount            Value              Amount             Value
                                         --------------    --------------     ---------------   --------------
Financial assets
     Cash and cash equivalents           $    4,499,984    $    4,499,984     $     3,795,290   $    3,795,290
     Interest-earning deposits                        -                 -             486,447          500,802
     Securities available for sale           25,982,066        25,982,066          27,019,911       27,019,911
     Loans, net                              88,915,318        89,802,033          75,357,763       77,149,137
     Accrued interest receivable                565,921           565,921             523,737          523,737

Financial liabilities
     Demand and savings deposits            (49,318,906)      (49,318,906)        (47,112,296)     (47,112,296)
     Time deposits                          (46,804,877)      (47,400,544)        (39,894,756)     (41,043,773)
     Federal funds purchased                          -                 -          (1,248,000)      (1,248,000)
     Other borrowings                       (13,487,320)      (13,452,257)        (11,019,597)     (11,205,378)
     Subordinated debentures                 (3,000,000)       (3,019,300)                  -                -
     Accrued interest payable                  (168,029)         (168,029)           (121,517)        (121,517)

The estimated fair value approximates the carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of other borrowings and subordinated debentures is based upon current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is considered nominal.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 13 - CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS

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

At year-end 2004 and 2003, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank's category. Actual capital levels for the Bank and minimum required were as follows.

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                                 For Capital             Prompt Corrective
                                                          Actual              Adequacy Purposes         Action Regulations
                                                   -----------------        ---------------------       ------------------
                                                    Amount     Ratio          Amount        Ratio        Amount      Ratio
                                                   --------    -----        ---------       -----       ---------    -----
                                                                            (Dollars in thousands)
2004
Total capital (to risk weighted assets)            $ 11,814     13.1%       $   7,219         8.0%      $   9,024     10.0%
Tier 1 capital (to risk weighted assets)             10,853     12.0            3,610         4.0           5,414      6.0
Tier 1 capital (to average assets)                   10,853      8.8            4,910         4.0           6,137      5.0

2003
Total capital (to risk weighted assets)            $  9,308     11.8%       $   6,288         8.0%      $   7,859     10.0%
Tier 1 capital (to risk weighted assets)              8,464     10.8            3,144         4.0           4,716      6.0
Tier 1 capital (to average assets)                    8,464      7.6            4,451         4.0           5,563      5.0

OSB's primary source of funds to pay dividends with is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $2,727,000 is available to pay dividends to OSB.

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 14 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes were as follows.

                                                                                   2004              2003
                                                                             ---------------     -------------
Unrealized holding gains (losses) on available-for-sale securities           $      (149,439)    $     (59,647)
Cumulative effect adjustment for securities transferred from
     held-to-maturity to available-for-sale                                                -            79,475
Reclassification adjustments for gains later recognized in income                    (32,117)         (116,012)
                                                                             ---------------     -------------
Net unrealized gains (losses)                                                       (181,556)          (96,184)
Tax effect                                                                            61,729            32,702
                                                                             ---------------     -------------

Other comprehensive income (loss)                                            $      (119,827)    $     (63,482)
                                                                             ===============     =============

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

Condensed parent company only financial statements for OSB follows.

                            CONDENSED BALANCE SHEETS
                           December 31, 2004 and 2003

                                                                     2004               2003
                                                               ---------------     -------------
ASSETS
Cash and cash equivalents                                      $     3,098,476     $   2,106,538
Investment in bank subsidiary                                       10,946,275         8,677,436
Investment in Ohio State Bancshares Capital Trust I                     73,500                 -
Other assets                                                           132,810            76,176
                                                               ---------------     -------------

 Total assets                                                  $    14,251,061     $  10,860,150
                                                               ===============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Subordinated debentures                                        $     3,000,000     $           -
Accrued interest payable                                                28,125                 -
Shareholders' equity                                                11,222,936        10,860,150
                                                               ---------------     -------------

  Total liabilities and shareholder's equity                   $    14,251,061     $  10,860,150
                                                               ===============     =============

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

                         CONDENSED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                     Years ended December 31, 2004 and 2003

                                                                                   2004               2003
                                                                              ---------------    -------------
Interest expense                                                              $       117,340    $           -
Professional fees                                                                      26,904           11,913
Fees paid to The Marion Bank                                                           44,400           44,400
Loss on investment in Ohio State Bancshares Capital Trust I                            16,500                -
Other expenses                                                                          5,543            7,110
                                                                              ---------------    -------------
   Total expenses                                                                     210,687           63,423
                                                                              ---------------    -------------
Income (loss) before income tax and undistributed subsidiary income                  (210,687)         (63,423)
Income tax benefit                                                                     56,634           21,564
Equity in undistributed subsidiary income                                             788,666          898,405
                                                                              ---------------    -------------

Net income                                                                            634,613          856,546
Other comprehensive income                                                           (119,827)         (63,482)
                                                                              ---------------    -------------

Total comprehensive income                                                    $       514,786    $      793,06
                                                                              ===============    =============

                       CONDENSED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2004 and 2003

                                                                                   2004              2003
                                                                              ---------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                    $       634,613    $     856,546
      Adjustments:
          Equity in undistributed subsidiary income                                  (788,666)        (898,405)
          Loss on investment in Ohio State Bancshares Capital Trust I                  16,500                -
          Change in other assets                                                      (56,634)         (21,564)
          Change in accrued interest payable                                           28,125                -
                                                                              ---------------    -------------
               Net cash from operating activities                                    (166,062)         (63,423)

CASH FLOWS FROM INVESTING ACTIVITIES
      Investment in Ohio State Bancshares Capital Trust I                             (90,000)               -
      Capital contributions to subsidiary                                          (1,600,000)               -
                                                                              ---------------    -------------
               Net cash from investing activities                                  (1,690,000)               -

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from issuance of subordinated debentures                             3,000,000                -
      Dividends paid                                                                 (152,000)        (152,000)
                                                                              ---------------    -------------
               Net cash from financing activities                                   2,848,000         (152,000)
                                                                              ---------------    -------------

Net change in cash and cash equivalents                                               991,938         (215,423)
Beginning cash and cash equivalents                                                 2,106,538        2,321,961
                                                                              ---------------    -------------

Ending cash and cash equivalents                                              $     3,098,476    $   2,106,538
                                                                              ===============    =============

                                  (Continued)

                           OHIO STATE BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2004 and 2003

NOTE 16 - SUBSEQUENT EVENT (UNAUDITED)

On January 18, 2005, the Corporation completed its previously announced branch acquisitions from First Citizens Banc Corp. of Sandusky, Ohio. The Corporation assumed two branch facilities and certain loans and deposits. All assets and liabilities were recorded at their fair market value at the time of the acquisition with any excess purchase costs allocated to certain intangible assets. The two new branch locations were combined with the existing branches of the Bank and will together provide banking services with the name The Ohio State Bank. This acquisition has added approximately $19,000,000 in total assets to the Corporation with assets totaling $145,000,000 as of January 31, 2005. Below are some of the details of the transaction. Since some assets and liabilities can be put back to First Citizens Banc Corp. under certain conditions, these figures could change.

ASSETS ACQUIRED
Cash                                  $    11,568,000
Loans                                       6,275,000
Land and branch facilities                    253,000
Accrued interest receivable                    26,000
Personal property and other assets             21,000
Intangible assets                             804,000
                                      ---------------

  Total assets acquired               $    18,947,000
                                      ===============

LIABILITIES ACQUIRED
Demand and savings deposits           $     7,458,000
Time deposits                              11,462,000
Accrued interest payable                       24,000
Other liabilities                               3,000
                                      ---------------

  Total liabilities acquired          $    18,947,000
                                      ===============

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following pages, management presents an analysis of Ohio State Bancshares, Inc.'s financial condition and results of operations as of and for the year ended December 31, 2004 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

CRITICAL ACCOUNTING ESTIMATES

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, determined by management, which represents probable incurred credit losses in the loan portfolio. A detailed description on how the Corporation accounts for this valuation allowance and related data is provided in Note 1 and
Note 3 of the consolidated financial statements and further in this discussion under the heading Allowance and Provision for Loan Losses. Unexpected fluctuations in local unemployment rates, consumer bankruptcies, and the amount of past due loans can have a significant impact on this accounting estimate.

DEFERRED COMPENSATION: The Corporation provides a supplemental defined benefit plan for the current CEO and two former officers. All three plans call for fixed payments but the timing and number of payments will depend on actual mortality. The Corporation carries the present value of these deferred payments as a liability. The balance of this was $828,000 at year-end 2004 and is combined with other liabilities on the consolidated balance sheet. The amount of annual expense related to fund the deferred liability depends on management's estimates of appropriate discount rate and expected lives of individuals covered. See Note 8 of the consolidated financial statements and further in this discussion under the heading Noninterest Expense for further information regarding these plans.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

RESULTS OF OPERATIONS

Net income for the Corporation was $635,000 in 2004, or $222,000 less than the $857,000 earned in 2003. The primary reasons for the decrease in earnings for 2004 was due to increases in noninterest expense of $685,000, partially offset by increases in net interest income of $394,000 and the related decrease in income tax expense of $101,000. A detailed discussion of the components of net interest income, provision for loan losses, and noninterest income and expenses is provided in the following sections.

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

Net interest income increased $394,000 from 2003 to 2004. The increase was the result of higher average balances of interest-earning assets, a 9.20% increase, and a larger percentage of these assets being made up of loans which mitigated the overall decline in the average interest-earning asset yield. The net interest margin, which is net interest income divided by average earning assets, was 4.09% for both 2003 and 2004.

Total interest income increased $459,000, or 7.40%, and was the result of strong loan growth. The average yield on loans in 2004 was 6.90%, a drop of 53 basis points from the previous year. However, average loans grew 21.49% in 2004 which allowed the Corporation to be less dependent on alternative interest-earning assets like overnight deposits and short-term fixed income products. These alternative investments had yields well below 2% in 2004.

Total interest expense increased $65,000, or 3.02%, in 2004. Average interest-bearing liabilities increased 10.08% in 2004 but were mostly offset by a 16 basis point drop in the average rate paid on these liabilities. Management does not believe that the average rate on interest-bearing liabilities is likely to fall much more. The average rate on the Corporation's interest-bearing liabilities is mostly impacted by competition on time deposit rates of two years or less and the federal funds target rate. With recent actions taken by the Federal Reserve to raise the federal funds target rate, the average rate paid on interest-bearing liabilities is expected to increase in the near term. For more information on the projected impact of a rising interest rate environment on the Corporation's net interest income, see the section labeled Asset/Liability Management further in this discussion.

The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation's assets and liabilities.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

           AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
                        FOR THE YEARS ENDED DECEMBER 31,
                        (in thousands except percentages)

                                                           2004                                  2003
                                             --------------------------------      --------------------------------
                                                          Average    Interest                   Average   Interest
                                              Average    Yield or     Earned        Average    Yield or    Earned
                                              Balance    Rate Paid    or Paid       Balance    Rate Paid   or Paid
                                             ---------   ---------   --------      ---------   ---------  ---------
ASSETS:
INTEREST-EARNING ASSETS:
    Federal funds sold                       $   2,583      1.11%    $     29      $   2,279      1.07%   $      25
    Interest-earning deposits                    1,300      1.85           24          2,831      1.60           45
    Taxable securities                          18,577      3.70          687         22,608      3.62          817
    Nontaxable securities                        7,297      5.23          382          7,092      5.96          423
    Loans                                       81,591      6.90        5,629         67,157      7.43        4,992
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-EARNING ASSETS                  111,348      6.06        6,751        101,967      6.18        6,302
                                             ---------               --------      ---------              ---------
NONINTEREST-EARNING ASSETS:
    Cash and due from financial
      institutions                               3,062                                 3,004
    Premises and equipment, net                  2,243                                 1,481
    Accrued interest and other assets            2,858                                 2,159
    Unrealized gains on securities                 163                                   252
    Less:  Allowance for loan losses              (891)                                 (836)
                                             ---------                             ---------
TOTAL NONINTEREST-EARNING ASSETS                 7,435                                 6,060
                                             ---------                             ---------

TOTAL ASSETS                                 $ 118,783                             $ 108,027
                                             =========                             =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
INTEREST-BEARING LIABILITIES:
    Demand deposits                          $  24,864      0.78          194      $  24,886      0.97          243
    Savings deposits                            15,403      0.96          148         14,638      0.99          144
    Time deposits                               43,095      3.14        1,353         39,867      3.50        1,393
    Other borrowings                            11,654      3.31          386          9,231      3.82          353
    Subordinated debentures                      2,538      4.62          117              -                      -
                                             ---------               --------      ---------              ---------
TOTAL INTEREST-BEARING LIABILITIES              97,554      2.25        2,198         88,622      2.41        2,133
                                             ---------               --------      ---------              ---------
NONINTEREST-BEARING LIABILITIES:
    Demand deposits                              9,133                                 8,351
    Accrued interest payable
      and other liabilities                      1,094                                   537
                                             ---------                             ---------
    TOTAL NONINTEREST-BEARING LIABILITIES       10,227                                 8,888
                                             ---------                             ---------

TOTAL LIABILITIES                              107,781                                97,510

TOTAL SHAREHOLDERS' EQUITY                      11,002                                10,517
                                             ---------                             ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 118,783                             $ 108,027
                                             =========                             =========

    NET INTEREST INCOME                                              $  4,553                             $   4,169
                                                                     ========                             =========
    NET INTEREST SPREAD                                     3.81%                                 3.77%
                                                          ======                               =======
    NET YIELD ON INTEREST EARNING ASSETS                    4.09%                                 4.09%
                                                          ======                               =======

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

Yields and amounts earned on loans include late fees and loan origination fees and costs. For the year ended December 31, 2004, there were net fees of $30,000, and for the year ended December 31, 2003, there were net costs of $2,000. Nonaccruing loans are included in the daily average loan amounts outstanding. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The average balance for securities represents the amortized cost value of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.

The following table presents the changes in the Corporation's interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.

INTEREST RATES AND INTEREST DIFFERENTIAL

                                         2004 Compared to 2003                  2003 Compared to 2002
                                          Increase/(Decrease)                    Increase/(Decrease)
                                   --------------------------------         -------------------------------
                                                                (In thousands)
                                                Change      Change                      Change      Change
                                    Total       due to      due to          Total       due to      due to
                                    Change      Volume       Rate           Change      Volume       Rate
                                   --------    --------    --------         ------     --------    --------
Federal funds sold                 $      4    $      3    $      1         $   (4)    $      7    $    (11)
Interest-earning deposits               (21)        (27)          6              2           19         (17)
Taxable securities                     (130)       (149)         19           (254)          49        (303)
Nontaxable securities (1)               (41)         12         (53)            88          120         (32)
Loans (2)                               637       1,015        (378)            22          547        (525)
                                   --------    --------    --------         ------     --------    --------
        Total interest income           449         854        (405)          (146)         742        (888)
                                   --------    --------    --------         ------     --------    --------

Demand deposits                         (49)          -         (49)          (141)          20        (161)
Savings deposits                          4           7          (3)           (62)           6         (68)
Time deposits                           (40)        108        (148)           (92)         133        (225)
Other borrowings                         33          84         (51)           106          115          (9)
Subordinated debentures                 117         117           -              -            -           -
                                   --------    --------    --------         ------     --------    --------
        Total interest expense           65         316        (251)          (189)         274        (463)
                                   --------    --------    --------         ------     --------    --------

Net interest income                $    384    $    538    $   (154)        $   43     $    468    $   (425)
                                   ========    ========    ========         ======     ========    ========

(1) Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2) Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable incurred credit losses in the loan portfolio. A grading system is utilized for the commercial loan portfolio. The Loan Review Committee of the Board reviews the status of all credit relationships of at least $350,000, and loans past due more than sixty days and at least $70,000, and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower's operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer automobile, home equity and credit card loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as probable credit losses. At year-end 2004, the allowance had a balance of $961,000, or 1.07% of total loans, compared to $844,000, or 1.11% of total loans, at year-end 2003. The provision for loan losses was $403,000 for the year ended December 31, 2004, compared to $412,000 for the year ended December 31, 2003. Even though the allowance balance increased in 2004, the provision for loan losses and the allowance as a percentage of total loans decreased due to a greater diversification in the loan portfolio and fewer charge-offs and nonperforming loans.

The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

                                                   Nonaccrual, Past Due and Impaired
                                                          Loans at December 31,
                                                   ---------------------------------
                                                       2004                 2003
                                                   ------------         ------------
                                                            (In thousands)
Nonaccrual loans not included in impaired loans    $        340         $        483
Loans past due 90 days or more, excluding
  nonaccrual and impaired loans                             345                  249
Impaired loans                                                -                    -
                                                   ------------         ------------

Total                                              $        685         $        732
                                                   ============         ============

The Corporation's policy for placing loans on nonaccrual status is that the Corporation will not accrue interest income on loans that are contractually past due as to principal or interest by 90 days, unless collection is reasonably assured. Management has put installment loans on nonaccrual if informed of any bankruptcy activity by the borrower. This action has placed many loans on nonaccrual status that were still performing as agreed. This policy is conservative in identifying potential problem loans.

Watchlist loans include the majority of loans 90 days or more delinquent, all commercial loans with an internal loan grade of substandard or less, and all nonaccrual loans. Additionally, loan officers may request a loan be added to the watchlist if they suspect repayment problems may arise and feel the need for frequent reviews. Watchlist loans that were not reported above as nonaccrual, delinquent or impaired had balances at December 31, 2004 of $525,000 and $836,000 at December 31, 2003.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

                                                     2004            2003
                                                 ------------    ------------
                                                        (in thousands)
Allowance for loan losses:
Balance at beginning of period                   $        844    $        793
Loans charged-off:
      Commercial                                          (32)            (54)
      Real estate                                         (21)            (17)
      Credit card                                         (31)            (29)
      Installment                                        (282)           (371)
                                                 ------------    ------------
         Total loans charged-off:                        (366)           (471)
                                                 ------------    ------------
Recoveries of loans previously charged-off:
      Commercial                                            2               -
      Real estate                                           5               -
      Credit card                                           -               3
      Installment                                          73             107
                                                 ------------    ------------
         Total loan recoveries                             80             110
                                                 ------------    ------------

Net loans charged-off                                    (286)           (361)
Provision for loan losses                                 403             412
                                                 ------------    ------------

Balance at end of period                         $        961    $        844
                                                 ============    ============

                                                                        2004             2003
                                                                       ------           ------
Ratios:

Net loans charged-off to average loans                                   0.35%            0.54%
Net loans charged-off to total loans at end of period                    0.32             0.47
Allowance for loan losses to average loans                               1.18             1.26
Allowance for loan losses to total loans at end of period                1.07             1.11
Net loans charged-off to allowance for loan losses at end of period     29.73            42.78
Net loans charged-off to provision for loan losses                      70.92            87.66
Allowance for loan losses to nonperforming loans (1)                   140.37           115.34

(1) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and still accruing interest, and impaired loans.

The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

                                       Percentage of                          Percentage of
                                       Loans in Each                          Loans in Each
                     Allowance          Category to         Allowance          Category to
                      Amount            Total Loans          Amount            Total Loans
                   -------------       -------------     --------------       -------------
                           December 31, 2004                      December 31, 2003
Commercial         $      51,382           12.16%        $       63,600           13.21%
Real Estate              222,857           63.70                 44,583           55.15
Installment              497,144           23.28                515,910           30.57
Credit Cards              42,689            0.83                 40,216            1.03
Other                          -            0.03                      -            0.04
Unallocated              147,332             N/A                179,865             N/A
                   -------------          ------         --------------          ------

Total              $     961,404          100.00%        $      844,174          100.00%
                   =============          ======         ==============          ======

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

NONINTEREST INCOME

Noninterest income decreased from $783,000 in 2003 to $742,000 in 2004, a $41,000, or 5.21% decrease. The decrease was due to gains on sales of securities which decreased $84,000 in 2004. Since loan growth outpaced funding growth in 2003 and 2004, it was necessary to take excess liquidity from the investment portfolio. The types of bonds sold along with the general interest rate environment allowed for larger gains in 2003 than in 2004. The increase in the other components of noninterest income was the result of normal growth and an increase in overdraft fees.

NONINTEREST EXPENSE

Noninterest expense increased $685,000, or 20.68%, in 2004 as compared to the previous year. The two largest fluctuations came from salaries and employee benefits and professional fees.

Salaries and employee benefits increased by $547,000, or 31.95%. Approximately $328,000 of the increase in this category came from employee benefits, including supplemental retirement and group medical benefits, and $219,000 of the increase came from salaries. Salaries were up due to the addition of middle management positions and normal pay raises. $285,000 of the employee benefits increase was due to changes made to the supplemental retirement plan. In previous periods, the current CEO and two former officers were to receive supplemental retirement benefits based on the performance of life insurance contracts purchased by the Corporation. Expenses relating to the former plan could fluctuate dramatically because they were based on several assumptions. As a result, the Corporation elected to offer cash settlements with the former officers and enter into a new plan with the CEO that provides fixed retirement benefits. Future compensation expense under the revised agreements is expected to be much lower than under the original agreements. Total expenses related to these supplemental retirement plans were $503,000 in 2004 and are expected to drop to approximately $55,000 in 2005.

Professional fees, which include services like audit, accounting, legal, and professional consulting, increased $97,000, or 81.37%. This was due to an amendment to the Corporations' Code of Regulations, fees relating to growth strategies currently being implemented, and higher compliance consulting fees.

Other fluctuations in noninterest expense occurred in occupancy and equipment, loan collection costs, credit card processing, and other noninterest expenses. Occupancy and equipment increased due to a main office renovation and increased investment in new technology. Loan collection costs decreased due to a fixed pricing arrangement with outside legal and being more selective on collection procedures. Credit card processing decreased due to the outsourcing of merchant credit card services for commercial deposit customers. Other noninterest expenses were up due to normal growth.

FINANCIAL CONDITION

TOTAL ASSETS

Total assets grew from $110,862,000 on December 31, 2003 to $125,012,000 on December 31, 2004, a 12.76% increase. Most of the growth came from a $13,557,000, or 17.99% increase in loans. This growth was funded by a net increase in deposits, federal funds purchased, borrowings, and subordinated debentures of $13,336,000, or 13.43%.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

LOANS

Total net loans increased 17.99% from $75,358,000 on December 31, 2003 to $88,915,000 on December 31, 2004. Below is a summary of the major loan categories along with their balance fluctuations.

                               2004               2003               2004            2004
                             Balance             Balance           $ Growth        % Growth
                           ------------       ------------       ------------      --------
Commercial                 $ 10,888,000       $ 10,000,000       $    888,000          8.88%
Installment                  20,844,000         23,148,000         (2,304,000)        (9.95)
Residential and non-
  commercial real estate     38,798,000         27,782,000         11,016,000         39.65
Commercial real estate       18,227,000         13,973,000          4,254,000         30.45
Credit card and other           762,000            810,000            (48,000)        (5.95)

Commercial loans consist primarily of commercial lines of credit and operating loans usually secured by inventory and accounts receivable. The 2004 fluctuations were normal in nature and reflective of general market conditions.

Installment loans consist primarily of consumer auto loans. The 2004 decrease is a result of competitive forces like direct manufacturer financing.

Residential and non-commercial real estate loans consist primarily of loans that are directly secured by single and multi-family real estate. The 2004 increase is the continued result of a strong residential real estate market and the addition of a loan officer in June of 2003.

Commercial real estate loans consist primarily of loans secured by real estate for commercial purposes such as retail, manufacturing, storage, and farmland. The 2004 increase is the result of an addition of a loan officer in June of 2003 and the further expansion into Delaware County. Delaware County is an area that continues to see strong growth in residential and commercial real estate.

Credit card and other loans consist of Visa loans and other unsecured loans such as deposit overdraft lines of credit. The 2004 fluctuations were normal in nature and reflective of general market conditions.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank's total capital. As of December 31, 2004 and 2003, the legal lending limit for the Bank was approximately $1,768,000 and $1,406,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.

The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2004.

(In thousands)

                                One             One
                                Year          Through         After Five
                               or Less       Five Years         Years           Total
                            ------------    ------------     ------------    ------------
REAL ESTATE
   Fixed Rate               $      1,327    $      1,244     $      2,098    $      4,669
   Variable Rate                   6,229           6,320           39,807          52,356
                            ------------    ------------     ------------    ------------
   Total Real Estate               7,556           7,564           41,905          57,025

COMMERCIAL
   Fixed Rate                        275           2,825                -           3,100
   Variable Rate                   3,314           1,576            2,898           7,788
                            ------------    ------------     ------------    ------------
   Total Commercial                3,589           4,401            2,898          10,888

INSTALLMENT
   Fixed Rate                        579          18,873            1,278          20,730
   Variable Rate                       5             109                -             114
                            ------------    ------------     ------------    ------------
   Total Installment                 584          18,982            1,278          20,844

CREDIT CARDS
   Fixed Rate                          -               -                -               -
   Variable Rate                     739               -                -             739
                            ------------    ------------     ------------    ------------
   Total Credit Card                 739               -                -             739

OTHER
   Fixed Rate                          -               -                -               -
   Variable Rate                      23               -                -              23
                            ------------    ------------     ------------    ------------
   Total Other                        23               -                -              23
                            ------------    ------------     ------------    ------------

TOTAL ALL LOANS             $     12,491    $     30,947     $     46,081    $     89,519
                            ============    ============     ============    ============

   FIXED RATE               $      2,181    $     22,942     $      3,376    $     28,499
   VARIABLE                       10,310           8,005           42,705          61,020

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

SECURITIES

In order to maintain appropriate assets to meet the Corporation's liquidity needs, asset/liability management requirements, and as a general source of income, the Corporation purchases debt or fixed income securities. To aid in liquidity and risk management, all securities are classified as available for sale.

Total securities decreased $1,038,000, or 3.84%. The categories of securities at year-end 2004 were U.S. Treasury securities, U.S. government and federal agency securities, mortgage-backed securities, state and municipal securities, corporate, and other securities which represented 0.41%, 40.10%, 27.12%, 28.22%, 2.08%, and 2.07% of the total portfolio. The decrease in securities was due to sales and repayments of securities where excess cash was used to fund loan demand.

The following tables summarize the amounts and distribution of the Corporation's securities and the weighted average yields as of December 31, 2004 and 2003.

                                                        2004                                     2003
                                       ------------------------------------      ----------------------------------
                                        Amortized        Fair       Average      Amortized       Fair       Average
                                          Cost           Value       Yield         Cost          Value       Yield
                                       ----------    ----------     -------      ---------     ----------   -------
                                                                    (Dollars in thousands)
U.S. TREASURY:
    Over 5 years through 10 years      $      101    $      107       4.88%      $     101     $      108     4.88%
                                       ----------    ----------                  ---------     ----------
       TOTAL U.S. TREASURY                    101           107       4.88             101            108     4.88

U.S. GOVERNMENT AND FEDERAL AGENCIES:
    Less than one year                        399           397       2.35             254            263     5.60
    Over 1 year through 5 years             7,456         7,444       3.67           5,194          5,243     3.85
    Over 5 years through 10 years           2,601         2,578       4.45           3,238          3,187     4.94
                                       ----------    ----------                  ---------     ----------
    TOTAL U.S. GOVERNMENT AND
      FEDERAL AGENCIES                     10,456        10,419       3.81           8,686          8,693     4.31

CORPORATE DEBT SECURITIES:
    Less than one year                          -             -                        809            814     3.29
    Over 1 year through 5 years               543           540       3.37             557            558     3.37
                                       ----------    ----------                  ---------     ----------
    TOTAL CORPORATE SECURITIES                543           540       3.37           1,366          1,372     3.32

STATE AND MUNICIPAL
    Less than one year                        403           402       1.84             200            200     1.25
    Over 1 year through 5 years             1,091         1,097       2.64             899            946     4.27
    Over 5 years through 10 years           3,069         3,140       3.75           3,137          3,210     3.75
    Over 10 years                           2,588         2,694       4.80           4,600          4,734     4.73
                                       ----------    ----------                  ---------     ----------
    TOTAL STATE AND MUNICIPAL               7,151         7,333       3.87           8,836          9,090     4.26

MORTGAGE-BACKED SECURITIES                  7,052         7,045       4.13           7,194          7,243     3.82
OTHER SECURITIES                              538           538       4.09             514            514     4.36
                                       ----------    ----------                  ---------     ----------

  TOTAL SECURITIES                     $   25,841    $   25,982       3.77%      $  26,697     $   27,020     4.11%
                                       ==========    ==========                  =========     ==========

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has not been determined on a tax equivalent basis. Other securities consist of Federal Home Loan Bank and Great Lakes Bankers' Bank stock that bear no stated maturities. All yields are based on amortized cost balances.

FUNDING

Deposits are the Corporation's primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds or obtaining advances from the Federal Home Loan Bank. At times, when the Corporation has more funds than it needs for adequate liquidity, it increases investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation's deposits and borrowings in terms of maturity and applicable interest rates is a primary determinant of the Corporation's cost of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2004, the aggregate amount of interest-bearing deposits and interest bearing borrowings was 85.36% of the total source of funds. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.

Total deposits increased $9,117,000, a 10.48% increase. $5,342,000 of this growth came from traditional deposit products while the remaining $3,775,000 came from out-of-market investors, also referred to as brokered deposits. At December 31, 2004, these out-of-market deposits totaled $6,828,000 and had a weighted average rate of 2.52% and weighted average life of approximately 9 months. The need for funding beyond traditional deposits came from the continued growth in loans. For further information on deposit types and maturities of time deposits see Note 5 of the 2004 consolidated financial statements.

Other borrowings increased $2,467,000 from year-end 2003 to 2004. The additions to other borrowed money in 2004 were used to lengthen duration of total funding and to help fund the higher than normal loan growth. For more information to these borrowings see Note 6 of the 2004 consolidated financial statements.

SUBORDINATED DEBENTURES

In February 2004, the Corporation issued $3,000,000 of trust preferred securities through a special purpose entity formed and called Ohio Bancshares Capital Trust I. The purpose of this borrowing was not for liquidity but to support capital levels of future asset growth. Since federal banking agencies allow these types of securities to be counted towards minimum capital requirements, and the cost of these borrowings is traditionally well below the return on equity of the Corporation, the issuance of these will support future growth without diluting current shareholder value. For more information on the terms of the subordinated debentures and capital requirements see Notes 7 and 13 of the 2004 consolidated financial statements.

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

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

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

The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.

Interest Rate Sensitivity Gap as of December 31, 2004 (in thousands)

                                                                           One            Over
                                             0-3           3-12          Through          Five
                                            Months        Months        Five Years        Years            Total
                                         -----------    -----------     -----------    -----------      -----------
Assets
     Loans (1)                           $    19,426    $     9,857     $    47,240    $    12,996      $    89,519
     Securities (2)                            2,018          1,551          15,323          7,090           25,982
     Interest-earning deposits                 1,192              -               -              -            1,192
     Federal funds sold                          435              -               -              -              435
                                         -----------    -----------     -----------    -----------      -----------

Rate sensitive assets (RSA)                   23,071         11,408          62,563         20,086          117,128

Liabilities
     Interest-bearing demand                  24,957              -               -              -           24,957
     Savings                                  15,101              -               -              -           15,101
     Time deposits                             5,918         20,346          20,459             82           46,805
     Other borrowings                            164          6,104           6,207          1,012           13,487
     Subordinated debentures                   3,000              -               -              -            3,000
                                         -----------    -----------     -----------    -----------      -----------

Rate sensitive liabilities (RSL)              49,140         26,450          26,666          1,094          103,350
                                         -----------    -----------     -----------    -----------      -----------

Period gap (3)                           $   (26,069)   $   (15,042)    $    35,897    $    18,992      $    13,778
                                         ===========    ===========     ===========    ===========      ===========

Cumulative gap                           $   (26,069)   $   (41,111)    $    (5,214)   $    13,778
                                         ===========    ===========     ===========    ===========

Percentage of RSA                             (22.26)%       (35.10)%         (4.45)%        11.76%
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

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

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

                                  Year-end                    Year-end                   Year-end
                                    2004                        2003                       2002
                                 Projections     % Change    Projections     % Change   Projections     % Change
                                 ------------    --------    ------------    --------   ------------    --------
1-year Net Interest Income
+200 Basis points                $  4,559,000      (5.7)%    $  4,231,000     (6.0)%    $  3,890,000     (7.0)%
+100 Basis points                   4,701,000      (2.8)        4,366,000     (3.0)        4,095,000     (2.1)
Base case                           4,836,000       0.0         4,501,000      0.0         4,181,000      0.0
-100 Basis points                   4,917,000       1.7         4,604,000      2.3         4,225,000      1.0
-200 Basis points                   4,922,000       1.8         4,603,000      2.3         4,344,000      3.9

CAPITAL RESOURCES

Shareholders' equity totaled $10,860,000 on December 31, 2003 compared to $11,223,000 on December 31, 2004. At December 31, 2003 and December 31, 2004,
the ratio of shareholders' equity to assets was 9.80% and 8.98%.

Under "Prompt Corrective Action" regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the "well capitalized" definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company's ability to pay dividends, see Note 13 of the 2004 consolidated financial statements.

LIQUIDITY

Liquidity management focuses on the Corporation's ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation's other financial commitments. Cash and cash equivalent assets totaled $3,795,000 at year-end 2003 and $4,500,000 at year-end 2004. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances, agreements with correspondent banks for buying and selling Federal Funds, and accepting time deposits from out-of-market investors. The fair value of securities classified as available for sale was $27,020,000 and $25,982,000 as of December 31, 2003 and December 31, 2004. The Corporation has approximately $2,600,000 available as a line of credit with the Federal Home Loan Bank at year-end 2004. For a detailed analysis of Corporation's sources and uses of cash, refer to the 2004 Consolidated Statements of Cash Flows.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

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

SUBSEQUENT EVENTS

On January 3, 2005, the Corporation changed the name of the Bank subsidiary from The Marion Bank to The Ohio State Bank. This was done to help create a more uniform regional identity since the Bank is now extending its services beyond the city of Marion and Marion County. On January 18, 2005, the Corporation completed its branch acquisitions from First Citizens Banc Corp. of Sandusky, Ohio. This added two new branches, one in Union County, and approximately $19 million in total assets. Additionally, the Corporation is in contract on development land in Delaware County with plans to start building one or two different full-service banking sites there in late 2005. For further information regarding the branch purchases from First Citizens Banc Corp. see Note 16 of the 2004 consolidated financial statements.

                                   (Continued)

                           OHIO STATE BANCSHARES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                               Annual Report 2004

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation's stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI) 1-800-224-1013.

For 2004 and 2003, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation's stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

                   Low Bid     High Bid      Low Ask       High Ask
                  ---------    ---------    ---------      ---------
2004

1st Qtr.          $   77.00    $   77.00    $   80.00      $   80.00
2nd Qtr.              77.00        82.00        80.00          85.00
3rd Qtr.              82.00        82.00        85.00          85.00
4th Qtr.              82.00        85.00        85.00          87.00

  2003

1st Qtr.          $   69.00    $   69.00    $   72.00      $   72.00
2nd Qtr.              69.00        72.00        72.00          75.00
3rd Qtr.              72.00        72.00        75.00          75.00
4th Qtr.              72.00        77.00        75.00          80.00

Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation's stock, these prices may not reflect the prices at which the stock would trade in an active market.

The Corporation has 500,000 authorized and 190,000 outstanding shares of common stock held by approximately 526 shareholders as of December 31, 2004. The Corporation paid cash dividends of $0.40 per share in June and December of 2004 and 2003, resulting in a total amount of $0.80 per share in 2004 and 2003.

                           OHIO STATE BANCSHARES, INC.
                               BOARD OF DIRECTORS
                               Annual Report 2004

                             BOARD OF DIRECTORS (1)

Fred K. White - Chairman...........    Retired, Division Manager,
                                       Ohio Edison
                                       Real Estate Sales,
                                       HER Kinney Properties
                                       Marion, Ohio

Gary E. Pendleton..................    President and CEO,
                                       The Ohio State Bank
                                       Marion, Ohio

Lois J. Fisher ....................    Real Estate Developer
                                       Marion, Ohio

Theodore L. Graham.................    Managing Partner, Graham
                                       Investment Co.
                                       Marion, Ohio

Lloyd L. Johnston..................    Chairman of the Board, Johnston
                                       Supply Company
                                       Marion, Ohio

Thurman R. Mathews.................    Owner, Mathews-Kennedy
                                       Ford/Lincoln Mercury
                                       Marion, Ohio

Peter B. Miller....................    Former owner, Pete Miller, Inc.
                                       Marion, Ohio

(1) All are Directors of Ohio State Bancshares, Inc. and The Ohio State Bank (formerly The Marion Bank)

                           OHIO STATE BANCSHARES, INC.
                               EXECUTIVE OFFICERS
                               Annual Report 2004

OHIO STATE BANCSHARES, INC.

EXECUTIVE OFFICERS

Fred K. White, Chairman of the Board
Gary E. Pendleton, President and Treasurer
Cynthia L. Sparling, Secretary
Todd M. Wanner, Chief Financial Officer

THE OHIO STATE BANK

EXECUTIVE OFFICERS

Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Cynthia L. Sparling, Senior Vice President and Chief Operations Officer Todd M. Wanner, Senior Vice President and Chief Financial Officer

TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT

The Ohio State Bank
111 South Main Street
Marion, Ohio 43302
(740) 387-2265

ANNUAL MEETING

The annual shareholders' meeting will be held April 21, 2005, at 5 p.m. in the main office of The Ohio State Bank, 111 South Main Street, Marion, Ohio.

FORM 10-KSB

A copy of Ohio State Bancshares, Inc.'s 2004 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.