Form 10KSB, Exhibit 13
period 2005-12-31
OHIO STATE BANCSHARES INC
filed 2006-03-30
CIK 919644

Exhibit 13
OHIO STATE BANCSHARES, INC.
Marion, Ohio
ANNUAL REPORT
December 31, 2005

OHIO STATE BANCSHARES, INC.
ANNUAL REPORT
December 31, 2005
TABLE OF CONTENTS

President’s Letter	1

Comparative Summary of Selected Financial Data	2

Financial Statements	3

Report of Independent Registered Public Accounting Firm	3

Consolidated Financial Statements	4

Notes to Consolidated Financial Statements	8

Management’s Discussion and Analysis of Financial Condition and Results of Operations	25

Board of Directors	40

Officers	41

FROM THE PRESIDENT:
This past year was one of transformation and new challenges. We successfully became The Ohio State Bank, completed our acquisition of two new banking branches, and pushed total assets over $140 million. There were bumps along this journey. Costs related to the acquisitions along with replacing every pen, paper, and sign with our new name helped push overhead up and profits below our expectations. However, even with profits down from the previous year, 2005 was very successful in terms of growing our business and increasing our franchise value. The acquired branches are doing well and our new name is continually met with a positive response. Additionally, plans are well under way for two new branches as we are in contract on two properties in Delaware County. The first is located along U.S. Route 23 in southern Delaware County and the other is located along State Route 37 in the City of Delaware. Although we had hoped to start construction by now, we are ready as soon as the regional planning process permits.
I think it’s safe to say that stock performance is important to all of us as shareholders. I’m pleased to report that our latest bid price, as reported by Community Banc Investments, is $90 per share. This gives us a 1-year return on our stock of 5.88% and a total return with dividends of 6.82%. This compares favorably to the NASDAQ Bank Index, which currently includes 536 NASDAQ and Small Cap Market banks, with a 1-year return of -4.33%and a total return with dividends reinvested of –1.93%.
Before finishing this letter, I would like to take a moment to remember two Board members, local businessmen, and dear friends. In the last few months, we lost Peck Johnston and Pete Miller. All of us at the Bank were blessed with their friendship, and their leadership was vital to the success that this Company has seen through the years.
As always, if you have concerns, questions or just want to chat, my door is always open. I look forward to seeing you soon.
Sincerely,
Gary E. Pendleton
President/CEO

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
As of or for the years ending December 31, (Dollars in 000’s except per share data)

	2005	2004	2003	2002	2001
STATEMENT OF OPERATIONS DATA
Total interest income	$8,012	$6,661	$6,202	$6,369	$6,148
Total interest expense	3,186	2,198	2,133	2,322	2,924

Net interest income	4,826	4,463	4,069	4,047	3,224
Provision for loan losses	386	403	412	435	336

Net interest income after provision for loan losses	4,440	4,060	3,657	3,612	2,888
Noninterest income	893	742	783	724	598
Noninterest expense	4,621	4,002	3,317	2,882	2,582
Income tax expense	135	165	266	414	251

Net income	$577	$635	$857	$1,040	$653

PER SHARE DATA:
Basic and diluted earnings per common share	$3.03	$3.34	$4.51	$6.53	$4.47
Book value per share at year-end	59.32	59.07	57.16	53.78	42.57
Cash dividends per share	0.80	0.80	0.80	0.60	0.60
Number of shares used in earnings per share calculations	190,000	190,000	190,000	159,273	146,000

BALANCE SHEET DATA:
Total assets	$143,326	$125,012	$110,862	$104,733	$91,407
Total securities	34,052	25,444	26,506	31,970	21,637
Total net loans	94,792	88,915	75,358	60,545	57,493
Allowance for loan losses	986	961	844	793	714
Total deposits	113,673	96,124	87,007	84,889	81,787
Borrowings	17,408	16,487	12,268	8,928	2,837
Shareholders’ equity	11,272	11,223	10,860	10,219	6,215

OPERATING RATIOS:
Total net loans to total deposits	83.39%	92.50%	86.61%	71.32%	70.30%
Total shareholders’ equity to total assets	7.86	8.98	9.80	9.76	6.80
Average shareholders’ equity to average assets	7.86	9.26	9.74	8.01	7.36
Return on average equity	5.11	5.77	8.14	13.49	10.99
Return on average assets	0.40	0.53	0.79	1.08	0.81
Dividend payout ratio	26.40	23.95	17.75	9.69	13.41
Total interest expense to interest income	39.77	33.00	34.40	36.46	47.55
Allowance for loan losses to total loans	1.03	1.07	1.11	1.29	1.23

Average assets	$143,647	$118,783	$108,027	$96,248	$80,744
Average shareholders’ equity	11,288	11,002	10,517	7,707	5,942
Averages used herein, unless indicated otherwise, are based on daily averages.

          Crowe Chizek and Company LLC
          Member Horwath International
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio
We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
Columbus, Ohio
March 3, 2006

OHIO STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from financial institutions	$4,020,399	$2,872,837
Interest-bearing deposits in other financial institutions	200,542	1,192,147
Federal funds sold	2,471,000	435,000

Cash and cash equivalents	6,691,941	4,499,984
Securities available for sale	34,051,759	25,444,326
Loans, net of allowance of $986,385 and $961,404	94,792,219	88,915,318
Premises and equipment, net	3,121,605	2,576,597
Cash surrender value of life insurance policies	1,618,400	1,545,308
Goodwill	270,500	—
Intangible assets	459,713	—
Accrued interest receivable	700,199	565,921
Federal Home Loan Bank and other restricted stock	576,840	537,740
Other real estate owned	435,060	486,165
Other assets	608,256	441,052

	$143,326,492	$125,012,411

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$14,070,105	$9,260,575
Interest-bearing	99,603,204	86,863,208

Total	113,673,309	96,123,783
Borrowings	14,408,377	13,487,320
Subordinated debentures	3,000,000	3,000,000
Accrued interest payable	201,210	168,029
Other liabilities	772,074	1,010,343

Total liabilities	132,054,970	113,789,475

Shareholders’ equity
Common stock, $10.00 par value, 500,000 shares authorized; 190,000 shares issued and outstanding	1,900,000	1,900,000
Additional paid-in capital	5,045,227	5,045,227
Retained earnings	4,609,252	4,184,651
Accumulated other comprehensive income	(282,957)	93,058

Total shareholders’ equity	11,271,522	11,222,936

	$143,326,492	$125,012,411

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005 and 2004

	2005	2004
Interest and dividend income
Loans, including fees	$6,600,051	$5,629,186
Taxable securities	973,202	665,562
Nontaxable securities	287,487	291,524
Dividends	24,640	21,573
Federal funds sold and other	126,194	52,757

Total interest and dividend income	8,011,574	6,660,602

Interest expense
Deposits	2,448,533	1,694,857
Subordinated debentures	186,262	117,340
Federal Home Loan Bank advances and other borrowings	551,683	385,585

Total interest expense	3,186,478	2,197,782

Net interest income	4,825,096	4,462,820

Provision for loan losses	385,500	403,100

Net interest income after provision for loan losses	4,439,596	4,059,720

Noninterest income
Fees for customer services	743,854	641,319
Net gains on sales of securities	1,169	32,117
Gain on sale of credit card portfolio	70,471	—
Other	77,174	68,676

Total noninterest income	892,668	742,112

Noninterest expense
Salaries and employee benefits	2,294,587	2,260,333
Occupancy and equipment	855,478	656,860
Professional fees	238,382	215,603
Office supplies	186,017	138,321
Loan collection and repossessions	79,437	73,235
Advertising and public relations	119,630	94,653
Taxes, other than income	150,750	109,222
ATM and debit card processing	97,783	24,177
Intangible asset amortization	73,287	—
Other	525,321	429,899

Total noninterest expense	4,620,672	4,002,303

Income before income taxes	711,592	799,529
Income tax expense	134,991	164,916

Net income	$576,601	$634,613

Basic and diluted earnings per share	$3.03	$3.34

Weighted average shares outstanding	190,000	190,000

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2005 and 2004

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Shareholders’
	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, January 1, 2004	$1,900,000	$5,045,227	$3,702,038	$212,885	$10,860,150

Comprehensive income:
Net income			634,613		634,613
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				(119,827)	(119,827)

Total comprehensive income					514,786

Cash dividends declared ($0.80 per share)			(152,000)		(152,000)

Balance, December 31, 2004	1,900,000	5,045,227	4,184,651	93,058	11,222,936

Comprehensive income:
Net income			576,601		576,601
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				(376,015)	(376,015)

Total comprehensive income					200,586

Cash dividends declared ($0.80 per share)			(152,000)		(152,000)

Balance, December 31, 2005	$1,900,000	$5,045,227	$4,609,252	$(282,957)	$11,271,522

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$576,601	$634,613
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization	369,163	237,781
Net amortization of securities	64,102	68,156
Provision for loan losses	385,500	403,100
Deferred taxes	(88,183)	(226,539)
Net realized gains on sales of securities	(1,169)	(32,117)
Federal Home Loan Bank stock dividends	(23,400)	(19,400)
Increase in cash surrender value of bank owned life insurance	(43,092)	(54,314)
Gain on sale of credit card portfolio	(70,471)	—
Net (gain) loss on sales of other real estate owned	(3,083)	11,988
Change in deferred loan costs	77,077	131,112
Change in accrued interest receivable	(108,069)	(42,184)
Change in accrued interest payable	8,959	46,512
Change in other assets and other liabilities	(46,976)	605,880

Net cash from operating activities	1,096,959	1,764,588

Cash flows from investing activities
Securities available for sale
Sales	298,800	6,063,134
Maturities, prepayments and calls	4,018,771	5,308,770
Purchases	(13,557,657)	(10,545,806)
Purchases of Federal Home Loan Bank stock	(15,700)	—
Loan originations and payments, net	(1,147,909)	(14,234,701)
Proceeds from sale of credit card portfolio	778,474	—
Purchases of premises and equipment	(572,384)	(1,093,816)
Maturities of certificates of deposit	—	500,000
Improvements to other real estate owned	—	(247,755)
Proceeds from sale of other real estate owned	177,786	35,826
Purchase of bank owned life insurance	(30,000)	(30,000)

Net cash from investing activities	(10,049,819)	(14,244,348)

Cash flows from financing activities
Net changes in deposits	(1,370,132)	9,116,731
Net cash received from branch acquisitions	11,745,892	—
Proceeds from issuance of subordinated debentures	—	3,000,000
Proceeds from long-term borrowings	7,200,000	5,200,000
Principal repayments of long-term borrowings	(6,278,943)	(2,732,277)
Net change in federal funds purchased	—	(1,248,000)
Cash dividends paid	(152,000)	(152,000)

Net cash from financing activities	11,144,817	13,184,454

Net change in cash and cash equivalents	2,191,957	704,694
Beginning cash and cash equivalents	4,499,984	3,795,290

Ending cash and cash equivalents	$6,691,941	$4,499,984

Supplemental cash flow information:
Interest paid	$3,153,297	$2,151,270
Income taxes paid	300,000	230,000
Supplemental noncash disclosures:
Transfers from loans to other real estate owned and repossessions	$198,200	$142,934
See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include the accounts of Ohio State Bancshares, Inc. (“OSB”) and its wholly-owned subsidiary, The Ohio State Bank (“Bank”), together referred to as the Corporation. Intercompany transactions and balances are eliminated in consolidation. On January 3, 2005, the Corporation changed the name of the Bank from The Marion Bank in order to establish a more uniform regional identity.
Nature of Operations: The Corporation provides financial services through its main and branch offices in Marion and Union counties in the state of Ohio. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold. There are no significant concentrations of loans to any one industry or customer. However, general economic conditions affect the customers’ ability to repay.
Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, fair values of financial instruments and the status of contingencies are particularly subject to change.
Cash Flow Reporting: Cash and cash equivalents include cash, deposits with other financial institutions with maturities under 90 days and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest-bearing time deposits with other financial institutions, other asset and other liabilities, and short-term borrowings with maturities of 90 days or less.
Securities: Debt securities are classified as available for sale and carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Management expects that all securities purchased in the future will be classified as available for sale.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and are based on the amortized cost of the security sold.
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest income is accrued on the unpaid principal balance and includes level-yield amortization of net deferred loan costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for a loan placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
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
Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 1 to 10 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.
Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
Federal Home Loan Bank (FHLB) and other restricted stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Bank also holds restricted stock in another financial institution. Both stocks are carried at cost, classified as restricted securities, and periodically evaluated for impairment. Because these stocks are viewed as long term investments, impairment is based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill and Other Intangible Assets: Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified. Other intangible assets consist of core deposit intangibles arising from branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over estimated useful lives, which is 10 years.
Long-term Assets: Premises and equipment, intangible assets and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
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
Restrictions on Cash: The Corporation was required to have $392,000 and $403,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2005 and 2004. These balances do not earn interest.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of shareholders’ equity.
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
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.
Adoption of New Accounting Standards: Statement of Position 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. This applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. The effect of this new standard on the Corporation’s financial position and results of operations was not material upon and after adoption during 2005.
Reclassifications: Certain reclassifications have been made to the 2004 financial statements to be comparable to the 2005 presentation.
NOTE 2 – SECURITIES AVAILABLE FOR SALE
Year-end securities are as follows.

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,579	$2,234	$—	$102,813
U.S. government sponsored entities	17,397,029	2,752	(293,781)	17,106,000
Mortgage-backed	8,631,902	—	(208,310)	8,423,592
State and municipal	7,821,810	136,188	(53,396)	7,904,602
Corporate	529,162	—	(14,410)	514,752

Total debt securities	$34,480,482	$141,174	$(569,897)	$34,051,759

	2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,667	$6,161	$—	$106,828
U.S. government sponsored entities	10,456,402	35,583	(72,983)	10,419,002
Mortgage-backed	7,052,053	17,243	(23,960)	7,045,336
State and municipal	7,150,743	201,886	(19,610)	7,333,019
Corporate	543,464	—	(3,323)	540,141

Total debt securities	$25,303,329	$260,873	$(119,876)	$25,444,326

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 2 – SECURITIES (Continued)
Sales of available for sale securities were as follows:

	2005	2004
Proceeds	$298,800	$6,063,134
Gross gains	1,169	65,516
Gross losses	—	(33,399)
The provision for income taxes related to the net realized gains was $397 and $10,920, respectively.
The fair values of securities at year-end 2005, by expected maturity are shown below. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

Fair
Value
Due in one year or less	$4,739,748
Due from one to five years	21,795,238
Due from five to ten years	6,449,127
Due after ten years	1,067,646

$34,051,759

Securities with carrying values of $17,619,000 and $12,908,000 at December 31, 2005 and 2004 were pledged to secure public deposits and for other purposes.
Securities with unrealized losses at year end 2005 and 2004, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	2005
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government sponsored entities	$9,307,211	$(124,686)	$6,795,852	$(169,095)	$16,103,063	$(293,781)
Mortgage-backed	5,688,295	(131,295)	2,735,297	(77,015)	8,423,592	(208,310)
State and municipal	2,182,460	(21,514)	1,418,694	(31,882)	3,601,154	(53,396)
Corporate	—	—	514,752	(14,410)	514,752	(14,410)

Total temporarily impaired	$17,177,966	$(277,495)	$11,464,595	$(292,402)	$28,642,561	$(569,897)

	2004
U.S. government sponsored entities	$7,558,167	$(56,818)	$983,835	$(16,165)	$8,542,002	$(72,983)
Mortgage-backed	4,209,571	(23,960)	—	—	4,209,571	(23,960)
State and municipal	1,458,806	(9,697)	372,166	(9,913)	1,830,972	(19,610)
Corporate	540,141	(3,323)	—	—	540,141	(3,323)

Total temporarily impaired	$13,766,685	$(93,798)	$1,356,001	$(26,078)	$15,122,686	$(119,876)

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 2 – SECURITIES (Continued)
At December 31, 2005, there were no securities with other than temporary declines in fair value as the decline in fair value is largely due to an increase in market interest rates compared to the rate environment when the securities were acquired. Fair values of government sponsored entities’ debentures are expected to recover as the bonds approach their maturity date. Timely repayment of principal and interest is guaranteed by the issuer. No material unrealized losses on an individual mortgage-backed security exceed 4% of the amortized cost of the security.
NOTE 3 — LOANS
Year-end loans were as follows.

	2005	2004
Commercial	$9,614,236	$10,888,028
Installment	18,529,276	20,844,232
Residential and non-commercial real estate	41,745,373	38,797,724
Commercial real estate	25,556,701	18,227,011
Credit card	—	738,878
Other	52,638	23,392

	95,498,224	89,519,265
Net deferred loan costs	280,380	357,457
Allowance for loan losses	(986,385)	(961,404)

	$94,792,219	$88,915,318

In November of 2005, the credit card portfolio was sold resulting in a $70,471 gain.
Activity in the allowance for loan losses was as follows.

	2005	2004
Beginning balance	$961,404	$844,174
Loans charged-off	(450,700)	(366,270)
Recoveries of previous charge-offs	90,181	80,400
Provision for loan losses	385,500	403,100

Ending balance	$986,385	$961,404

Loans individually considered impaired were as follows.

	2005	2004
Year-end balance of impaired loans with allocated allowance	$550,492	—
Amount of allowance allocated at year-end	159,991	—
Average balance of impaired loans	306,249	—
Interest income recognized during impairment	—	—
Cash-basis interest income recognized	—	—
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 3 – LOANS (Continued)
Nonperforming loans were as follows.

	2005	2004
Loans past due over 90 days still on accrual	$7,772	$344,874
Loans on nonaccrual	1,151,297	340,045
Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
NOTE 4 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2005	2004
Land	$153,875	$115,875
Building and improvements	2,337,380	1,950,328
Furniture, fixtures and equipment	2,062,456	1,646,624
Leasehold improvements	59,295	59,295

Total cost	4,613,006	3,772,122
Less accumulated depreciation	(1,491,401)	(1,195,525)

	$3,121,605	$2,576,597

Depreciation expense was $295,876 and $237,781 in 2005 and 2004.
The Bank’s Richland Road branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth (2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,073 in 2005 and in 2004. Minimum rental commitments under this noncancelable operating lease will be $41,244 for 2006, $43,127 for 2007, 2008, 2009, and 2010, and will total $265,948 thereafter. This will result in future minimum lease payments of $479,700.
As of December 31, 2005, the Bank is in contract on two parcels of land in Delaware County, Ohio, for the purpose of building two additional full-service banking locations. One property is approximately 1.9 acres on the corner of Coal Bend Road and U.S. Route 23 and carries a purchase price of $850,000. The second property is approximately 1.2 acres and located along State Route 37 with a purchase price of $465,000. The acquisition of both properties is expected to close sometime in 2006.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 5 — GOODWILL AND INTANGIBLE ASSETS
On January 18, 2005, the Corporation acquired two branch facilities as further discussed in Note 16. The change in balance of goodwill and intangible assets are as follows:

As of December 31, 2005
Acquired non-amortizable goodwill	$270,500

Acquired core deposit intangible	$533,000
Accumulated core deposit amortization	(73,287)

Total intangible assets	$459,713

Estimated amortization expense for each of the next five years is as follows:

2006	$68,957
2007	58,613
2008	49,821
2009	46,599
2010	46,372
The acquired core deposit intangible will be amortized over 10 years using an accelerated method.
NOTE 6 — DEPOSITS
Year-end interest-bearing deposits were as follows.

	2005	2004
Demand and money market	$21,742,739	$24,956,871
Savings	18,301,064	15,101,460
Time:
In denominations under $100,000	32,359,147	27,004,224
In denominations of $100,000 or more	27,200,254	19,800,653

Total interest-bearing deposits	$99,603,204	$86,863,208

Scheduled maturities of time deposits were as follows.

1 year or less	$35,897,596	$26,264,128
1 through 2 years	15,042,702	6,864,705
2 through 3 years	6,975,633	7,074,417
3 through 4 years	1,035,317	5,559,986
4 through 5 years	579,756	959,579
Greater than 5 years	28,397	82,062

	$59,559,401	$46,804,877

Occasionally, in order to meet liquidity or asset/liability needs, the Bank will accept time deposits from out-of-market investors. These time deposits totaled $6,318,000 and $6,828,000 at year-end 2005 and 2004.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 7 — BORROWINGS
Borrowings from the Federal Home Loan Bank of Cincinnati are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

	2005	2004
Maximum month-end balance during the year	$16,578,000	$13,487,000
Average balance during the year	15,037,000	11,654,000
Average interest rate during the year	3.67%	3.31%
Average interest rate at year-end	3.99%	3.31%
Federal Home Loan Bank (“FHLB”) borrowings at year-end 2005 and 2004 were as follows.

	2005	2004
Convertible advance, 4.60%, due January 24, 2011	$1,000,000	$1,000,000
Mortgage-matched advance, 5.91% fixed rate, maturity July 1, 2011	29,716	46,300
Constant monthly payment advances with fixed rates between 3.78% and 4.43%, final maturities ranging from May, 2007 through January, 2009	1,578,661	2,241,020
Regular fixed rate advances with rates between 2.72% and 4.90% and maturities through August, 2008 for 2005 and rates between 1.85% and 4.90% and maturities through September, 2006 for 2004	11,800,000	10,200,000

	$14,408,377	$13,487,320

The interest rate on the convertible advance is convertible to a variable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty. The mortgage-matched advance requires monthly principal and interest payments.
Maturities of FHLB borrowings for the next five years and thereafter were:

Year ended December 31,
2006	$5,294,519
2007	5,697,363
2008	2,401,790
2009	5,623
2010	5,965
Thereafter	1,003,117

$14,408,377

The advances were collateralized by $19,451,000 and $18,208,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank’s FHLB stock at year-end 2005 and 2004.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 8 — SUBORDINATED DEBENTURES
In February 2004, Ohio State Bancshares, Inc. (“Corporation”) formed a special purpose entity, Ohio State Bancshares Capital Trust I (“Trust”). The sole purpose of the Trust was to issue $3,000,000 of variable-rate trust preferred securities as part of a pooled offering of such securities. The Trust then delivered the proceeds to the Corporation in exchange for subordinated debentures with the same provisions and payment terms as the issued trust preferred securities. In accordance with U.S. generally accepted accounting principles, the Trust is not consolidated in the financial statements of the Corporation. However, the trust will have no operating activities or cash flows outside of the trust preferred securities.
The subordinated debentures have the following terms:

Maturity:	April 23, 2034
Coupon Payment:	Quarterly at 285 basis points over the 3-month LIBOR rate
Call Options:	Callable quarterly by the Corporation starting April 2009 at par. May be called prior to 2009, at par, if a material change in tax treatment or the Federal Reserve capital requirements occurs.
Put Options:	None
The subordinated debentures had an average interest rate for 2005 of 6.21% with a 7.04% coupon rate at December 31, 2005.
NOTE 9 — EMPLOYEE BENEFITS
The Corporation provides a defined contribution plan (401K plan) that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant’s base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $49,433 and $38,959 for the years ended December 31, 2005 and 2004 related to this plan.
The Corporation also provides a supplemental defined benefit plan for the current CEO and two former officers. Due to the complexity and volatility of expenses related to the original plans, all three of the supplemental plans were changed in 2004. The new plan calls for fixed payments of $75,000 for the first five years and $80,000 per year thereafter to be made to the current CEO upon reaching the age of 65 through his life or his spouse’s, whichever is longer. The two former officers will receive fixed death benefits of $80,000 and $113,000. The original plans were based upon performance of life insurance contracts in excess of the Bank’s cost of funds. The Corporation maintains the present day value of these expected future cash flows as an accrued payable in other liabilities. The balance of these accrued liabilities and year end 2005 and 2004 was $850,000 and $828,000. Expenses for these plans were $81,273 and $503,055 for the years ended December 31, 2005 and 2004.
In 2005, the Corporation established a deferred compensation plan that covers executive officers of the Bank. Under the plan, the Corporation may make a defined contribution to the plan and participants may make elective deferrals. In 2005, the Corporation allocated $64,000 to the plan that will vest for the participants only upon completion of 10 years service from the date of the contribution or upon reaching age 65. At December 31, 2005, there were three participants in the plan with no vested balance and the annual expense related to this plan was $4,268.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 10 — INCOME TAXES
Income tax expense was as follows.

	2005	2004
Current	$223,174	$391,455
Deferred	(88,183)	(226,539)

	$134,991	$164,916

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2005	2004
Federal statutory rate times pretax income at 34%	$241,941	$271,840
Effect of:
Tax exempt interest	(87,008)	(90,332)
Cash surrender value increase of bank owned life insurance	(14,651)	(18,474)
Other, net	(5,291)	1,882

Total	$134,991	$164,916

Effective tax rate %	19.0%	20.6%

Year-end deferred tax assets and liabilities relate to the following items.

	2005	2004
Deferred tax assets
Allowance for loan losses	$193,608	$186,913
Deferred compensation	290,594	281,434
Unrealized loss on securities available for sale	145,766	—
Deferred loan fees	29,702	30,304
Other	6,705	—

Total deferred tax assets	666,375	498,651

Deferred tax liabilities
Depreciation	(133,214)	(142,152)
Accrual to cash conversion	—	(76,986)
FHLB stock dividend	(58,990)	(50,184)
Unrealized gain on securities available for sale	—	(47,939)
Prepaid expenses	(42,488)	(37,328)
Security accretion	(8,225)	(2,492)

Total deferred tax liabilities	(242,917)	(357,081)

Net deferred tax asset (liability)	$423,458	$141,570

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 11 — RELATED PARTIES
Loans to principal officers, directors, and their affiliates in 2005 were as follows.

Beginning balance	$170,131
New loans	188,175
Effect of changes in composition of related parties	359,586
Repayments	(77,666)

Ending balance	$640,226

Deposits from principal officers, directors, and their affiliates at year-end 2005 and 2004 were $9,926,000 and $8,168,000.
NOTE 12 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
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
Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 4.62% to 12.00% at year-end 2005 and 4.00% to 12.00% at year-end 2004. Outstanding commitments for credit cards had interest rates ranging from 11.25% to 15.90% at year-end 2004. The Bank sold the credit card portfolio in 2005 and therefore no longer has outstanding commitments for credit cards.
Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

	2005	2004
Commitments to extend credit	$8,153,000	$5,878,000
Credit card arrangements	—	1,748,000
Overdraft protection	1,100,000	846,000
Letters of credit	152,000	122,000
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments at year-end were as follows.

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$6,691,941	$6,691,941	$4,499,984	$4,499,984
Securities available for sale	34,051,759	34,051,759	25,444,326	25,444,326
Loans, net	94,792,219	94,164,512	88,915,318	89,802,033
Restricted stock	576,840	576,840	537,740	537,740
Accrued interest receivable	700,199	700,199	565,921	565,921

Financial liabilities
Demand and savings deposits	(54,113,908)	(54,113,908)	(49,318,906)	(49,318,906)
Time deposits	(59,559,401)	(59,577,269)	(46,804,877)	(47,400,544)
Borrowings	(14,408,377)	(14,249,885)	(13,487,320)	(13,452,257)
Subordinated debentures	(3,000,000)	(3,686,764)	(3,000,000)	(3,019,300)
Accrued interest payable	(201,210)	(201,210)	(168,029)	(168,029)
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
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 14 — CAPITAL REQUIREMENTS, RESTRICTIONS ON RETAINED EARNINGS AND REGULATORY MATTERS
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
At year-end 2005 and 2004, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank’s category. Actual capital levels for the Bank and minimum required were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2005
Total capital (to risk weighted assets)	$12,874	13.1%	$7,869	8.0%	$9,836	10.0%
Tier 1 capital (to risk weighted assets)	11,887	12.1	3,934	4.0	5,901	6.0
Tier 1 capital (to average assets)	11,887	8.3	5,721	4.0	7,151	5.0

2004
Total capital (to risk weighted assets)	$11,814	13.1%	$7,219	8.0%	$9,024	10.0%
Tier 1 capital (to risk weighted assets)	10,853	12.0	3,610	4.0	5,414	6.0
Tier 1 capital (to average assets)	10,853	8.8	4,910	4.0	6,137	5.0
OSB’s primary source of funds to pay dividends is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $1,553,000 plus 2006 retained profits is available to pay dividends to OSB.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 15 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2005	2004
Unrealized holding gains (losses) on available-for-sale securities	$(568,551)	$(149,439)
Reclassification adjustments for gains later recognized in income	(1,169)	(32,117)

Net unrealized gains (losses)	(569,720)	(181,556)
Tax effect	193,705	61,729

Other comprehensive income (loss)	$(376,015)	$(119,827)

NOTE 16 — BUSINESS COMBINATIONS
On January 18, 2005, the Corporation completed its previously announced branch acquisitions from another financial institution. The results of the two acquired branches were included in the results of the Corporation since January 18, 2005. All assets and liabilities were recorded at their fair market value at the time of acquisition with the excess purchase costs allocated to intangible assets. The Corporation acquired the two branches at a premium to increase its presence in the local market and to obtain additional liquidity. The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

ASSETS ACQUIRED
Cash	$11,745,000
Loans	6,098,000
Land and branch facilities	253,000
Accrued interest receivable	26,000
Personal property and other assets	21,000
Intangible assets	804,000

Total assets acquired	$18,947,000

LIABILITIES ASSUMED
Demand and savings deposits	$7,458,000
Time deposits	11,462,000
Accrued interest payable	24,000
Other liabilities	3,000

Total liabilities assumed	$18,947,000

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 17 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Condensed parent company only financial statements for OSB follows.
CONDENSED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
Assets
Cash and cash equivalents	$1,695,093	$3,098,476
Investment in bank subsidiary	12,334,565	10,946,275
Investment in Ohio State Bancshares Capital Trust I	55,500	73,500
Other assets	226,311	132,810

Total assets	$14,311,469	$14,251,061

Liabilities and shareholders’ equity
Subordinated debentures	$3,000,000	$3,000,000
Accrued interest payable	39,947	28,125
Shareholders’ equity	11,271,522	11,222,936

Total liabilities and shareholder’s equity	$14,311,469	$14,251,061

CONDENSED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
Years ended December 31, 2005 and 2004

	2005	2004
Interest expense	$186,262	$117,340
Professional fees	14,126	26,904
Fees paid to The Ohio State Bank	58,700	44,400
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	16,500
Other expenses	4,117	5,543

Total expenses	281,205	210,687

Income (loss) before income tax and undistributed subsidiary income	(281,205)	(210,687)
Income tax benefit	93,501	56,634
Equity in undistributed subsidiary income	764,305	788,666

Net income	576,601	634,613
Other comprehensive income	(376,015)	(119,827)

Total comprehensive income	$200,586	$514,786

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
NOTE 17 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$576,601	$634,613
Adjustments:
Equity in undistributed subsidiary income	(764,305)	(788,666)
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	16,500
Change in other assets	(93,501)	(56,634)
Change in accrued interest payable	11,822	28,125

Net cash from operating activities	(251,383)	(166,062)

Cash flows from investing activities
Investment in Ohio State Bancshares Capital Trust I	—	(90,000)
Capital contributions to subsidiary	(1,000,000)	(1,600,000)

Net cash from investing activities	(1,000,000)	(1,690,000)

Cash flows from financing activities
Proceeds from issuance of subordinated debentures	—	3,000,000
Dividends paid	(152,000)	(152,000)

Net cash from financing activities	(152,000)	2,848,000

Net change in cash and cash equivalents	(1,403,383)	991,938
Beginning cash and cash equivalents	3,098,476	2,106,538

Ending cash and cash equivalents	$1,695,093	$3,098,476

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In the following pages, management presents an analysis of Ohio State Bancshares, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2005 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.
When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, in the Corporation’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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
Supplemental Defined Benefit Plan: The Corporation provides a supplemental defined benefit plan for the current CEO and two former officers. All three plans call for fixed payments but the timing and number of payments will depend on actual mortality. The Corporation carries the present value of these deferred payments as a liability. The balance of this was $850,000 at year-end 2005 and is combined with other liabilities on the consolidated balance sheet. The amount of annual expense related to fund the deferred liability depends on management’s estimates of appropriate discount rate and expected lives of individuals covered. See Note 9 of the consolidated financial statements and further in this discussion under the heading Noninterest Expense for further information regarding these plans.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
RESULTS OF OPERATIONS
Net income for the Corporation was $577,000 in 2005, or $58,000 less than the $635,000 earned in 2004. The primary reasons for the decrease in earnings for 2005 was due to increases in noninterest expense of $619,000, partially offset by increases in net interest income of $362,000 and an increase in noninterest income of $151,000. A detailed discussion of the components of net interest income, provision for loan losses, and noninterest income and expenses is provided in the following sections.
NET INTEREST INCOME
Net interest income is the amount of interest earned on loans, securities, and other investments that exceeds the interest cost of deposits and other borrowings. Net interest income is affected by the volume and composition of earning assets and interest-bearing liabilities, as well as indirectly affected by noninterest-bearing liabilities and shareholders’ equity totals. Additionally, the market level of interest rates and the resultant competitive rate decisions made by management can impact net interest income. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are, in turn, affected by general economic conditions and other factors beyond the Corporation’s control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Board of Governors of the Federal Reserve System.
Net interest income increased $362,000 from 2004 to 2005. The increase was the result of higher average balances of interest-earning assets, a 20.73% increase, partially offset by a decrease in the net interest margin. The net interest margin, which is net interest income divided by average earning assets, was 4.09% for 2004 and 3.65% for 2005. The decrease in this margin was primarily due to an increase in the average rate paid on interest-bearing liabilities.
Total interest income increased $1,351,000, or 20.28%, and was primarily the result of an increase in the average balance of securities of 29.84% and an increase in the average balance of loans of 18.55%. A majority of the growth in securities and loans were the direct result of the branch purchases.
Total interest expense increased $988,000, or 44.99%, in 2005. This was caused by an increase in the average balance of interest-bearing liabilities of 22.95% and an increase in the average rate paid on these liabilities from 2.25% in 2004 to 2.66% in 2005. The increase in average rates paid was concentrated in liabilities with short-term variable rates such as the subordinated debentures, savings accounts, and short-term time deposits. For example, the subordinated debentures are tied to the 3-month LIBOR index which started in 2005 with a rate of 2.56% and ended the year at 4.54%. However, fixed rate interest-bearing liabilities, or liabilities tied to long-term indexes, were less affected by rising interest rates. For example, the Corporations regular 5-year time deposit was offered at a 4.00% yield at year end 2004 and at a 4.65% yield at year end 2005.
The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation’s assets and liabilities.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
Average Balance Sheets and Analysis of Net Interest Income for the Years Ended December 31,
(in thousands except percentages)

	2005			2004
		Average	Interest		Average	Interest
	Average	Yield or	Earned	Average	Yield or	Earned
	Balance	Rate Paid	or Paid	Balance	Rate Paid	or Paid
ASSETS:
Interest-Earning Assets:
Federal funds sold	$3,030	3.04%	$92	$2,583	1.11%	$29
Interest-earning deposits	1,203	2.83	34	1,300	1.85	24
Taxable securities	25,473	3.82	973	18,049	3.69	665
Nontaxable securities	7,436	5.04	374	7,297	5.23	382
FHLB and other bank stock	562	4.38	25	528	4.09	22
Loans	96,724	6.82	6,600	81,591	6.90	5,629

Total Interest-Earning Assets	134,428	6.02	8,098	111,348	6.06	6,751

Noninterest-Earning Assets:
Cash and due from financial institutions	3,128			3,062
Premises and equipment, net	3,042			2,243
Accrued interest and other assets	4,119			2,858
Unrealized gains (losses) on securities	(108)			163
Less: Allowance for loan losses	(962)			(891)

Total Noninterest-Earning Assets	9,219			7,435

TOTAL ASSETS	$143,647			$118,783

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-Bearing Liabilities:
Demand deposits	$24,216	0.97	234	$24,864	0.78	194
Savings deposits	18,650	1.49	278	15,403	0.96	148
Time deposits	59,039	3.28	1,936	43,095	3.14	1,353
Other borrowings	15,037	3.67	552	11,654	3.31	386
Subordinated debentures	3,000	6.21	186	2,538	4.62	117

Total Interest-Bearing Liabilities	119,942	2.66	3,186	97,554	2.25	2,198

Noninterest-Bearing Liabilities:
Demand deposits	11,159			9,133
Accrued interest payable and other liabilities	1,258			1,094

Total Noninterest-Bearing Liabilities	12,417			10,227

TOTAL LIABILITIES	132,359			107,781

TOTAL SHAREHOLDERS’ EQUITY	11,288			11,002

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$143,647			$118,783

NET INTEREST INCOME			$4,912			$4,553

NET INTEREST SPREAD		3.36%			3.81%

NET YIELD ON INTEREST EARNING ASSETS		3.65%			4.09%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
Yields and amounts earned on loans include late fees and accretion of loan origination fees and amortization of loan origination costs. For the year ended December 31, 2005, there were amounts earned on loans including net fees of $64,000, and $30,000 for the year ended December 31, 2004. Nonaccruing loans are included in the daily average loan amounts outstanding. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The average balance for securities represents the amortized cost of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.
The following table presents the changes in the Corporation’s interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.
INTEREST RATES AND INTEREST DIFFERENTIAL

	2005 Compared to 2004			2004 Compared to 2003
	Increase/(Decrease)			Increase/(Decrease)
	(In thousands)
		Change	Change		Change	Change
	Total	due to	due to	Total	due to	due to
	Change	Volume	Rate	Change	Volume	Rate
Federal funds sold	$63	$6	$57	$4	$3	$1
Interest-earning deposits	10	(2)	12	(21)	(27)	6
Taxable securities	308	283	25	(129)	(149)	20
Nontaxable securities (1)	(8)	7	(15)	(41)	12	(53)
FHLB and other bank stock	3	1	2	(1)	—	(1)
Loans (2)	971	1,033	(62)	637	1,015	(378)

Total interest income	1,347	1,328	19	449	854	(405)

Demand deposits	40	(5)	45	(49)	—	(49)
Savings deposits	130	36	94	4	7	(3)
Time deposits	583	520	63	(40)	108	(148)
Other borrowings	166	121	45	33	84	(51)
Subordinated debentures	69	24	45	117	117	—

Total interest expense	988	696	292	65	316	(251)

Net interest income	$359	$632	$(273)	$384	$538	$(154)

(1)	Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2)	Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
ALLOWANCE AND PROVISION FOR LOAN LOSSES
The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable incurred credit losses in the loan portfolio. A grading system is utilized for the commercial and real estate loan portfolios. The Loan Review Committee of the Board reviews the status of all credit relationships of at least $350,000, and loans past due more than sixty days and at least $70,000, and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer installment and home equity loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as probable credit losses related to individual loans. At year-end 2005, the allowance had a balance of $986,000, or 1.03% of total loans, compared to $961,000, or 1.07% of total loans, at year-end 2004. The provision for loan losses was $386,000 for the year ended December 31, 2005, compared to $403,000 for the year ended December 31, 2004. Even though the allowance balance increased in 2005, the provision for loan losses and the allowance as a percentage of total loans decreased due to changes in the structure of the loan portfolio. The loans purchased in 2005, approximately $4.1 million at year-end, were mainly residential real estate loans with relatively low loss history. Additionally, the credit card loans sold in 2005, approximately $708,000, had relatively high loss history.
The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

	Nonaccrual, Past Due and Impaired Loans at December 31,
	2005	2004
	(In thousands)
Nonaccrual loans not included in impaired loans	$616	$340
Loans past due 90 days or more, excluding nonaccrual and impaired loans	8	345
Impaired loans	535	—

Total	$1,159	$685

The Corporation’s policy for placing loans on nonaccrual status is that the Corporation will not accrue interest income on loans that are contractually past due as to principal or interest by 90 days, unless collection is reasonably assured. Management has put installment loans on nonaccrual if informed of any bankruptcy activity by the borrower. This action has placed many loans on nonaccrual status that were still performing as agreed. This policy is conservative in identifying potential problem loans.
Watchlist loans include the majority of loans 90 days or more delinquent, all commercial loans with an internal loan grade of substandard or less, and all nonaccrual loans. Additionally, loan officers may request a loan be added to the watchlist if they suspect repayment problems may arise and feel the need for frequent reviews. Watchlist loans that were not reported above as nonaccrual, delinquent or impaired had balances at December 31, 2005 of $604,000 and $525,000 at December 31, 2004.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

	2005	2004
	(in thousands)
Allowance for loan losses:
Balance at beginning of period	$961	$844
Loans charged-off:
Commercial	(16)	(32)
Real estate	(56)	(21)
Credit card	(43)	(31)
Installment	(336)	(282)

Total loans charged-off:	(451)	(366)

Recoveries of loans previously charged-off:
Commercial	26	2
Real estate	6	5
Credit card	1	—
Installment	57	73

Total loan recoveries	90	80

Net loans charged-off	(361)	(286)
Provision for loan losses	386	403

Balance at end of period	$986	$961

	2005	2004
Ratios:

Net loans charged-off to average loans	0.37%	0.35%
Net loans charged-off to total loans at end of period	0.38	0.32
Allowance for loan losses to average loans	1.02	1.18
Allowance for loan losses to total loans at end of period	1.03	1.07
Net loans charged-off to allowance for loan losses at end of period	36.55	29.73
Net loans charged-off to provision for loan losses	93.52	70.92
Allowance for loan losses to nonperforming loans (1)	85.10	140.37

(1)	Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and still accruing interest, and impaired loans.
The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

		Percentage of		Percentage of
		Loans in Each		Loans in Each
	Allowance	Category to	Allowance	Category to
	Amount	Total Loans	Amount	Total Loans
	December 31, 2005		December 31, 2004
Commercial	$148,790	10.07%	$51,382	12.16%
Real Estate	248,369	70.47	222,857	63.70
Installment	463,846	19.40	497,144	23.28
Credit Cards	—	0.00	42,689	0.83
Other	—	0.06	—	0.03
Unallocated	125,380	N/A	147,332	N/A

Total	$986,385	100.00%	$961,404	100.00%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
NONINTEREST INCOME
Noninterest income increased from $742,000 in 2004 to $893,000 in 2005, a $151,000, or 20.29% increase. The increase was primarily due to increased customer service fees of $103,000 and the gain from the sale of the credit card portfolio of $70,000, partially offset by a decrease in gains from security sales of $31,000. The increase in customer service fees was due to an increase in overdraft and Bounce Protection charges and a larger deposit base.
NONINTEREST EXPENSE
Noninterest expense increased $619,000, or 15.45%, in 2005 as compared to the previous year. The increase in noninterest expenses was primarily due to increased occupancy and equipment expense of $198,000, ATM and debit card processing of $74,000, intangible amortization of $73,000, expenses related to the name change of the Bank, the branch purchases, and other non-recurring expenses. The following summarizes some of these non-recurring expenses:

Executive officer matter	$99,459
Customer and check cashing losses	32,073
State of Ohio sales/use tax audit	13,595
Data conversion expenses	19,537
Additional office supplies due to name change	16,546
Branch purchase consulting fees	7,828

Before tax impact of non-recurring expenses	$189,038
The data conversion, office supplies, and consulting fees were all directly related to the name change of the Bank and the branch acquisitions. These costs were incurred during the first three months of 2005. The data conversion costs are included in other noninterest expenses and the consulting fees are included in professional fees in the consolidated statement of income.
The customer and check cashing losses are where consumers suffered losses from a third party. Due to federal regulations, the Bank has the responsibility to reimburse these consumer losses and seek damages from the party responsible for the loss. As of December 31, 2005, management has estimated that a $14,500 loss to the Bank is probable for one of these incidents. Accordingly, management recognized this loss and recorded a contingent liability. If the injured party chooses not to seek recovery or decides to seek recovery directly from the responsible party, the Bank will reverse this cost and eliminate the liability. The other incidents have been paid by the Bank in full. These losses are included in other noninterest expenses in the consolidated statement of income.
The State of Ohio sales/use tax assessment was the result of a sales and use tax audit covering the periods from January of 2000 through June of 2003 and completed in 2005. This assessment is included in the taxes, other than income line on the consolidated statement of income.
The expenses related to the executive officer, who resigned July 27, 2005, were the result of outside research, legal consultation, and compensation paid to the executive involving a sensitive matter. The Board of Directors and Management do not believe that the Corporation is exposed to any current or future contingent liabilities and does not expect any material expenses related to this matter in the future. These expenses are primarily located in the salaries and professional fees lines on the consolidated statement of income.
The increased occupancy and equipment expenses is due to main office renovations, which were not completed until the second quarter of 2004, the addition of two branches acquired in January of 2005, and equipment to
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
enhance security and to allow for the capture of electronic images. The Bank began offering electronic check imaging online and as part of account statements in the third quarter of 2005.
ATM and debit card processing expenses increased due to a conversion to a new third-party processor, the addition of ATM locations and higher card volume. Management expects these expenses to decrease slightly in the future.
FINANCIAL CONDITION
TOTAL ASSETS
Total assets grew from $125,012,000 on December 31, 2004 to $143,326,000 on December 31, 2005. This is an $18,314,000, or 14.65% increase. Most of this increase is attributable to the acquisition of two branches completed on January 18, 2005. The Corporation assumed two branch facilities along with the majority of their loans and deposits in order to increase market share. The Corporation also retained the majority of the employees of both facilities. Further discussion of the major fluctuations in assets and liabilities can be found in the following paragraphs.
LOANS
Total net loans increased $5,877,000, or 6.61%, from December 31, 2004 to December 31, 2005. Approximately, $4,074,000 of this growth came from the branch purchases. Of the purchased loans, originally $6,098,000 and currently $4,074,000, approximately 73.0% were residential real estate, 12.8% were commercial real estate, 7.9% were installment loans, and 6.3% were commercial loans. Below is a summary of the major loan categories along with their balance fluctuations.

	2005	2004	2005	2005
	Balance	Balance	$ Growth	% Growth
Commercial	$9,614,000	$10,888,000	$(1,274,000)	(11.70)%
Installment	18,529,000	20,844,000	(2,315,000)	(11.11)
Residential and non- commercial real estate	41,745,000	38,798,000	2,947,000	7.60
Commercial real estate	25,557,000	18,227,000	7,330,000	40.22
Credit card and other	53,000	762,000	(709,000)	(93.04)
Commercial loans consist primarily of commercial lines of credit and operating loans usually secured by inventory and accounts receivable. The 2005 fluctuations were normal in nature and reflective of general market conditions.
Installment loans consist primarily of consumer auto loans. The 2005 decrease is a result of competitive forces like direct manufacturer financing.
Residential and non-commercial real estate loans consist primarily of loans that are directly secured by single and multi-family real estate. The 2005 increase is primarily the result of the loans purchased as part of the branch acquisitions.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
Commercial real estate loans consist primarily of loans secured by real estate for commercial purposes such as retail, manufacturing, storage, and farmland. The 2005 increase is the result of continued expansion into Delaware County. Delaware County is an area that continues to see strong growth in residential and commercial real estate.
Credit card and other loans consisted of credit card loans and other unsecured loans such as deposit overdraft lines of credit. The 2005 decrease is due to the sale of the credit card portfolio in November of 2005 which resulted in a gain of $70,000.
With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank’s total capital. As of December 31, 2005 and 2004, the legal lending limit for the Bank was approximately $1,905,000 and $1,768,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.
The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2005.

	One	One
	Year	Through	After Five
(In thousands)	or Less	Five Years	Years	Total
Residential Real Estate
Fixed Rate	$379	$1,264	$1,770	$3,413
Variable Rate	7,107	2,995	28,230	38,332

Total Real Estate	7,486	4,259	30,000	41,745

Commercial Real Estate
Fixed Rate	5	569	610	1,184
Variable Rate	3,867	2,356	18,150	24,373

Total Real Estate	3,872	2,925	18,760	25,557

Commercial
Fixed Rate	223	2,671	68	2,962
Variable Rate	3,572	729	2,351	6,652

Total Commercial	3,795	3,400	2,419	9,614

Installment
Fixed Rate	484	17,184	719	18,387
Variable Rate	52	75	15	142

Total Installment	536	17,259	734	18,529

Other
Fixed Rate	—	—	—	—
Variable Rate	53	—	—	53

Total Other	53	—	—	53

Total All Loans	$15,742	$27,843	$51,913	$95,498

Fixed Rate	$1,091	$21,688	$3,167	$25,946
Variable	14,651	6,155	48,746	69,552
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
SECURITIES
In order to maintain appropriate assets to meet the Corporation’s liquidity needs, asset/liability management requirements, and as a general source of income, the Corporation purchases debt or fixed income securities. To aid in liquidity and risk management, all securities are classified as available for sale.
Total securities increased $8,608,000, or 33.83%. The categories of securities at year-end 2005 were U.S. Treasury securities, U.S. government sponsored entities, mortgage-backed securities, state and municipal securities, and corporate bonds which represented 0.30%, 50.24%, 24.74%, 23.21%, and 1.51% of the total portfolio. The increase in securities was due to liquidity provided by the branch purchases and additional borrowings from the Federal Home Loan Bank.
The following tables summarize the amounts and distribution of the Corporation’s securities and the weighted average yields as of December 31, 2005 and 2004.

	2005			2004
	Amortized	Fair	Average	Amortized	Fair	Average
	Cost	Value	Yield	Cost	Value	Yield
			(Dollars in thousands)
U.S. Treasury:
Over 5 years through 10 years	$101	$103	4.88%	$101	$107	4.88%

Total U.S. Treasury	101	103	4.88	101	107	4.88

U.S. Government Sponsored Entities:
Less than one year	2,070	2,055	3.05	399	397	2.35
Over 1 year through 5 years	13,605	13,364	4.01	7,456	7,444	3.67
Over 5 years through 10 years	1,722	1,687	5.24	2,601	2,578	4.45

Total U.S. Government Sponsored Entities	17,397	17,106	4.02	10,456	10,419	3.81

Corporate Debt Securities:
Over 1 year through 5 years	529	515	3.37	543	540	3.37

Total Corporate Securities	529	515	3.37	543	540	3.37

State and Municipal
Less than one year	634	632	2.76	403	402	1.84
Over 1 year through 5 years	2,249	2,220	3.20	1,091	1,097	2.64
Over 5 years through 10 years	2,455	2,483	3.97	3,069	3,140	3.75
Over 10 years	2,484	2,570	4.78	2,588	2,694	4.80

Total State and Municipal	7,822	7,905	3.91	7,151	7,333	3.87

Mortgage-Backed Securities	8,631	8,423	4.28	7,052	7,045	4.13

Total Securities	$34,480	$34,052	4.05%	$25,303	$25,444	3.91%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has not been determined on a tax equivalent basis. All yields are based on amortized cost balances.
FUNDING
Deposits are the Corporation’s primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds or obtaining advances from the Federal Home Loan Bank. At times, when the Corporation has more funds than it needs for adequate liquidity, it increases investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation’s deposits and borrowings in terms of maturity and applicable interest rates is a primary determinant of the Corporation’s cost of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2005, the aggregate amount of interest-bearing deposits and interest bearing borrowings was 89.27% of the total source of funds. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.
Total deposits increased $17,549,000, an 18.26% increase. At year-end, approximately $16,832,000 of this increase is attributable to the branch acquisitions. For further information on deposit types and maturities of time deposits see Note 6 of the 2005 consolidated financial statements.
Other borrowings increased $921,000 from year-end 2004 to 2005. The addition to other borrowed money in 2005 was used to lengthen duration of total funding. For more information to these borrowings see Note 7 of the 2005 consolidated financial statements.
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
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.
Interest Rate Sensitivity Gap as of December 31, 2005 (in thousands)

			One	Three	Over
	0-3	3-12	Through	Through	Five
	Months	Months	Three Years	Five Years	Years	Total
Assets
Loans (1)	$24,366	$10,064	$31,532	$17,718	$10,667	$94,347
Securities (2)	2,201	3,019	13,790	7,839	7,203	34,052
Interest-earning deposits	201	—	—	—	—	201
Federal funds sold	2,471	—	—	—	—	2,471

Rate sensitive assets (RSA)	29,239	13,083	45,322	25,557	17,870	131,071

Liabilities
Interest-bearing demand	21,743	—	—	—	—	21,743
Savings	18,301	—	—	—	—	18,301
Time deposits	11,109	24,809	22,018	1,615	8	59,559
Other borrowings	2,274	3,021	8,099	11	1,003	14,408
Subordinated debentures	3,000	—	—	—	—	3,000

Rate sensitive liabilities (RSL)	56,427	27,830	30,117	1,626	1,011	117,011

Period gap (3)	$(27,188)	$(14,747)	$15,205	$23,931	$16,859	$14,060

Cumulative gap	$(27,188)	$(41,935)	$(26,730)	$(2,799)	$14,060

Percentage of RSA	(20.74)%	(31.99)%	(20.39)%	(2.14)%	10.73%

(1)	Loans are assumed to adjust based on their contractual terms, with no assumptions as to prepayments. Loans are presented gross less loans on nonaccrual and do not include net deferred loan costs and the allowance for loan losses.

(2)	Securities are assumed to adjust based on their expected life. Maturities may be shortened due to early calls or faster prepayment speeds based on interest rates that existed at year-end.

(3)	Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
Another tool used for asset/liability management is interest rate shock simulation. These simulations attempt to measure the effect on the Corporation’s net interest income that a parallel change in interest rates could have. The simulation is dependent on a significant amount of data related to the Corporation’s interest-earning assets and interest-bearing liabilities portfolios and numerous assumptions. Since the assumptions used in this simulation are based on market projections and are continuously revised and updated, the results should not be relied upon as being indicative of actual results. Instead, the results are compared over a period of time and represent a general level of exposure of the Corporation to interest rate fluctuations. Below are the summary results of the potential change in net interest income as the result of a parallel change in interest rates up and down 100 and 200 basis points. Board approved asset/liability guidelines set a maximum percentage change of 5% and 10% for a 100 basis point and a 200 basis point shift in rates.

	Year-end		Year-end		Year-end
	2005		2004		2003
	Projections	% Change	Projections	% Change	Projections	% Change
1-year Net Interest Income
+200 Basis points	$4,454,000	(6.6)%	$4,559,000	(5.7)%	$4,231,000	(6.0)%
+100 Basis points	4,612,000	(3.3)	4,701,000	(2.8)	4,366,000	(3.0)
Base case	4,769,000	0.0	4,836,000	0.0	4,501,000	0.0
-100 Basis points	4,862,000	2.0	4,917,000	1.7	4,604,000	2.3
-200 Basis points	4,910,000	2.9	4,922,000	1.8	4,603,000	2.3
CAPITAL RESOURCES
Shareholders’ equity totaled $11,223,000 on December 31, 2004 compared to $11,272,000 on December 31, 2005. At December 31, 2004 and December 31, 2005, the ratio of shareholders’ equity to assets was 8.98% and 7.86%.
Under “Prompt Corrective Action” regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the “well capitalized” definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company’s ability to pay dividends, see Note 14 of the 2005 consolidated financial statements.
LIQUIDITY
Liquidity management focuses on the Corporation’s ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation’s other financial commitments. Cash and cash equivalent assets totaled $4,500,000 at year-end 2004 and $6,692,000 at year-end 2005. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances, agreements with correspondent banks for buying and selling Federal Funds, and accepting time deposits from out-of-market investors. The fair value of securities classified as available for sale was $25,444,000 and $34,052,000 as of December 31, 2004 and December 31, 2005. For a detailed analysis of Corporation’s sources and uses of cash, refer to the 2005 Consolidated Statements of Cash Flows.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
IMPACT OF INFLATION
The Corporation’s balance sheet is typical of financial institutions and reflects a net positive monetary position whereby monetary assets exceed monetary liabilities. Monetary assets and liabilities are those which can be converted to a fixed number of dollars and include cash assets, securities, loans, money market instruments, deposits and borrowed funds.
During periods of inflation, a net positive monetary position may result in an overall decline in purchasing power of an entity. No clear evidence exists of a relationship between the purchasing power of an entity’s net positive monetary position and its future earnings. Moreover, the Corporation’s ability to preserve the purchasing power of its net positive monetary position will be partly influenced by the effectiveness of its asset/liability management program. Management does not believe that the effect of inflation on its nonmonetary assets (primarily bank premises and equipment) is material as such assets are not held for resale and significant disposals are not anticipated.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2005
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation’s stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI) 1-800-224-1013.
For 2005 and 2004, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation’s stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	Low Bid	High Bid	Low Ask	High Ask
2005

1st Qtr.	$84.00	$84.00	$87.00	$87.00
2nd Qtr.	84.00	88.00	87.00	91.00
3rd Qtr.	88.00	88.00	91.00	91.00
4th Qtr.	88.00	90.00	91.00	93.00

2004

1st Qtr.	$77.00	$77.00	$80.00	$80.00
2nd Qtr.	77.00	82.00	80.00	85.00
3rd Qtr.	82.00	82.00	85.00	85.00
4th Qtr.	82.00	85.00	85.00	87.00
Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation’s stock, these prices may not reflect the prices at which the stock would trade in an active market.
The Corporation has 500,000 authorized and 190,000 outstanding shares of common stock held by approximately 532 shareholders as of December 31, 2005. The Corporation paid cash dividends of $0.40 per share in June and December of 2005 and 2004, resulting in a total amount of $0.80 per share in 2005 and 2004.

OHIO STATE BANCSHARES, INC.
BOARD OF DIRECTORS
Annual Report 2005
BOARD OF DIRECTORS (1)

Fred K. White — Chairman	Retired, Division Manager,
Ohio Edison
Real Estate Sales,
HER Kinney Properties
Marion, Ohio

Gary E. Pendleton	President and CEO,
The Ohio State Bank
Marion, Ohio

Lois J. Fisher	Real Estate Developer
Marion, Ohio

Theodore L. Graham	Managing Partner, Graham
Investment Co.
Marion, Ohio

Ted M. McKinniss	Attorney of counsel with
Kegler Brown Hill and Ritter
Marion, Ohio

Thurman R. Mathews	Owner, Mathews-Kennedy Ford/
Lincoln Mercury
Marion, Ohio

Lowell E. Thurston	President, Carroll’s Jewelers
Marion, Ohio

(1)	All are Directors of Ohio State Bancshares, Inc. and The Ohio State Bank (formerly The Marion Bank)

OHIO STATE BANCSHARES, INC.
EXECUTIVE OFFICERS
Annual Report 2005
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
Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Todd M. Wanner, Senior Vice President and Chief Financial Officer
TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT
The Ohio State Bank
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
ANNUAL MEETING
The annual shareholders’ meeting will be held April 20, 2006, at 5 p.m. in the main office of The Ohio State Bank, 111 South Main Street, Marion, Ohio.
FORM 10-KSB
A copy of Ohio State Bancshares, Inc.’s 2005 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.

OHIO STATE BANCSHARES, INC.
Annual Report 2005
IN MEMORIAM
All of us at The Ohio State Bank would like to take a moment to remember our dear friends. They will be truly missed.

Lloyd “Peck” Johnston — Director

Pete Miller — Director

Susan DeVore — Loan Officer