Form 10KSB, Exhibit 13
period 2006-12-31
OHIO STATE BANCSHARES INC
filed 2007-04-16
CIK 919644

OHIO STATE BANCSHARES, INC.
Marion, Ohio
ANNUAL REPORT
December 31, 2006

OHIO STATE BANCSHARES, INC.
ANNUAL REPORT
December 31, 2006
TABLE OF CONTENTS

President’s Letter	1

Comparative Summary of Selected Financial Data	2

Financial Statements	3
Report of Independent Registered Public Accounting Firm	3
Consolidated Financial Statements	4
Notes to Consolidated Financial Statements	8

Management’s Discussion and Analysis of Financial Condition and Results of Operations	26

Board of Directors	41

Officers	42

FROM THE PRESIDENT:
We have come to the end of another exciting year. Company assets were just over $147 million, deposits were $118 million, and loans totaled $99 million for year-end 2006. Compare this to just five years ago when assets, deposits, and loans were $91, $82, and $57 million.
In January of 2007, we sent out a letter announcing our intentions to take this Company private through a series of transactions. This process will be thoroughly detailed in proxy materials to be mailed to all shareholders. If this transaction is completed, it will unfortunately force some of our long time shareholders to sell their shares back to the Company for $95 per share. Our intentions behind this are to eliminate some costly regulatory burdens and duplicate control procedures that add little benefit to our shareholders and customers. Although the cost savings behind this are significant, our primary purpose for this is to free up resources to expand our focus on the community and the customer. Our Board of Directors are fully dedicated to remaining an independent community bank and to continue giving back to the communities from which we live and work. However, we do sympathize with those shareholders who may be forced to sell their shares, including many current employees and officers of the Bank.
After some setbacks in the development stages, I am pleased to announce that the construction of our fifth full-service location is well underway. This location is located along U.S. Route 23 in Lewis Center. As this office nears completion later in 2007, we will have an open house for the local community, our customers, and of course our shareholders.
As always, if you have concerns, questions or just want to chat, my door is always open. I look forward to seeing you soon.
Sincerely,

Gary E. Pendleton
President/CEO

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA
As of or for the years ending December 31, (Dollars in 000’s except per share data)

	2006	2005	2004	2003	2002
STATEMENT OF OPERATIONS DATA
Total interest income	$8,591	$8,012	$6,661	$6,202	$6,369
Total interest expense	4,189	3,186	2,198	2,133	2,322

Net interest income	4,402	4,826	4,463	4,069	4,047
Provision for loan losses	179	386	403	412	435

Net interest income after provision for loan losses	4,223	4,440	4,060	3,657	3,612
Noninterest income	801	893	742	783	724
Noninterest expense	4,392	4,621	4,002	3,317	2,882
Income tax expense	118	135	165	266	414

Net income	$514	$577	$635	$857	$1,040

PER SHARE DATA:
Basic and diluted earnings per common share	$2.76	$3.03	$3.34	$4.51	$6.53
Book value per share at year-end	60.76	59.32	59.07	57.16	53.78
Cash dividends per share	0.80	0.80	0.80	0.80	0.60
Number of shares used in earnings per share calculations	186,395	190,000	190,000	190,000	159,273

BALANCE SHEET DATA:
Total assets	$147,151	$143,541	$125,012	$110,862	$104,733
Total securities	29,816	34,052	25,444	26,506	31,970
Total net loans	98,786	94,792	88,915	75,358	60,545
Allowance for loan losses	938	986	961	844	793
Total deposits	118,128	113,673	96,124	87,007	84,889
Borrowings	16,614	17,408	16,487	12,268	8,928
Shareholders’ equity	11,177	11,272	11,223	10,860	10,219

OPERATING RATIOS:
Total net loans to total deposits	83.63%	83.39%	92.50%	86.61%	71.32%
Total shareholders’ equity to total assets	7.60	7.85	8.98	9.80	9.76
Average shareholders’ equity to average assets	7.84	7.86	9.26	9.74	8.01
Return on average equity	4.62	5.11	5.77	8.14	13.49
Return on average assets	0.36	0.40	0.53	0.79	1.08
Dividend payout ratio	28.98	26.40	23.95	17.75	9.69
Total interest expense to interest income	48.76	39.77	33.00	34.40	36.46
Allowance for loan losses to total loans	0.94	1.03	1.07	1.11	1.29

Average assets	$142,129	$143,647	$118,783	$108,027	$96,248
Average shareholders’ equity	11,140	11,288	11,002	10,517	7,707
Averages used herein, unless indicated otherwise, are based on daily averages.

Crowe Chixek and Company LLC
Member Horwath International
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Ohio State Bancshares, Inc.
Marion, Ohio
We have audited the accompanying consolidated balance sheets of Ohio State Bancshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ohio State Bancshares, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
Columbus, Ohio
April 11, 2007

OHIO STATE BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from financial institutions	$3,359,821	$4,020,399
Interest-bearing deposits in other financial institutions	606,368	200,542
Federal funds sold	5,507,000	2,471,000

Cash and cash equivalents	9,473,189	6,691,941
Trading securities	176,612	—
Securities available for sale	29,639,141	34,051,759
Loans, net of allowance of $938,086 and $986,385	98,786,165	94,792,219
Premises and equipment, net	4,071,922	3,121,605
Cash surrender value of life insurance policies	1,688,764	1,618,400
Goodwill	270,500	270,500
Intangible assets	390,756	459,713
Accrued interest receivable	730,385	700,199
Federal Home Loan Bank and other restricted stock	628,540	576,840
Other real estate owned	435,060	435,060
Other assets	860,006	823,122

	$147,151,040	$143,541,358

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$12,791,036	$14,070,105
Interest-bearing	105,336,714	99,603,204

Total	118,127,750	113,673,309
Borrowings	13,613,858	14,408,377
Subordinated debentures	3,000,000	3,000,000
Accrued interest payable	277,493	201,210
Other liabilities	955,419	986,940

Total liabilities	135,974,520	132,269,836

Shareholders’ equity
Common stock, $10.00 par value, 500,000 shares authorized; 190,000 shares issued	1,900,000	1,900,000
Additional paid-in capital	5,045,227	5,045,227
Retained earnings	4,976,037	4,609,252
Accumulated other comprehensive income (loss)	(191,571)	(282,957)
Treasury stock, at cost; 6,061 shares	(553,173)	—

Total shareholders’ equity	11,176,520	11,271,522

	$147,151,040	$143,541,358

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006 and 2005

	2006	2005
Interest and dividend income
Loans, including fees	$7,141,443	$6,600,051
Taxable securities	1,018,979	973,202
Nontaxable securities	259,700	287,487
Dividends	34,121	24,640
Federal funds sold and other	136,526	126,194

Total interest and dividend income	8,590,769	8,011,574

Interest expense
Deposits	3,407,545	2,448,533
Subordinated debentures	241,287	186,262
Federal Home Loan Bank and other borrowings	539,675	551,683

Total interest expense	4,188,507	3,186,478

Net interest income	4,402,262	4,825,096

Provision for loan losses	178,500	385,500

Net interest income after provision for loan losses	4,223,762	4,439,596

Noninterest income
Fees for customer services	724,398	743,854
Net gains (losses) on sales of securities	(5,680)	1,169
Gain on sale of credit card portfolio	—	70,471
Other	82,284	77,174

Total noninterest income	801,002	892,668

Noninterest expense
Salaries and employee benefits	2,208,478	2,294,587
Occupancy and equipment	908,756	855,478
Professional fees	207,080	238,382
Office supplies	194,530	186,017
Loan collection and repossessions	72,995	79,437
Advertising and public relations	123,209	119,630
Taxes, other than income	152,487	150,750
ATM and debit card processing	75,533	97,783
Intangible asset amortization	68,957	73,287
Other	380,266	525,321

Total noninterest expense	4,392,291	4,620,672

Income before income taxes	632,473	711,592
Income tax expense	118,217	134,991

Net income	$514,256	$576,601

Basic and diluted earnings per share	$2.76	$3.03

Weighted average shares outstanding	186,395	190,000

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2006 and 2005

				Accumulated
		Additional		Other		Total
	Common	Paid-in	Retained	Comprehensive	Treasury	Shareholders'
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity
Balance, January 1, 2005	$1,900,000	$5,045,227	$4,184,651	$93,058	$—	$11,222,936

Comprehensive income:
Net income			576,601			576,601
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				(376,015)		(376,015)

Total comprehensive income						200,586

Cash dividends declared ($0.80 per share)			(152,000)			(152,000)

Balance, December 31, 2005	1,900,000	5,045,227	4,609,252	(282,957)	—	11,271,522

Comprehensive income:
Net income			514,256			514,256
Change in net unrealized gain (loss) on securities available for sale, net of reclassification and tax effects				91,386		91,386

Total comprehensive income						605,642

Purchase of 6,061 shares of treasury stock					(553,173)	(553,173)

Cash dividends declared ($0.80 per share)			(147,471)			(147,471)

Balance, December 31, 2006	$1,900,000	$5,045,227	$4,976,037	$(191,571)	$(553,173)	$11,176,520

See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income	$514,256	$576,601
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization	399,872	369,163
Net amortization of securities	26,803	64,102
Provision for loan losses	178,500	385,500
Deferred taxes	(46,227)	(88,183)
Net realized (gains) losses on sales of securities	5,680	(1,169)
Purchase of trading securities	(169,000)	—
Net (gain) loss recognized on trading securities	(7,612)	—
Federal Home Loan Bank stock dividends	(31,700)	(23,400)
Increase in cash surrender value of bank owned life insurance	(60,364)	(43,092)
Gain on sale of credit card portfolio	—	(70,471)
Net (gain) loss on sales of other real estate owned	—	(3,083)
Change in deferred loan costs	109,742	77,077
Change in accrued interest receivable	(30,186)	(108,069)
Change in accrued interest payable	76,283	8,959
Change in other assets and other liabilities	(59,030)	(46,976)

Net cash from operating activities	907,017	1,096,959

Cash flows from investing activities
Securities available for sale
Sales	2,160,827	298,800
Maturities, prepayments and calls	3,976,417	4,018,771
Purchases	(1,618,646)	(13,557,657)
Purchases of Federal Home Loan Bank stock	(20,000)	(15,700)
Loan originations and payments, net	(4,292,413)	(1,147,909)
Proceeds from sale of credit card portfolio	—	778,474
Purchases of premises and equipment	(1,281,232)	(572,384)
Proceeds from sale of other real estate owned	—	177,786
Purchase of bank owned life insurance	(10,000)	(30,000)

Net cash from investing activities	(1,085,047)	(10,049,819)

Cash flows from financing activities
Net changes in deposits	4,454,441	(1,370,132)
Net cash received from branch acquisitions	—	11,745,892
Proceeds from long-term borrowings	5,500,000	7,200,000
Principal repayments of long-term borrowings	(6,294,519)	(6,278,943)
Repurchase of common stock for treasury	(553,173)	—
Cash dividends paid	(147,471)	(152,000)

Net cash from financing activities	2,959,278	11,144,817

Net change in cash and cash equivalents	2,781,248	2,191,957
Beginning cash and cash equivalents	6,691,941	4,499,984

Ending cash and cash equivalents	$9,473,189	$6,691,941

Supplemental cash flow information:
Interest paid	$4,112,224	$3,153,297
Income taxes paid	300,000	300,000
Supplemental noncash disclosures:
Transfers from loans to other real estate owned and repossessions	$10,225	$198,200
See accompanying notes to consolidated financial statements.

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
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
Trading Assets: The Company engages in trading activities for its own account. Securities that are held principally for resale in the near term are recorded at fair value with changes in fair value included in earnings. Interest and dividends are included in net interest income. Quoted market prices are used to determine the fair value of trading securities. At year-end 2006 the cost basis and fair value of trading securities was $169,000 and $176,612.
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
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan costs and the allowance for loan losses.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
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
December 31, 2006 and 2005
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
Restrictions on Cash: The Corporation was required to have $393,000 and $392,000 of cash on hand or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements at year-end 2006 and 2005. These balances do not earn interest.
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
December 31, 2006 and 2005
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
Adoption of New Accounting Standards: In 2006, there were several accounting standards issued that are effective or will be effective. FIN 48, relating to income taxes and SAB 108 on correcting misstatements were effective at year-end 2006 but were not material to the Corporation’s financial statements. New standards that are effective at the beginning of 2007, including 155 on hybrid financial instruments, 156 on servicing financial assets, and EITF 06-05 on life insurance, were not material to the Corporation’s financial statements. Standards that are effective in the future, including 157 on fair value measurement, 158 on pensions and post-retirement plans, and EITF 06-4 on deferred compensation, are not expected to be material to the Corporation’s financial statements.
Reclassifications: Certain reclassifications have been made to the 2005 financial statements to be comparable to the 2006 presentation.
NOTE 2 – SECURITIES AVAILABLE FOR SALE
Year-end securities are as follows.

	2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,485	$1,499	$—	$101,984
U.S. government sponsored entities	15,681,100	—	(169,681)	15,511,419
Mortgage-backed	7,241,604	—	(168,903)	7,072,701
State and municipal	6,391,840	106,459	(51,147)	6,447,152
Corporate	514,372	—	(8,487)	505,885

Total debt securities	$29,929,401	$107,958	$(398,218)	$29,639,141

	2005
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. Treasury	$100,579	$2,234	$—	$102,813
U.S. government sponsored entities	17,397,029	2,752	(293,781)	17,106,000
Mortgage-backed	8,631,902	—	(208,310)	8,423,592
State and municipal	7,821,810	136,188	(53,396)	7,904,602
Corporate	529,162	—	(14,410)	514,752

Total debt securities	$34,480,482	$141,174	$(569,897)	$34,051,759

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)
Sales of available for sale securities were as follows:

	2006	2005
Proceeds	$2,160,827	$298,800
Gross gains	22,111	1,169
Gross losses	27,791	—
The tax benefit (provision) related to these net realized gains and losses were $1,931 and $(397), respectively.
The fair values of securities at year-end 2006, by contractual maturity are shown below. Mortgage-backed security principal payments are distributed based on current prepayment speeds. Actual maturities may differ from expected maturities because certain borrowers may have the right to call or repay obligations without penalty.

Fair
Value
Due in one year or less	$7,118,697
Due from one to five years	16,770,796
Due from five to ten years	4,054,549
Due after ten years	1,695,099

$29,639,141

Securities with carrying values of $17,462,000 and $17,619,000 at December 31, 2006 and 2005 were pledged to secure public deposits and for other purposes.
Securities with unrealized losses at year end 2006 and 2005, aggregated by category and length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	2006
	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
U.S. government sponsored entities	$3,204,612	$(6,574)	$11,981,807	$(163,107)	$15,186,419	$(169,681)
Mortgage-backed	—	—	7,072,701	(168,903)	7,072,701	(168,903)
State and municipal	1,030,589	(1,027)	2,653,907	(50,120)	3,684,496	(51,147)
Corporate	—	—	505,885	(8,487)	505,885	(8,487)

Total temporarily impaired	$4,235,201	$(7,601)	$22,214,300	$(390,617)	$26,449,501	$(398,218)

	2005
U.S. government sponsored entities	$9,307,211	$(124,686)	$6,795,852	$(169,095)	$16,103,063	$(293,781)
Mortgage-backed	5,688,295	(131,295)	2,735,297	(77,015)	8,423,592	(208,310)
State and municipal	2,182,460	(21,514)	1,418,694	(31,882)	3,601,154	(53,396)
Corporate	—	—	514,752	(14,410)	514,752	(14,410)

Total temporarily impaired	$17,177,966	$(277,495)	$11,464,595	$(292,402)	$28,642,561	$(569,897)

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)
At December 31, 2006, there were no securities with other than temporary declines in fair value as the decline in fair value is largely due to an increase in market interest rates compared to the rate environment when the securities were acquired. Fair values are expected to recover as the bonds approach their maturity date. Timely repayment of principal and interest is guaranteed by the issuer. Management has the intent and ability to hold the securities for the foreseeable future.
NOTE 3 — LOANS
Year-end loans were as follows.

	2006	2005
Commercial	$10,798,154	$9,614,236
Installment	15,217,977	18,529,276
Residential and non-commercial real estate	37,201,951	37,194,365
Commercial real estate	36,299,966	30,107,709
Other	35,565	52,638

	99,553,613	95,498,224
Net deferred loan costs	170,638	280,380
Allowance for loan losses	(938,086)	(986,385)

	$98,786,165	$94,792,219

Activity in the allowance for loan losses was as follows.

	2006	2005
Beginning balance	$986,385	$961,404
Loans charged-off	(281,392)	(450,700)
Recoveries of previous charge-offs	54,593	90,181
Provision for loan losses	178,500	385,500

Ending balance	$938,086	$986,385

Loans individually considered impaired were as follows.

	2006	2005
Year-end balance of impaired loans with allocated allowance	$955,423	550,492
Amount of allowance allocated at year-end	155,637	159,991
Average balance of impaired loans	778,969	306,249
Interest income recognized during impairment	44,641	—
Cash-basis interest income recognized	43,438	—
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 – LOANS (Continued)
Nonperforming loans were as follows.

	2006	2005
Loans past due over 90 days still on accrual	$300,953	$7,772
Loans on nonaccrual	1,491,008	1,151,297
Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
NOTE 4 — PREMISES AND EQUIPMENT
Year-end premises and equipment were as follows.

	2006	2005
Land	$1,016,647	$153,875
Building and improvements	2,596,706	2,337,380
Furniture, fixtures and equipment	2,215,390	2,062,456
Leasehold improvements	65,495	59,295

Total cost	5,894,238	4,613,006
Less accumulated depreciation	(1,822,316)	(1,491,401)

	$4,071,922	$3,121,605

Depreciation expense was $330,915 and $295,876 in 2006 and 2005.
The Bank’s Richland Road branch facility is leased under an operating lease. The lease term is for twenty years and expires in December of 2016. In December of the fifth (2001), tenth (2006) and fifteenth (2011) years of the lease, the rent shall be adjusted by 50% of the cumulative increase in the Consumer Price Index over the previous five years with a minimum of 5% increase and a maximum of 10% increase for any one five-year period. Total rental expense was $41,307 in 2006 and $41,073 in 2005. Minimum annual rental commitments under this noncancelable operating lease will be $43,886 for 2007 through 2010 and $44,069 for 2011, and will total $226,564 thereafter. This will result in future minimum lease payments of $446,177.
As of December 31, 2006, the Bank is in process of building an additional full-service banking location in Delaware County, Ohio. The property is approximately 1.9 acres on the corner of Coal Bend Road and U.S. Route 23 and was purchased for approximately $863,000. Approximately $472,000 of building and equipment has been capitalized related to the current construction of this banking location.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 5 – GOODWILL AND INTANGIBLE ASSETS
On January 18, 2005, the Corporation acquired two branch facilities which resulted in recognized goodwill and intangible assets. The change in balance of goodwill and intangible assets are as follows:

	2006	2005
Goodwill
Beginning of year	$270,500	$—
Acquired goodwill	—	270,500

End of year	$270,500	$270,500

Intangible Assets
Beginning of year gross carrying amount	$533,000	$—
Acquired core deposit intangible	—	533,000
Accumulated core deposit amortization	(142,244)	(73,287)

End of year	$390,756	$459,713

Estimated amortization expense for each of the next five years is as follows:

2007	$58,613
2008	49,821
2009	46,761
2010	46,761
2011	46,761
The acquired core deposit intangible is being amortized over 10 years using an accelerated method.
NOTE 6 — DEPOSITS
Year-end interest-bearing deposits were as follows.

	2006	2005
Demand and money market	$26,221,693	$21,742,739
Savings	16,019,757	18,301,064
Time:
In denominations under $100,000	32,788,227	32,359,147
In denominations of $100,000 or more	30,307,037	27,200,254

Total interest-bearing deposits	$105,336,714	$99,603,204

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 6 – DEPOSITS (Continued)
Scheduled maturities of time deposits were as follows.

1 year or less	$44,486,624	$35,897,596
1 through 2 years	15,734,017	15,042,702
2 through 3 years	1,958,951	6,975,633
3 through 4 years	639,446	1,035,317
4 through 5 years	267,131	579,756
Greater than 5 years	9,095	28,397

	$63,095,264	$59,559,401

Occasionally, in order to meet liquidity or asset/liability needs, the Bank will accept time deposits from out-of-market investors. These time deposits totaled $6,712,000 and $6,318,000 at year-end 2006 and 2005.
NOTE 7 — BORROWINGS
Borrowings from the Federal Home Loan Bank of Cincinnati are financing arrangements used by the Corporation. Information concerning borrowings was as follows.

	2006	2005
Maximum month-end balance during the year	$13,790,000	$16,578,000
Average balance during the year	12,486,000	15,037,000
Average interest rate during the year	4.32%	3.67%
Average interest rate at year-end	4.67%	3.99%
Federal Home Loan Bank (“FHLB”) borrowings at year-end 2006 and 2005 were as follows.

	2006	2005
Convertible advance, 4.60%, due January 24, 2011	$—	$1,000,000
Mortgage-matched advance, 5.91% fixed rate, maturity July 1, 2011	25,004	29,716
Constant monthly payment advances with fixed rates between 3.78% and 4.43%, final maturities ranging from May, 2007 through January, 2009	888,854	1,578,661
Regular fixed rate advances with rates between 3.73% and 5.74% and maturities through March, 2011 for 2006 and rates between 2.72% and 4.90% and maturities through August, 2008 for 2005	12,700,000	11,800,000

	$13,613,858	$14,408,377

The mortgage-matched advance and constant monthly payment advances require monthly principal and interest payments.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 7 — BORROWINGS (Continued)
Maturities of FHLB borrowings for the next five years and thereafter were:

Year ended December 31,
2007	$6,697,363
2008	3,201,790
2009	2,205,623
2010	5,965
2011	1,503,117

$13,613,858

The advances were collateralized by $20,509,000 and $19,451,000 of first lien mortgage loans under a blanket lien arrangement as well as the Bank’s FHLB stock at year-end 2006 and 2005.
NOTE 8 – SUBORDINATED DEBENTURES
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
The subordinated debentures had an average interest rate for 2006 of 8.04% with a 8.22% coupon rate at December 31, 2006. The subordinated debentures had an average interest rate for 2005 of 6.21% with a 7.04% coupon rate at December 31, 2005.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 9 — EMPLOYEE BENEFITS
The Corporation provides a defined contribution plan (401K plan) that covers substantially all employees. Eligible employees may contribute any percentage of their pre-tax compensation subject to maximum statutory limitations. The Corporation matches 100% of all employee contributions up to 4% of the participant’s base compensation. In addition, the Corporation may make an additional discretionary contribution allocated to all eligible participants based on compensation. Expense was $51,500 and $49,433 for the years ended December 31, 2006 and 2005 related to this plan.
The Corporation also provides a supplemental defined benefit plan for the current CEO and two former officers. Due to the complexity and volatility of expenses related to the original plans, all three of the supplemental plans were changed in 2004. The new plan calls for fixed payments of $75,000 for the first five years and $80,000 per year thereafter to be made to the current CEO upon reaching the age of 65 through his life or his spouse’s, whichever is longer. The two former officers will receive fixed death benefits of $80,000 and $113,000. The original plans were based upon performance of life insurance contracts in excess of the Bank’s cost of funds. The Corporation maintains the present day value of these expected future cash flows as an accrued payable in other liabilities. The balance of this benefit included in other liabilities at year end 2006 and 2005 was $898,000 and $850,000. Expenses for these plans were $47,668 and $81,273 for the years ended December 31, 2006 and 2005.
In 2005, the Corporation established a deferred compensation plan that covers executive officers of the Bank. Under the plan, the Corporation may make a defined contribution to the plan and participants may make elective deferrals. In 2006 and 2005, the Corporation allocated $105,000 and $64,000 to the plan that will vest for the participants only upon completion of 10 years service from the date of the contribution or upon reaching age 65. At year end 2006 and 2005, there were three participants in the plan with no vested balance and the annual net expense related to this plan was $28,341 and $4,268. The balance of this benefit included in other liabilities at year-end 2006 and 2005 was $32,609 and $4,268.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 10 — INCOME TAXES
Income tax expense was as follows.

	2006	2005
Current	$164,444	$223,174
Deferred	(46,227)	(88,183)

	$118,217	$134,991

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

	2006	2005
Federal statutory rate times pretax income at 34%	$215,041	$241,941
Effect of:
Tax exempt interest	(75,342)	(87,008)
Cash surrender value increase of bank owned life insurance	(20,524)	(14,651)
Other, net	(958)	(5,291)

Total	$118,217	$134,991

Effective tax rate %	18.7%	19.0%

Year-end deferred tax assets and liabilities relate to the following items.

	2006	2005
Deferred tax assets
Allowance for loan losses	$187,506	$193,608
Deferred compensation	316,437	290,594
Unrealized loss on securities available for sale	98,688	145,766
Nonaccrual loan interest	47,002	—
Deferred loan fees	38,685	29,702
Other	12,217	6,705

Total deferred tax assets	700,535	666,375

Deferred tax liabilities
Depreciation	(137,295)	(133,214)
FHLB stock dividend	(69,768)	(58,990)
Prepaid expenses	(48,865)	(42,488)
Security accretion	(19,412)	(8,225)
Other	(2,588)	—

Total deferred tax liabilities	(277,928)	(242,917)

Net deferred tax asset (liability)	$422,607	$423,458

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 11 — RELATED PARTIES
Loans to principal officers, directors, and their affiliates in 2006 were as follows.

Beginning balance	$733,705
New loans	15,695
Effect of changes in composition of related parties	—
Repayments	(123,192)

Ending balance	$626,208

Deposits from principal officers, directors, and their affiliates at year-end 2006 and 2005 were $6,217,000 and $9,926,000.
NOTE 12 – LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
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
Commitments to extend credit, primarily in the form of undisbursed portions of approved lines of credit, are principally variable rate commitments. The interest rates on these commitments ranged from 3.75% to 12.00% at year-end 2006 and 4.62% to 12.00% at year-end 2005.
Year-end contractual amounts of financial instruments with off-balance-sheet risk were as follows.

	2006	2005
Commitments to extend credit	$9,762,000	$8,153,000
Overdraft protection	1,052,000	1,100,000
Letters of credit	30,000	152,000
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 13 — FAIR VALUES OF FINANCIAL INSTRUMENTS
The carrying amount and estimated fair values of financial instruments at year-end were as follows.

	2006		2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$9,473,189	$9,473,189	$6,691,941	$6,691,941
Trading securities	176,612	176,612	—	—
Securities available for sale	29,639,141	29,639,141	34,051,759	34,051,759
Loans, net	98,786,165	96,621,266	94,792,219	94,164,512
Restricted stock	628,540	628,540	576,840	576,840
Accrued interest receivable	730,385	730,385	700,199	700,199

Financial liabilities
Demand and savings deposits	(55,032,486)	(55,032,486)	(54,113,908)	(54,113,908)
Time deposits	(63,095,264)	(63,191,579)	(59,559,401)	(59,577,269)
Borrowings	(13,613,858)	(13,559,544)	(14,408,377)	(14,249,885)
Subordinated debentures	(3,000,000)	(3,087,155)	(3,000,000)	(3,686,764)
Accrued interest payable	(277,493)	(277,493)	(201,210)	(201,210)
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
December 31, 2006 and 2005
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
At year-end 2006 and 2005, the Bank was categorized as well capitalized. No conditions or events have occurred subsequent to the latest notification by regulators that management believes would have changed the Bank’s category. Actual capital levels for the Bank and minimum required were as follows.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
2006
Total capital (to risk weighted assets)	$13,625	13.6%	$8,020	8.0%	$10,024	10.0%
Tier 1 capital (to risk weighted assets)	12,687	12.7	4,010	4.0	6,015	6.0
Tier 1 capital (to average assets)	12,687	8.9	5,695	4.0	7,119	5.0

2005
Total capital (to risk weighted assets)	$12,874	13.1%	$7,869	8.0%	$9,836	10.0%
Tier 1 capital (to risk weighted assets)	11,887	12.1	3,934	4.0	5,901	6.0
Tier 1 capital (to average assets)	11,887	8.3	5,721	4.0	7,151	5.0
OSB’s primary source of funds to pay dividends is from cash balances at OSB and dividends received from the Bank. The payment of dividends by the Bank to OSB is subject to restrictions by its regulatory agency. These restrictions generally limit dividends to current and prior two years retained earnings as defined by the regulations. In addition, dividends may not reduce capital levels below the minimum regulatory requirements. Under the most restrictive dividend limitations described, approximately $1,496,000 plus 2007 retained profits is available to pay dividends to OSB.
(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 15 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes were as follows.

	2006	2005
Unrealized holding gains (losses) on available-for-sale securities	$132,783	$(568,551)
Reclassification adjustments for (gains) losses later recognized in income	5,680	(1,169)

Net unrealized gains (losses)	138,463	(569,720)
Tax effect	(47,077)	193,705

Other comprehensive income (loss)	$91,386	$(376,015)

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 16 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
Condensed parent company only financial statements for OSB follows.
CONDENSED BALANCE SHEETS
December 31, 2006 and 2005

	2006	2005
Assets
Cash and cash equivalents	$690,835	$1,695,093
Investment in bank subsidiary	13,157,526	12,334,565
Investment in Ohio State Bancshares Capital Trust I	37,500	55,500
Other assets	338,265	226,311

Total assets	$14,224,126	$14,311,469

Liabilities and shareholders’ equity
Subordinated debentures	$3,000,000	$3,000,000
Accrued interest payable	47,606	39,947
Shareholders’ equity	11,176,520	11,271,522

Total liabilities and shareholder’s equity	$14,224,126	$14,311,469

CONDENSED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
Years ended December 31, 2006 and 2005

	2006	2005
Interest expense	$241,287	$186,262
Professional fees	6,631	14,126
Fees paid to The Ohio State Bank	60,000	58,700
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	18,000
Other expenses	3,355	4,117

Total expenses	329,273	281,205

Income (loss) before income tax and undistributed subsidiary income	(329,273)	(281,205)
Income tax benefit	111,953	93,501
Equity in undistributed subsidiary income	731,576	764,305

Net income	514,256	576,601
Other comprehensive income	91,386	(376,015)

Total comprehensive income	$605,642	$200,586

(Continued)

OHIO STATE BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 16 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income	$514,256	$576,601
Adjustments:
Equity in undistributed subsidiary income	(731,576)	(764,305)
Loss on investment in Ohio State Bancshares Capital Trust I	18,000	18,000
Change in other assets	(111,953)	(93,501)
Change in accrued interest payable	7,659	11,822

Net cash from operating activities	(303,614)	(251,383)

Cash flows from investing activities
Capital contributions to subsidiary	—	(1,000,000)

Net cash from investing activities	—	(1,000,000)

Cash flows from financing activities
Repurchase of common stock for treasury	(553,173)	—
Cash dividends paid	(147,471)	(152,000)

Net cash from financing activities	(700,644)	(152,000)

Net change in cash and cash equivalents	(1,004,258)	(1,403,383)
Beginning cash and cash equivalents	1,695,093	3,098,476

Ending cash and cash equivalents	$690,835	$1,695,093

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In the following pages, management presents an analysis of Ohio State Bancshares, Inc.’s financial condition and results of operations as of and for the year ended December 31, 2006 as compared to the prior year. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.
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
Supplemental Defined Benefit Plan: The Corporation provides a supplemental defined benefit plan for the current CEO and two former officers. All three plans call for fixed payments but the timing and number of payments will depend on actual mortality. The Corporation carries the present value of these deferred payments as a liability. The balance of this was $898,000 at year-end 2006 and is combined with other liabilities on the consolidated balance sheet. The amount of annual expense related to fund the deferred liability depends on management’s estimates of appropriate discount rate and expected lives of individuals covered. See Note 9 of the consolidated financial statements for further information regarding these plans.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
RESULTS OF OPERATIONS
Net income for the Corporation was $514,000 in 2006, or $63,000 less than the $577,000 earned in 2005. The primary reasons for the decrease in earnings for 2006 was due to decreases in net interest income of $423,000 and noninterest income of $92,000; partially offset by decreases in loan loss provisions of $207,000 and noninterest expenses of $229,000. A detailed discussion of the components of net interest income, provision for loan losses, and noninterest income and expenses is provided in the following sections.
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
Net interest income decreased $423,000 from 2005 to 2006. The decrease was primarily the result of increasing market interest rates where the Corporation’s interest sensitive liabilities repriced upward faster than its interest sensitive assets. The average yield on interest-earning assets increased by 54 basis points but was unable to offset the increase in average rates paid on interest-bearing liabilities of 89 basis points. Below are some key market rate indexes that impact interest rate pricing of the Corporation and their fluctuation from 2005 to 2006.

			Year-to-year
	Average	Average	Change in
	2006	2005	basis points
Federal Funds Target	4.96	3.19	+177
3-month LIBOR	5.20	3.57	+163
3-year Treasury	4.77	3.93	+84
Based on past experience and current interest rate risk modeling performed by the Corporation, in periods of rising interest rates the net yield on interest-earning assets falls. For further discussion on the impact of market interest rates on the Corporation’s net interest income, see the information under the heading Asset/Liability Management within this report.
The following tables further illustrate the impact on net interest income from changes in average balances and yields of the Corporation’s assets and liabilities.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
Average Balance Sheets and Analysis of Net Interest Income for the Years Ended December 31,
(in thousands except percentages)

	2006			2005
		Average	Interest		Average	Interest
	Average	Yield or	Earned	Average	Yield or	Earned
	Balance	Rate Paid	or Paid	Balance	Rate Paid	or Paid
ASSETS:
Interest-Earning Assets:
Federal funds sold	$2,234	5.08%	$114	$3,030	3.04%	$92
Interest-earning deposits	386	5.95	23	1,203	2.83	34
Taxable securities	24,945	4.08	1,019	25,473	3.82	973
Nontaxable securities	6,767	4.95	335	7,436	5.04	374
FHLB and other bank stock	610	5.59	34	562	4.38	25
Loans	97,071	7.36	7,141	96,724	6.82	6,600

Total Interest-Earning Assets	132,013	6.56	8,666	134,428	6.02	8,098

Noninterest-Earning Assets:
Cash and due from financial institutions	3,251			3,128
Premises and equipment, net	3,691			3,042
Accrued interest and other assets	4,618			4,119
Unrealized gains (losses) on securities	(487)			(108)
Less: Allowance for loan losses	(957)			(962)

Total Noninterest-Earning Assets	10,116			9,219

TOTAL ASSETS	$142,129			$143,647

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Interest-Bearing Liabilities:
Demand deposits	$25,097	2.00	501	$24,216	0.97	234
Savings deposits	17,137	2.36	404	18,650	1.49	278
Time deposits	60,203	4.16	2,503	59,039	3.28	1,936
Other borrowings	12,486	4.32	540	15,037	3.67	552
Subordinated debentures	3,000	8.04	241	3,000	6.21	186

Total Interest-Bearing Liabilities	117,923	3.55	4,189	119,942	2.66	3,186

Noninterest-Bearing Liabilities:
Demand deposits	11,784			11,159
Accrued interest payable and other liabilities	1,282			1,258

Total Noninterest-Bearing Liabilities	13,066			12,417

TOTAL LIABILITIES	130,989			132,359

TOTAL SHAREHOLDERS’ EQUITY	11,140			11,288

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$142,129			$143,647

NET INTEREST INCOME			$4,477			$4,912

NET INTEREST SPREAD		3.01%			3.36%

NET YIELD ON INTEREST EARNING ASSETS		3.39%			3.65%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
Yields and amounts earned on loans include late fees and accretion of loan origination fees and amortization of loan origination costs. Nonaccrual loans are included in the average loans balance although interest on these loans has been excluded. Yields on nontaxable securities have been computed on a fully tax equivalent basis using a 34% tax rate. The average balance for securities represents the amortized cost of securities. The net yield on interest-earning assets was computed by dividing net interest income by total interest-earning assets without the market value adjustment related to available-for-sale securities.
The following table presents the changes in the Corporation’s interest income and interest expense resulting from changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both rate and volume, which cannot be segregated, have been allocated in proportion to the changes due to rate and volume.
INTEREST RATES AND INTEREST DIFFERENTIAL

	2006 Compared to 2005			2005 Compared to 2004
	Increase/(Decrease)			Increase/(Decrease)
	(In thousands)
		Change	Change		Change	Change
	Total	due to	due to	Total	due to	due to
	Change	Volume	Rate	Change	Volume	Rate
Federal funds sold	$22	$(29)	$51	$63	$6	$57
Interest-earning deposits	(11)	(33)	22	10	(2)	12
Taxable securities	46	(21)	67	308	283	25
Nontaxable securities (1)	(39)	(33)	(6)	(8)	7	(15)
FHLB and other bank stock	9	2	7	3	1	2
Loans (2)	541	24	517	971	1,033	(62)

Total interest income	568	(90)	658	1,347	1,328	19

Demand deposits	267	9	258	40	(5)	45
Savings deposits	126	(24)	150	130	36	94
Time deposits	567	39	528	583	520	63
Other borrowings	(12)	(102)	90	166	121	45
Subordinated debentures	55	—	55	69	24	45

Total interest expense	1,003	(78)	1,081	988	696	292

Net interest income	$(435)	$(12)	$(423)	$359	$632	$(273)

(1)	Nontaxable income is adjusted to a fully tax equivalent basis using a 34% tax rate.

(2)	Nonaccrual loan balances are included for purposes of computing the rate and volume effects although interest on these balances has been excluded.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
ALLOWANCE AND PROVISION FOR LOAN LOSSES
The Corporation maintains an allowance for loan losses that management considers adequate to provide for probable incurred credit losses in the loan portfolio. A grading system is utilized for the commercial and real estate loan portfolios. The Loan Review Committee of the Board reviews the status of all credit relationships of at least $350,000, and loans past due more than sixty days and at least $70,000, and assigns or reassigns grades based on a mathematical grading system. The grades indicate the risk level of the loans to the Corporation and loss allowances are, in part, established from this analysis. Management analyzes loans on an individual basis and classifies a loan as impaired when an analysis of the borrower’s operating results and financial condition indicates that underlying cash flows are not adequate to meet the debt service requirements. Often this is associated with a delay or shortfall in payments of 60 days or more. Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one- to four-family residences, residential construction loans, consumer installment and home equity loans with balances less than $100,000. The Corporation evaluates the remaining loan portfolio and establishes loss allowances based on historical loan loss data, which the Corporation has been accumulating since its inception, as well as probable credit losses related to individual loans. At year-end 2006, the allowance had a balance of $938,000, or 0.94% of total loans, compared to $986,000, or 1.03% of total loans, at year-end 2005. The provision for loan losses was $179,000 for the year ended December 31, 2006, compared to $386,000 for the year ended December 31, 2005. The allowance balance, the provision for loan losses and the allowance as a percentage of total loans decreased in 2006 due to continuing changes in the structure of the loan portfolio. The Corporation continues to focus on more traditional residential and commercial real estate loan products and has become less dependant on consumer loans. Consumer loans, such as automobile and credit card, have had larger historical losses. Nonperforming loans were higher at year-end 2006 compared to 2005; however the balance in the allowance for loan losses is less. This is due to a few high balance loans at year-end 2006 that were put on nonaccrual or impaired but had very little expected losses due high collateral positions.
The following table sets forth the amount of loans that were on nonaccrual status, were past due 90 days or more (in payment of interest or principal), or were impaired.

	Nonaccrual, Past Due and Impaired Loans at December 31,
	2006	2005
	(In thousands)
Nonaccrual loans not included in impaired loans	$706	$601
Loans past due 90 days or more, excluding nonaccrual and impaired loans	131	8
Impaired loans	955	550

Total	$1,792	$1,159

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
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
Annual Report 2006
The following table shows activity in the allowance for loan losses and pertinent ratios during the years indicated.

	2006	2005
	(in thousands)
Allowance for loan losses:
Balance at beginning of period	$986	$961
Loans charged-off:
Commercial	(10)	(16)
Real estate	(57)	(56)
Credit card	—	(43)
Installment	(214)	(336)

Total loans charged-off:	(281)	(451)

Recoveries of loans previously charged-off:
Commercial	—	26
Real estate	1	6
Credit card	2	1
Installment	51	57

Total loan recoveries	54	90

Net loans charged-off	(227)	(361)
Provision for loan losses	179	386

Balance at end of period	$938	$986

Ratios:	2006	2005
Net loans charged-off to average loans	0.23%	0.37%
Net loans charged-off to total loans at end of period	0.23	0.38
Allowance for loan losses to average loans	0.97	1.02
Allowance for loan losses to total loans at end of period	0.94	1.03
Net loans charged-off to allowance for loan losses at end of period	24.18	36.55
Net loans charged-off to provision for loan losses	127.06	93.52
Allowance for loan losses to nonperforming loans (1)	52.35	85.10

(1)	Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and still accruing interest, and impaired loans.
The following schedule is a breakdown of the allowance for loan losses allocated by type of loan.

		Percentage of		Percentage of
		Loans in Each		Loans in Each
	Allowance	Category to	Allowance	Category to
	Amount	Total Loans	Amount	Total Loans
	December 31, 2006		December 31, 2005
Commercial	$24,543	10.85%	$148,790	10.07%
Real Estate	347,316	73.83	248,369	70.47
Installment	435,397	15.29	463,846	19.40
Other	—	0.03	—	0.06
Unallocated	130,830	N/A	125,380	N/A

Total	$938,086	100.00%	$986,385	100.00%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
NONINTEREST INCOME
Noninterest income decreased from $893,000 in 2005 to $801,000 in 2006. The decrease was primarily due to the one-time gain of $70,000 recognized in 2005 from the sale of the credit card portfolio.
NONINTEREST EXPENSE
Noninterest expense decreased $229,000, or 4.94%, for 2006 compared to 2005. The difference was mainly due to the branch acquisitions, name change, and an executive matter occurring in 2005, partially offset by an increase in occupancy and equipment in 2006.
In early 2005, the Corporation changed the name of the Bank and acquired two banking branches from another financial institution. These factors temporarily increased overhead and are the primary reasons for the decrease in ATM and debit card processing and other noninterest expenses.
The executive matter, related to an executive officer who resigned July 27, 2005, resulted in increased noninterest expense due to outside research, legal consultation, and compensation paid to the executive. The Board of Directors and Management do not believe the Corporation is exposed to any future contingent liabilities and does not expect any further expenses related to this matter. These expenses were located in salaries and employee benefits and professional fees for approximately $43,000 and $57,000.
Significant capital expenditures, including the purchase of two new banking offices, were made throughout 2005 in order to improve customer service and security. In the third quarter of 2006, expenses of $22,000 were recognized in the dissolution of a land purchase contract in Delaware County, Ohio. These events contributed to the $54,000, or 6.23%, increase in occupancy and equipment expenses. Management is currently searching for a new site that will be better suited for the Corporation’s needs to replace the terminated land contract.
FINANCIAL CONDITION
TOTAL ASSETS
Total assets grew from $143,541,000 on December 31, 2005 to $147,151,000 on December 31, 2006. This is an $3,610,000, or 2.51% increase. Discussion of the major fluctuations in assets and liabilities can be found in the following paragraphs.
LOANS
Total net loans increased $3,994,000, or 4.21%, from December 31, 2005 to December 31, 2006. Below is a summary of the major loan categories along with their balance fluctuations.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006

	2006	2005	2006	2006
	Balance	Balance	$Growth	% Growth
Commercial	$10,798,000	$9,614,000	$1,184,000	12.31%
Installment	15,218,000	18,529,000	(3,311,000)	(17.87)
Residential and non- commercial real estate	37,202,000	37,194,000	8,000	0.02
Commercial real estate	36,300,000	30,108,000	6,192,000	20.57
Other	36,000	53,000	(17,000)	(32.43)
Commercial loans consist primarily of commercial lines of credit and operating loans usually secured by inventory and accounts receivable. The 2006 fluctuations were normal in nature and reflective of general market conditions.
Installment loans consist primarily of consumer auto loans. The 2006 decrease is a result of competitive forces like direct manufacturer financing.
Residential and non-commercial real estate loans consist primarily of loans that are directly secured by single and multi-family real estate.
Commercial real estate loans consist primarily of loans secured by real estate for commercial purposes such as retail, manufacturing, storage, and farmland. The 2006 increase is the result of continued expansion into Delaware County. Delaware County is an area that continues to see strong growth in residential and commercial real estate.
Other loans consisted of other unsecured loans such as deposit overdraft lines of credit.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
With certain exceptions, the Bank is permitted under applicable law to make loans to individual borrowers in aggregate amounts of up to 15% of the Bank’s total capital. As of December 31, 2006 and 2005, the legal lending limit for the Bank was approximately $2,043,000 and $1,905,000. The Bank would sell participations in its loans where necessary to stay within legal lending limits.
The following is a schedule of contractual maturities of fixed and variable rate loans, rounded to the nearest thousand, as of December 31, 2006.

	One	One
	Year	Through	After Five
(In thousands)	or Less	Five Years	Years	Total
Residential Real Estate
Fixed Rate	$1,429	$518	$1,535	$3,482
Variable Rate	7,817	1,381	24,522	33,720

Total Real Estate	9,246	1,899	26,057	37,202

Commercial Real Estate
Fixed Rate	—	951	577	1,528
Variable Rate	4,157	5,286	25,329	34,772

Total Real Estate	4,157	6,237	25,906	36,300

Commercial
Fixed Rate	371	2,185	15	2,571
Variable Rate	3,092	1,064	4,071	8,227

Total Commercial	3,463	3,249	4,086	10,798

Installment
Fixed Rate	552	13,833	773	15,158
Variable Rate	—	46	14	60

Total Installment	552	13,879	787	15,218

Other
Fixed Rate	—	—	—	—
Variable Rate	36	—	—	36

Total Other	36	—	—	36

Total All Loans	$17,454	$25,264	$56,836	$99,554

Fixed Rate	$2,352	$17,487	$2,900	$22,739
Variable	15,102	7,777	53,936	76,815
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
SECURITIES
In order to maintain appropriate assets to meet the Corporation’s liquidity needs, asset/liability management requirements, and as a general source of income, the Corporation purchases debt or fixed income securities. To aid in liquidity and risk management, all securities are classified as available for sale.
Total securities decreased $4,413,000, or 12.96%. The categories of securities at year-end 2006 were U.S. Treasury securities, U.S. government sponsored entities, mortgage-backed securities, state and municipal securities, and corporate bonds which represented 0.34%, 52.34%, 23.86%, 21.75%, and 1.71% of the total portfolio. The decrease in securities was used to generate liquidity to pay down FHLB advances and to maintain higher cash equivalents.
The following tables summarize the amounts and distribution of the Corporation’s securities and the weighted average yields as of December 31, 2006 and 2005.

	2006			2005
	Amortized	Fair	Average	Amortized	Fair	Average
	Cost	Value	Yield	Cost	Value	Yield
	(Dollars in thousands)
U.S. Treasury:
Over 1 year through 5 years	$100	$102	4.88%	$—	$—
Over 5 years through 10 years	—	—		101	103	4.88%

Total U.S. Treasury	100	102	4.88	101	103	4.88

U.S. Government Sponsored Entities:
Less than one year	5,201	5,168	3.93	2,070	2,055	3.05
Over 1 year through 5 years	9,432	9,298	4.36	13,605	13,364	4.01
Over 5 years through 10 years	1,048	1,045	5.67	1,722	1,687	5.24

Total U.S. Government Sponsored Entities	15,681	15,511	4.30	17,397	17,106	4.02

Corporate Debt Securities:
Less than one year	514	506	3.37	—	—
Over 1 year through 5 years	—	—		529	515	3.37

Total Corporate Securities	514	506	3.37	529	515	3.37

State and Municipal
Less than one year	568	568	3.18	634	632	2.76
Over 1 year through 5 years	2,430	2,385	3.10	2,249	2,220	3.20
Over 5 years through 10 years	1,841	1,880	4.11	2,455	2,483	3.97
Over 10 years	1,553	1,614	4.67	2,484	2,570	4.78

Total State and Municipal	6,392	6,447	3.78	7,822	7,905	3.91

Mortgage-Backed Securities	7,242	7,073	4.28	8,631	8,423	4.28

Total Securities	$29,929	$29,639	4.10%	$34,480	$34,052	4.05%

(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
The weighted average interest rates are based on coupon rates for securities purchased at par value and on effective interest rates considering amortization or accretion if the securities were purchased at a premium or discount. The weighted average yield on tax-exempt obligations has not been determined on a tax equivalent basis. All yields are based on amortized cost balances.
FUNDING
Deposits are the Corporation’s primary source of funds. The Corporation can obtain additional funds when needed through the overnight purchase of federal funds or obtaining advances from the Federal Home Loan Bank. At times, when the Corporation has more funds than it needs for adequate liquidity, it increases investment in securities, sells federal funds to other financial institutions or places funds in short-term certificates of deposit with other financial institutions. The distribution of the Corporation’s deposits and borrowings in terms of maturity and applicable interest rates is a primary determinant of the Corporation’s cost of funds. Most accounts are not subject to interest rate limitations and, therefore, tend to reflect current market rates of interest available to depositors at a given time. At December 31, 2006, the aggregate amount of interest-bearing deposits and interest bearing borrowings was 90.51% of the total source of funds. The Corporation does not have any foreign deposits, nor does it have any material concentration of deposits.
Total deposits increased $4,455,000, a 3.92% increase. For further information on deposit types and maturities of time deposits see Note 6 of the 2006 consolidated financial statements.
Other borrowings decreased $794,000 from year-end 2005 to 2006. These borrowings consist of FHLB advances and now charge a higher interest rate than the past few years. The Corporation used excess cash to retire some of these borrowings as they matured in 2006. For more information to these borrowings see Note 7 of the 2006 consolidated financial statements.
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
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006, which are scheduled to reprice or mature in each of the indicated time periods. Except as noted, the amount of assets and liabilities that reprice or mature during a particular period were calculated in relation to the actual contractual terms of the asset or liability. Because of this limitation, certain assets and liabilities depicted as maturing or repricing within a specific period may in fact mature or reprice at other times and at different volumes.
Interest Rate Sensitivity Gap as of December 31, 2006 (in thousands)

			One	Three	Over
	0-3	3-12	Through	Through	Five
	Months	Months	Three Years	Five Years	Years	Total
Assets
Loans (1)	$27,056	$22,610	$43,049	$3,991	$1,357	$98,063
Securities (2)	8,803	6,089	7,994	2,923	3,830	29,639
Interest-earning deposits	606	—	—	—	—	606
Federal funds sold	5,507	—	—	—	—	5,507

Rate sensitive assets (RSA)	41,972	28,699	51,043	6,914	5,187	133,815

Liabilities Interest-bearing demand	26,222	—	—	—	—	26,222
Savings	16,020	—	—	—	—	16,020
Time deposits	11,775	32,711	17,693	907	9	63,095
Other borrowings	2,158	4,540	5,407	1,509	—	13,614
Subordinated debentures	3,000	—	—	—	—	3,000

Rate sensitive liabilities (RSL)	59,175	37,251	23,100	2,416	9	121,951

Period gap (3)	$(17,203)	$(8,552)	$27,943	$4,498	$5,178	$11,864

Cumulative gap	$(17,203)	$(25,755)	$2,188	$6,686	$11,864

Percentage of RSA	(12.86)%	(19.25)%	1.64%	5.00%	8.87%

(1)	Loans are presented gross less loans on nonaccrual and do not include net deferred loan costs and the allowance for loan losses.

(2)	Securities are assumed to adjust based on their expected life. Maturities may be shortened due to early calls or faster prepayment speeds based on interest rates that existed at year-end.

(3)	Gap is defined as rate sensitive assets less rate sensitive liabilities and may be expressed in dollars or as a percentage.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
Another tool used for asset/liability management is interest rate shock simulation. These simulations attempt to measure the effect on the Corporation’s net interest income that a parallel change in interest rates could have. The simulation is dependent on a significant amount of data related to the Corporation’s interest-earning assets and interest-bearing liabilities portfolios and numerous assumptions. Since the assumptions used in this simulation are based on market projections and are continuously revised and updated, the results should not be relied upon as being indicative of actual results. Instead, the results are compared over a period of time and represent a general level of exposure of the Corporation to interest rate fluctuations. Below are the summary results of the potential change in net interest income as the result of a parallel change in interest rates up and down 100 and 200 basis points. Board approved asset/liability guidelines set a maximum percentage change of 7% and 10% for a 100 basis point and a 200 basis point shift in rates.

	Year-end		Year-end		Year-end
	2006		2005		2004
	Projections	% Change	Projections	% Change	Projections	% Change
1-year Net Interest Income
+200 Basis points	$4,157,000	(7.2)%	$4,454,000	(6.6)%	$4,559,000	(5.7)%
+100 Basis points	4,320,000	(3.6)	4,612,000	(3.3)	4,701,000	(2.8)
Base case	4,481,000	0.0	4,769,000	0.0	4,836,000	0.0
-100 Basis points	4,589,000	2.4	4,862,000	2.0	4,917,000	1.7
-200 Basis points	4,651,000	3.8	4,910,000	2.9	4,922,000	1.8
CAPITAL RESOURCES
Shareholders’ equity totaled $11,272,000 on December 31, 2005 compared to $11,177,000 on December 31, 2006. At December 31, 2005 and December 31, 2006, the ratio of shareholders’ equity to assets was 7.85% and 7.60%.
Under “Prompt Corrective Action” regulations that impact the Bank, the FDIC has defined five categories of capitalization (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically under capitalized). The Bank meets the “well capitalized” definition which requires a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6%, and a leverage ratio of at least 5%. For further discussion of capital ratios, capital resources, and events that could affect the Company’s ability to pay dividends, see Note 14 of the 2006 consolidated financial statements and further in this discussion under the heading Market for Common Equity and Related Shareholder Matters.
LIQUIDITY
Liquidity management focuses on the Corporation’s ability to have funds available to meet the loan and depository transaction needs of its customers and the Corporation’s other financial commitments. Cash and cash equivalent assets totaled $6,692,000 at year-end 2005 and $9,473,000 at year-end 2006. These assets provide the primary source of funds for loan demand and deposit balance fluctuations. Additional sources of liquidity are securities classified as available for sale, access to Federal Home Loan Bank advances, agreements with correspondent banks for buying and selling Federal Funds, and accepting time deposits from out-of-market investors. The fair value of securities classified as available for sale was $34,052,000 and $29,639,000 as of December 31, 2005 and December 31, 2006. For a detailed analysis of Corporation’s sources and uses of cash, refer to the 2006 Consolidated Statements of Cash Flows.
(Continued)

OHIO STATE BANCSHARES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
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
MANAGEMENT'S DISCUSSION AND ANALYSIS
Annual Report 2006
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
The common stock of the Corporation trades infrequently and is not traded on any established securities market. Parties interested in buying or selling the Corporation’s stock are generally referred to Community Banc Investments, New Concord, Ohio (CBI) 1-800-224-1013.
For 2006 and 2005, bid and ask quotations were obtained from CBI, which handles a limited amount of the Corporation’s stock transactions. The quotations are inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

	Low Bid	High Bid	Low Ask	High Ask
2006

1st Qtr.	$90.00	$90.00	$93.00	$93.00
2nd Qtr.	90.00	92.00	93.00	95.00
3rd Qtr.	92.00	92.00	95.00	95.00
4th Qtr.	92.00	92.00	95.00	95.00

2005

1st Qtr.	$84.00	$84.00	$87.00	$87.00
2nd Qtr.	84.00	88.00	87.00	91.00
3rd Qtr.	88.00	88.00	91.00	91.00
4th Qtr.	88.00	90.00	91.00	93.00
Management does not have knowledge of the prices paid in all transactions and has not verified the accuracy of those prices that have been reported. Because of the lack of an established market for the Corporation’s stock, these prices may not reflect the prices at which the stock would trade in an active market.
The Corporation has 500,000 authorized and 183,939 outstanding shares of common stock held by approximately 514 shareholders as of December 31, 2006. The Corporation paid cash dividends of $0.40 per share in June and December of 2006 and 2005, resulting in a total amount of $0.80 per share in 2006 and 2005.
On January 11, 2007, the Corporation announced that it will soon issue a proxy statement seeking shareholder approval to allow a series of stock splits that will effectively reduce the Corporation’s outstanding shareholders of record to below 300. The purpose of this is to complete a “going private” transaction and remove the Corporation from many regulatory requirements under the Securities Exchange Acts and the Securities and Exchange Commission (the “SEC”). Once complete, a copy of this proxy statement will be filed with the SEC and a copy will be sent to all shareholders.

OHIO STATE BANCSHARES, INC.
BOARD OF DIRECTORS
Annual Report 2006
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
Annual Report 2006
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
Gary E. Pendleton, President and Chief Executive Officer
Steven M. Strine, Senior Vice President and Chief Lending Officer
Todd M. Wanner, Senior Vice President and Chief Financial Officer
TRANSFER AGENT, REGISTRAR & DIVIDEND DISBURSING AGENT
The Ohio State Bank
111 South Main Street
Marion, Ohio 43302
(740) 387-2265
ANNUAL MEETING
The annual shareholders’ meeting will be held in June or July of 2007 in the main office of The Ohio State Bank, 111 South Main Street, Marion, Ohio. More information about the annual meeting will be mailed to shareholders when an exact date is known.
FORM 10-KSB
A copy of Ohio State Bancshares, Inc.’s 2006 annual report on Form 10-KSB filed with the Securities and Exchange Commission is available upon written request to shareholders without charge. To obtain a copy, direct your written request to Todd M. Wanner, 111 South Main Street, Marion, Ohio 43302.